The registrant is submitting this draft offering statement for non-public review pursuant to Rule 252(d) of Regulation A under the Securities Act of 1933, as amended.

As submitted to the Securities and Exchange Commission on June 15 , 2018 (Amendment No. 1)

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-A

REGULATION A OFFERING CIRCULAR

UNDER THE SECURITIES ACT OF 1933

MASTERWORKS 001, LLC

(Exact name of issuer as specified in its charter)

Delaware

(State of other jurisdiction of incorporation or organization)

Spring Place

6 St. Johns Lane

7th Floor

New York, New York 10013

Phone: (203) 518-5172

(Address, including zip code, and telephone number,

including area code of issuer’s principal executive office)

Joshua B. Goldstein

General Counsel and Secretary

Masterworks Administrative Services, LLC

Spring Place

6 St. John Lane

7th Floor

New York, New York 10013

Phone: (203) 518-5172

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copy to:

Laura Anthony, Esq.

Craig D. Linder, Esq.

Legal & Compliance, LLC

330 Clematis Street, Suite 217

West Palm Beach, FL 33401

Phone: (561) 514-0936

Fax: (561) 514-0832

7380	82-5165851
(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this preliminary offering circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Securities and Exchange Commission is qualified. This preliminary offering circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a final offering circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the offering circular may be obtained.

MASTERWORKS 001, LLC

Preliminary Offering Circular

June 15 , 2018

Subject to Completion

99,825 Class A shares

Representing Class A Limited Liability Company Interests

$1,996,500 Maximum Offering Amount

MASTERWORKS 001, LLC, a Delaware limited liability company, is offering up to 99,825 of its Class A shares initially representing Class A limited liability company interests, for an aggregate purchase price of $1,996,500, in a “Tier 2” offering under Regulation A. The offering price will be $20.00 per Class A share. There is no minimum number of Class A shares that needs to be sold as a condition of closing of this offering. Subscriptions, once received, are irrevocable by investors but can be rejected by us.

We expect the offering will close 180 days from commencement of the offering or such earlier date on which all the Class A shares are sold, though we may elect to close in advance of such date or extend the offering beyond such date, in our discretion. The offering will commence on the date the offering is qualified by the Securities and Exchange Commission (“SEC”).

Our affiliate Masterworks.io, LLC owns an online investment platform located at https://www.masterworks.io/ (the “Masterworks Platform”) that allows investors to acquire ownership of an interest in special purpose companies that invest in distinct artworks. The Masterworks Platform is operated by the principals of Masterworks (including Masterworks Administrative Services, LLC). Through the Masterworks Platform, investors can, once they establish an account, browse and screen artwork investments, view details of an investment and sign legal documents online. The offering will be conducted through the Masterworks Platform. For additional information regarding the Masterworks Platform, please see page 64.

No public market currently exists for the Class A shares. We intend to list the Class A shares for trading on a trading platform, subject to compliance with applicable laws.

No sales of Class A shares will be made prior to the qualification of the offering statement by the SEC in the United States. All Class A shares will be initially offered in all jurisdictions at the same price that is set forth in this offering circular.

Class A shares Offered by Us	Number of Class A shares	Price to Public	Underwriting Discounts and Commissions (1)	Proceeds, Before Expenses, to Us (2)
Per Class A share:		$20.00	$0.00	$20.00
Total (3)	99,825	$1,996,500	$0.00	$1,996,500

(1)	We have not engaged a registered broker-dealer and a member of the Financial Industry Regulatory Authority (“FINRA”) as an underwriter to offer the Class A shares to prospective investors. See the section entitled “Plan of Distribution” beginning on page 30 of this offering circular for additional information.

(2)	This amount does not include estimated offering expenses of approximately $200,000, all of which will be paid by our sponsor, Masterworks, as such term is defined below, rather than from the net proceeds of the offering.

(3)	Assumes that the maximum aggregate offering amount of $1,996,500 is received by us.

We will offer the Class A shares on a best efforts basis primarily through the online Masterworks Platform. No entity involved in the offer and sale of the Class A shares being offered hereby is a member firm of FINRA, and no person associated with us will be deemed to be a broker solely by reason of his or her participation in the sale of the Class A shares.

We retain complete discretion to determine that subscribers are “qualified purchasers” in reliance on the information and representations provided to us regarding their financial situation. Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

An investment in the Class A shares is subject to certain risks and should be made only by persons or entities able to bear the risk of and to withstand the total loss of their investment. Prospective investors should carefully consider and review the information under the heading “Risk Factors” beginning on page 15.

The SEC does not pass upon the merits of or give its approval to any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering circular or other solicitation materials. These securities are offered pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”); however, the SEC has not made an independent determination that the securities offered are exempt from registration.

We expect that our operations will not cause us to meet the definition of an “investment company” under the Investment Company Act of 1940, as amended (the “1940 Act”), because (1) at all times our sole assets will consist only of cash and a single work of art referred to herein as the “Painting”, neither of which is deemed to be a “security” for purposes of the 1940 Act, and (2) at all times we will not be engaged primarily in owning, holding, investing or trading in “securities” (as such term is used for purposes of the 1940 Act).

Our principal office is located at Spring Place, 6 St. Johns Lane, 7th Floor, New York, New York 10013 and our phone number is (203) 518-5172. Our corporate website address is the website address of Masterworks.io, located at www.masterworks.io. Information contained on, or accessible through, the website is not a part of, and is not incorporated by reference into, this offering circular.

This offering circular is following the offering circular format described in Part II of Form 1-A.

The date of this offering circular is June 15 , 2018.

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this offering circular prepared by us or to which we have referred you. We do not take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This offering circular is an offer to sell only the Class A shares offered hereby but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this offering circular is current only as of its date, regardless of the time of delivery of this offering circular or any sale of Class A shares.

For investors outside the United States: We have not done anything that would permit this offering or possession or distribution of this offering circular in any jurisdiction where action for that purpose is required, other than the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this offering circular.

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THIRD PARTY DATA

Certain data included in this offering circular is derived from information provided by third-parties that we believe to be reliable. Information about Andy Warhol and the Painting, as defined below, is derived from Biography.com, which is owned by A&E Television Networks, LLC, Philips Auctioneers LLC, auction notes for the 20th Century & Contemporary Art Evening Sale held on November 16, 2017 and other publicly available sources. The discussions contained in this offering circular relating to Andy Warhol, the Painting and the art industry are taken from third-party sources that the Company believes to be reliable and the Company believes that the information from such sources contained herein regarding Andy Warhol, the Painting and the art industry is reasonable, and that the factual information therein is fair and accurate. Certain data is also based on our good faith estimates, which are derived from management’s knowledge of the industry and independent sources. Industry publications, surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but there can be no assurance as to the accuracy or completeness of included information. We have not independently verified such third-party information, nor have we ascertained the underlying economic assumptions relied upon therein. The statistical data relating to the art market is difficult to obtain, may be incomplete, out-of-date, or inconsistent and you should not place undue reliance on any statistical or general information related to the art market included in this offering circular. The art market data used in this offering circular involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such data. While we are not aware of any material misstatements regarding any market, industry or similar data presented herein, such data was derived from third party sources and reliance on such data involves risks and uncertainties.

TRADEMARKS AND COPYRIGHTS

We own or have applied for rights to trademarks or trade names that we use in connection with the operation of our business, including our corporate names, logos and website names. In addition, we own or have the rights to copyrights, trade secrets and other proprietary rights that protect our business. We do not own the copyright to the Painting, as such term is defined below. All copyrights associated with the Painting are held by the Andy Warhol Foundation for the Visual Arts and any representation to the contrary is inaccurate. This offering circular may also contain trademarks, service marks and trade names of other companies, which are the property of their respective owners. Our use or display of third parties’ trademarks, service marks, trade names or products in this offering circular is not intended to, and should not be read to, imply a relationship with or endorsement or sponsorship of us. Solely for convenience, some of the copyrights, trade names and trademarks referred to in this offering circular are listed without their ©, ® and ™ symbols, but we will assert, to the fullest extent under applicable law, our rights to our copyrights, trade names and trademarks. All other trademarks are the property of their respective owners.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This offering circular contains certain forward-looking statements that are subject to various risks and uncertainties. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “plan,” “intend,” “expect,” “outlook,” “seek,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” or other similar words or expressions. Forward-looking statements are based on certain assumptions, discuss future expectations, describe future plans and strategies, or state other forward-looking information. Our ability to predict future events, actions, plans or strategies is inherently uncertain. Although we believe that the expectations reflected in our forward-looking statements are based on reasonable assumptions, actual outcomes could differ materially from those set forth or anticipated in our forward-looking statements. Factors that could cause our forward-looking statements to differ from actual outcomes include, but are not limited to, those described under the heading “Risk Factors.” Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our views as of the date of this offering circular. Furthermore, except as required by law, we are under no duty to, and do not intend to, update any of our forward-looking statements after the date of this offering circular, whether as a result of new information, future events or otherwise.

STATE LAW EXEMPTION AND PURCHASE RESTRICTIONS

Our Class A shares are being offered and sold only to “qualified purchasers” (as defined in Regulation A under the Securities Act). As a Tier 2 offering pursuant to Regulation A under the Securities Act, this offering is exempt from state law “Blue Sky” review, subject to meeting certain state filing requirements and complying with certain anti-fraud provisions, to the extent that our Class A shares offered hereby are offered and sold only to “qualified purchasers” or at a time when our Class A shares are listed on a national securities exchange. “Qualified purchasers” include: (i) “accredited investors” under Rule 501(a) of Regulation D and (ii) all other investors so long as their investment in our Class A shares does not represent more than 10% of the greater of their annual income or net worth (for natural persons), or 10% of the greater of annual revenue or net assets at fiscal year-end (for non-natural persons). Accordingly, we reserve the right to reject any investor’s subscription in whole or in part for any reason, including if we determine in our sole and absolute discretion that such investor is not a “qualified purchaser” for purposes of Regulation A.

To determine whether a potential investor is an “accredited investor” for purposes of satisfying one of the tests in the “qualified purchaser” definition, the investor must be a natural person who has:

1.	an individual’s net worth, or joint net worth with the person’s spouse, that exceeds $1,000,000 at the time of the purchase, excluding the value of the primary residence of such person; or

2.	earned income exceeding $200,000 in each of the two most recent years or joint income with a spouse exceeding $300,000 for those years and a reasonable expectation of the same income level in the current year.

If the investor is not a natural person, different standards apply. See Rule 501 of Regulation D for more details.

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For purposes of determining whether a potential investor is a “qualified purchaser,” annual income and net worth should be calculated as provided in the “accredited investor” definition under Rule 501 of Regulation D. In particular, net worth in all cases should be calculated excluding the value of an investor’s home, home furnishings and automobiles.

QUESTIONS AND ANSWERS ABOUT THIS OFFERING

The following questions and answers about this offering highlight material information regarding us and this offering that is not otherwise addressed in the “Offering Summary” section of this offering circular. You should read this entire offering circular, including the section entitled “Risk Factors,” before deciding to purchase the Class A shares.

Q:	What is Masterworks?

A:	“Masterworks” refers to a group of companies that sponsored this offering and will provide administrative and other services to our C ompany. Masterworks intends to sponsor similar offerings and Masterworks owns the Masterworks Platform located at https://www.masterworks.io/, which is an online investment platform for investments in entities holding a specific work of art or collection of artwork. The Masterworks Platform is operated by the principals of Masterworks (including Masterworks Administrative Services, LLC). The Masterworks Platform gives investors the ability to:

●	browse art investment offerings;
●	transact entirely online, including digital legal documentation, funds transfer, and ownership recordation; and
●	manage and track investments easily through an online portfolio.

Q:	What is our relationship with Masterworks?

A:	We have multiple relationships with Masterworks. Notably, Masterworks:

●	sponsored and funded our organization and this offering;
●	owns the Painting that will be sold to us at closing;
●	will manage and administer our operations;
●

will determine which securities trading platform or platforms will trade the Class A shares and may seek regulatory licenses to operate its own proprietary trading platform to trade the Class A shares; and

●

plans to own 24,956 Class B shares representing a 20% profits interest in our C ompany and will own Class A shares if and to the extent the offering is not fully subscribed upon closing of the offering.

Q.	What will Masterworks own or receive in connection with these relationships?

A.

Masterworks plans to own 24,956 Class B shares, representing a 20% “profits interest” in our fully diluted equity. The Class B shares retained by Masterworks will entitle Masterworks to 20% of the profit on sale of the Painting or the ability to convert such shares into Class A shares with a value at the time of conversion equal to 20% of the increase in value of our issued and outstanding Class A and Class B shares . Masterworks will also be entitled to receive fees and expense reimbursement for administration of our operations, which will be paid in cash at a rate of $36,300 per annum for the first five years following the closing of this offering and in the form of Class A shares at a rate of 2% of the total Class A shares outstanding per annum following the five-year anniversary of the closing of the offering. Masterworks will also receive any Class A shares offered by this offering circular that are not sold in the offering, if any, as partial consideration for the Painting. Masterworks may also receive reasonable and customary trading fees and commissions from the trading of the Class A shares, subject to applicable laws, rules and regulations.

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Q.	What costs and expenses will be paid by Masterworks and what costs and expenses will be paid or reimbursed by us?

A.	Masterworks will pay all costs of our organization and this offering and all ordinary and necessary administrative expenses. Masterworks will be entitled to receive $36,300 per annum in cash for the first five years following the closing of this offering and thereafter Class A shares at a rate of 2% of the total Class A shares outstanding (excluding Class A shares beneficially owned by Masterworks) per annum following the five-year anniversary of the closing of the offering in exchange for these services and these payments for ordinary and necessary administrative expenses. In addition, we remain responsible for and shall reimburse Masterworks only for:

●	Payments associated with litigation, judicial proceedings or arbitration;
●	Costs associated with any material or extraordinary transactions, such a merger, third-party tender offer or other similar transaction; and
●	Costs associated with a sale of the Painting.

Q.	Can we issue more shares or engage in other business activities without consent of Class A shareholders?

A.

Unless we obtain the consent of the holders of a majority of the Class A shares, excluding any Class A shares beneficially owned by Masterworks, we cannot issue additional Class A shares or Class B shares following the completion of the offering, except Class A shares issuable to Masterworks for administrative services after the five-year anniversary of the closing of this offering and pursuant to the conversion of the Class B shares, and we cannot acquire additional material assets, incur debt for borrowed money or engage in business activities that are unrelated to the ownership, maintenance, promotion and sale of the Painting.

Q.	How is an investment in the Class A shares different from investing in other art investment opportunities offered on the Masterworks Platform?

A.	If this offering is successful, Masterworks intends to sponsor other offerings through a similar offering process and structure. Each such offering will represent an investment opportunity in a company holding or planning to hold a unique artwork and will therefore have different investment characteristics from every other offering. We believe that the long-term value of each company will heavily depend on the relative popularity and market value of the particular genre, artist and specific work owned by such company.

Q.	Who might benefit from an investment in the Class A shares?

A.	An investment in the Class A shares may be appropriate for you if you seek to diversify your personal portfolio with an investment in a company that holds a single piece of art focused on long-term capital appreciation and if you are able to hold your investment for an extended time period. On the other hand, we caution persons who require current yield, near-term liquidity or guaranteed income, or who seek a short-term investment, that an investment in the Class A shares will not be suitable.

Q.	What risks are involved in buying the Class A shares?

A.	Investing in the Class A shares is speculative and involves a high degree of risk. You should purchase these securities only if you can afford to hold your investment for an extended period of time. See “Risk Factors” for a description of the risks relating to this offering and an investment in the Class A shares.

Q.	Who can buy Class A shares?

A.	Generally, the offering is open to everyone, though there are limits on how much you can invest.

● “accredited investors” as defined under Rule 501(a) of Regulation D; and

● all other investors can invest up to 10% of the greater of their annual income or net worth (for natural persons), or 10% of the greater of annual revenue or net assets at fiscal year-end (for non-natural persons).

Net worth in all cases should be calculated excluding the value of an investor’s home, home furnishings and automobiles. We reserve the right to reject any investor’s subscription in whole or in part for any reason.

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Q.	How do I buy Class A shares?

A.	You may purchase Class A shares in this offering by creating a new account, or logging into your existing account, at the Masterworks Platform. You will need to fill out a subscription agreement on the Masterworks Platform like the one attached to this offering circular as Exhibit 4.1 for a certain investment amount and pay for the Class A shares at the time you subscribe.

Q.	Is there any minimum investment required?

A.	Yes. You must initially purchase at least 5 Class A shares in this offering, or $100 , and we will not waive the minimum purchase requirement.

Q.	Is there any maximum investment restriction?

A.

Yes. You may only purchase up to 5,000 Class A shares in this offering, or $100,000 based on the current per Class A share price; however, we can waive the maximum purchase restriction on a case-by-case basis in our sole discretion. We wish to have flexibility to waive the maximum investment amount based on the demand for and supply of the Class A shares. For example, the Company wishes to have the flexibility to waive the maximum investment amount if there is sufficient demand among fewer investors for the Class A shares. In addition, our operating agreement will restrict ownership by any individual Class A shareholder, together with such Class A shareholder’s affiliates, to a maximum of 19.99% of the total Class A shares issued and outstanding; however, this 19.99% limitation does not apply to any of the Masterworks entities.

Q.	Is there any minimum initial offering amount required to be sold?

A.	No. There is no minimum initial offering amount required to be sold.

Q.	What will we do with the proceeds from this offering?

A.	We expect to receive gross proceeds from this offering of up to $1,996,500. We will use $181,500 of the proceeds from this offering to pre-fund ordinary and necessary administrative fees and expense reimbursements to Masterworks for the first five-year period following the closing of the offering and the remainder will be paid to Masterworks together with any remaining unsold Class A shares, if any, for us to acquire the Painting from Masterworks.

Q.	Can we or Masterworks sell the Painting at any time or in any manner?

A.

No. We can sell the Painting without Class A shareholder approval in certain limited circumstances that are described in our operating agreement and any such sale must occur at a public auction. Any other sale transaction will require the approval of the holders of our Class A shares.

Q.	What happens upon a sale of the Painting?

A.	Following a sale of the Painting, we will pay or reimburse Masterworks for any expenses for which we are responsible, including applicable third-party sales commissions, income taxes and other transactional expenses. Following the payment of all of such taxes and expenses, our C ompany will be liquidated, and the remaining net proceeds will be distributed to the then holders of record of the Class A shares. As further discussed below, our intention is to own the Painting for an extended and indefinite period, although we may sell the Painting at any time due to certain circumstances.

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Q.	How long will this offering last?

A.	We currently expect that this offering will remain open for investors for 180 days, unless all Class A shares are subscribed for at an earlier time. Also, we reserve the right to extend or terminate this offering for any reason at any time.

Q.	Will we file additional information with the SEC?

A.	Yes, we will file certain information with the SEC, including:

●	an annual report;
●	a semi-annual report;
●	supplements to the offering circular, if we have material information to disclose to you; and
●	other reports that we may file or furnish to the SEC from time to time

All such information will be available on the SEC’s website at www.sec.gov and on the Masterworks Platform located at https://www.masterworks.io/.

Q.	Who can help answer my questions about the offering?

A.	If you have more questions about the offering, or if you would like additional copies of this offering circular, you should contact us by email at Investors@masterworks.io or by mail at:

Masterworks 001, LLC

c/o Masterworks Administrative Services, LLC

Spring Place

6 St. Johns Lane

7th Floor

New York, New York 10013

Attn: Investor Relations

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SUMMARY

This summary highlights selected information contained elsewhere in this offering circular. This summary does not contain all of the information you should consider before investing in the Class A shares. You should read this entire offering circular carefully, especially the risks of investing in the Class A shares discussed under “Risk Factors,” before making an investment decision. In this offering circular, unless the context indicates otherwise, the terms “we,” “our,” “ours,” “us,” “Masterworks 001” or the “Company,” refer to Masterworks 001, LLC, a Delaware limited liability company, and its wholly owned subsidiary, Masterworks 001 Cayman, LLC, a Cayman Islands limited liability company, which has not yet been formed but is planned to be formed prior to the completion of this offering. For purposes of this offering circular, the term “Masterworks” refers to Masterworks.io, LLC, and/or any of its wholly owned subsidiaries, which include Masterworks Administrative Services, LLC, referred to herein as the “Manager,” Masterworks Gallery, LLC and also includes Masterworks Brokerage, LLC, which is an affiliate but not a subsidiary, but does not include Masterworks 001, LLC, which are all Delaware limited liability companies. For purposes of this offering circular, the term “Painting” refers to that certain painting by Andy Warhol, titled 1 Colored Marilyn (Reversal Series), 1979, Oil and silkscreen inks on canvas. Unless otherwise clear from the context, references throughout this offering circular to the “our operating agreement” refers to the Masterworks 001, LLC’s amended and restated operating agreement to be effective upon the closing of this offering and the form of which is filed herewith as Exhibit 2.3. The discussions contained in this offering circular relating to Andy Warhol, the Painting and the art industry are taken from third-party sources that the Company believes to be reliable and the Company believes that the information from such sources contained herein regarding Andy Warhol, the Painting and the art industry is reasonable, and that the factual information therein is fair and accurate.

Overview

We were formed as a Delaware limited liability company on March 28, 2018 to acquire the Painting. The Manager will manage all maintenance and administrative services relating to the Painting and the Company. We will not conduct any business activities except for activities relating to the ownership, maintenance, promotion and the eventual sale of the Painting. Our strategy will be to display and promote the Painting in a manner designed to enhance its provenance and increase its exposure and its value.

The Painting was purchased at a public auction held by Philips Auctioneers LLC, on November 16, 2017, for $1,815,000 by an agent acting on behalf of Masterworks. We are offering up to 99,825 Class A shares for aggregate consideration of up to $1,996,500. We will use $181,500 of the proceeds from this offering to pre-fund ordinary and necessary administrative fees and expense reimbursements to Masterworks for the first five-year period following the closing of the offering and the remainder will be paid to Masterworks together with any remaining unsold Class A shares, if any , for us to acquire the Painting from Masterworks . We do not expect to generate any revenues or cash flow unless and until we sell the Painting and no profits will be realized by investors unless they are able to sell their Class A shares on a trading platform approved by us paid for them or the Painting is sold. We will be totally reliant on Masterworks to maintain the Painting and administer our business.

The Artist

The following description of Andy Warhol is derived from Biography.com, which is owned by A&E Television Networks, LLC. The discussions contained in this offering circular relating to Andy Warhol, the Painting and the art industry are taken from third-party sources that the Company believes to be reliable and the Company believes that the information from such sources contained herein regarding Andy Warhol, the Painting and the art industry is reasonable, and that the factual information therein is fair and accurate.

Born on August 6, 1928, in Pittsburgh, Pennsylvania, Andy Warhol was a successful magazine and ad illustrator who became a leading artist of the 1960s Pop art movement. Warhol ventured into a wide variety of art forms, including performance art, filmmaking, video installations and writing, and we believe he controversially blurred the lines between fine art and mainstream aesthetics. Warhol died on February 22, 1987, in New York City.

In the late 1950s, Warhol began devoting more attention to painting, and in 1961, he debuted the concept of “pop art” — paintings that focused on mass-produced commercial goods. In 1962, he exhibited the now-iconic paintings of Campbell’s soup cans. These small canvas works of everyday consumer products created a major stir in the art world, bringing both Warhol and pop art into the national spotlight for the first time. Warhol’s other famous pop paintings depicted Coca-Cola bottles, vacuum cleaners and hamburgers. He also painted celebrity portraits in vivid and garish colors; his most famous subjects include Marilyn Monroe, Elizabeth Taylor, Mick Jagger and Mao Zedong. As these portraits gained fame and notoriety, Warhol began to receive hundreds of commissions for portraits from socialites and celebrities. His portrait “Eight Elvises” sold for $104.5 million in 2008, making it one of the most valuable paintings in world history.

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In 1964, Warhol opened his own art studio, a large silver-painted warehouse known simply as “The Factory.” The Factory quickly became, one of New York City’s premier cultural hotspots, a scene of lavish parties attended by the city’s wealthiest socialites and celebrities. Warhol’s life and work simultaneously satirized and celebrated materiality and celebrity. On the one hand, his paintings of distorted brand images and celebrity faces could be read as a critique of what he viewed as a culture obsessed with money and celebrity. On the other hand, Warhol’s focus on consumer goods and pop-culture icons, as well as his own taste for money and fame, suggest a life in celebration of the very aspects of American culture that his work criticized. Warhol spoke to this apparent contradiction between his life and work in his book The Philosophy of Andy Warhol, writing that “making money is art and working is art, and good business is the best art.”

The Painting

The following description of the Painting is derived from Philips Auctioneers LLC, auction notes for the 20th Century & Contemporary Art Evening Sale held on November 16, 2017.

Executed in 1979, the Painting stands as an eloquent distillation of Warhol’s Reversals, a radical and innovative series the artist conceived that same year and continued to pursue through 1986. Here, the iconic features of Marilyn Monroe are expressed in negative, with gestural swirls of turquoise, hot pink and cadmium red, coalescing under the inky depths of a strong black screen with palpable intensity. The Reversals series was conceived on the suggestion of Warhol’s dealer Bruno Bischofberger, and was envisaged as a revisiting of some of the most iconic images from his illustrious career. The Reversals were silkscreens that verso of silkscreens used on prior iconic paintings, and therefore have similar imagery but at a much lower price point than the previous original paintings. In the Painting, Warhol creates the ultimate self-reflexive gesture—an homage to himself and his first Marilyns—and in doing so, cements his place as one of the forefathers of post-modernity. Doug S. Cramer acquired the Painting in 1984 and it had been held in his collection until its sale at a Phillips auction in November 2017 to Masterworks’ agent.

The Art Market

The global art market is influenced by the overall strength and stability of the global economy, geopolitical conditions, capital markets and world events, all of which may affect the willingness of potential buyers and sellers to purchase and sell art.

According to the 2018 Art Basel Report, global art sales in 2017 were estimated at $63.7 billion, an increase of 12% from 2016. According to the same report, postwar and contemporary art, which represents works created from 1945 through the present day, is the largest category in terms of total dollar value of transactions, representing 52% of all global auction sales in 2016. The market for high end art is highly concentrated, both in terms of buyers and top-selling artists. According to Artnet, only 25 artists were responsible for 46% of all postwar and contemporary art auction sales during the first six months of 2017.

The art market is comprised of the public auction market and the private and gallery sales market. The private and gallery sales market is characterized by its opacity, domination by a small network of industry insiders and sales through consignments. By contrast, the public auction market is relatively transparent and sells work at specific pre-announced dates. According to the Art Basel Report, the relative size of the private and gallery market as compared to the auction market tends to shift based on overall optimism in the market which tends to favor auction sales. For example, in 2017, auction sales accounted for 53% of total sales by dollar volume, as compared to approximately 43% in 2016. According to Artnet, the auction market has grown considerably since 2000, with pre-sale estimates increasing by approximately 400% from May of 2000 to May of 2018. Of this growth, only approximately 25% is attributed to an increased number of works offered, while the remainder is attributed to price inflation. The average pre-sale estimate for works sold in May of 2000 was approximately $600,000 as compared to $1.7 million in May of 2018.

Pop Art is an art movement that emerged in Britain and the United States during the mid- to late-1950s. Andy Warhol is among the most widely known and best-selling American Pop artists. The movement includes imagery from popular and mass culture, such as advertising, cinema and mundane cultural objects. One of its aims is to use images of popular culture in art, emphasizing the banal or kitschy elements of any culture, most often through the use of irony. It is also associated with the artists’ use of mechanical means of reproduction or rendering techniques. In Pop Art, material is sometimes visually removed from its known context, isolated, or combined with unrelated material.

We believe that Warhol was prolific by any measure. The Andy Warhol Catalogue Raisonné, the definitive record of the artist’s paintings, sculptures and drawings, covers some 15,000 works produced by Warhol between 1948 and 1987. According to Artnet, Andy Warhol auction sales were $369 million in 2013, $569 million in 2014, $526 million in 2015 and $163 million in 2016. According to Artnet, aggregate pre-sale auction estimates for Warhol works offered at May auctions by the leading auction houses over the eighteen year period from 2000 through 2017 were $2.1 billion, second only to Pablo Picasso at $2.5 billion and significantly above Claude Monet in third place at $1.3 billion. According to auction data published by Artnet, Warhol was ranked the highest grossing artist in 2014 worldwide across catergoeis, the second highest grossing artist in 2015 and the eighth highest grossing artist in 2016. Also according to Artnet, the highest auction sale price paid for an Andy Warhol painting in 2017 was $60.8 million and the highest ever was $104.5 million in November 2013.

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According to a report published by Artnet in 2017, Andy Warhol is the second highest selling artist, with $4.9 billion of total sales over the 17-year period prior to publication of the report, behind only Pablo Picasso whose works sold for more than $6.2 billion over the same period. Ownership of Andy Warhol’s work is highly concentrated. The Andy Warhol Museum claims to hold approximately 900 Warhol paintings and a variety of other works and the Mugrabi family owns the largest private collection of Andy Warhol paintings, which according to an October 2017 Artnet article includes more than 1,000 Andy Warhol works.

Administrative Services

There are various services required to administer our business and maintain the Painting. Pursuant to an administrative services agreement between us and Masterworks to be entered into prior to the completion of the offering, the Manager will manage all administrative services relating to our business and custodial services relating to the maintenance of the Painting. For the first five-year period following the closing of the offering, the Manager will pay ordinary and necessary costs and expenses associated with the administration of our business and maintenance of the Painting for cash consideration of $36,300 per annum. After such five-year period the Manager will continue to fund such ordinary and necessary costs and expenses in exchange for the issuance of Class A shares to the Manager at a rate of 2% of the total Class A shares outstanding per annum. The 2% payment consisting of fees and routine reimbursements to Masterworks will be paid on a quarterly basis in arrears and there is no overall limit to the number of shares that may be issued to pay this fee. Any extraordinary or non-routine costs, payments and expenses, if any, will be paid for by the Manager, but such extraordinary or non-routine costs and payments will be reimbursed upon the sale of the Painting or a sale of our C ompany, as applicable.

Trading of and Market for the Class A shares

We intend to list the Class A shares for trading on one or more trading platforms that are approved by us and that are registered with the SEC or exempt from registration. Masterworks may apply to become a registered broker dealer and a member of FINRA and operate an online trading platform and receive transaction-based compensation from trading the Class A shares. Masterworks has not yet decided if they wish to pursue this strategy and the development of the online trading program for Masterworks Brokerage, LLC has not yet commenced. If Masterworks pursues this strategy, obtaining necessary approvals and development of a trading platform for Masterworks Brokerage, LLC are expected to take between six and twelve months following the consummation of the offering. Masterworks is also seeking to list the Class A shares on a trading platform owned and operated by an unaffiliated third party, though no such arrangement currently exists. When and if Masterworks Brokerage, LLC is able to operate a proprietary trading platform or develops a relationship with a third-party to establish secondary market trading of the Class A shares, it will inform holders of its Class A shares by means of an amendment to this offering statement. There is currently no trading market for the Class A shares and no assurance can be provided that we can be successful in listing the Class A shares on any trading platform, that a trading market for the Class A shares will develop or that any such market will provide you with adequate liquidity to sell your Class A shares. Any secondary trading of the Class A shares among investors may be restricted to comply with applicable state and foreign securities laws.

Selling the Painting

Our intention is to own the Painting for an extended and indefinite period, although we may sell the Painting at any time due to certain circumstances. The Manager will have the ability, in its sole and absolute discretion, to sell the Painting at a public auction and liquidate our C ompany if:

○	we become subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”),
○	we settle or receive an adverse judgement in any material litigation, judicial proceeding or arbitration,
○	an active trading market fails to develop within twelve (12) months of the closing of the offering, or thereafter such trading market ceases to exist or, the Manager determines that such market ceases to have sufficient transaction volume to permit reasonable trading in the Class A shares, or
○	the Manager notifies us of its intent to withdraw.

In addition, if any person makes a Bona Fide Offer (as defined in our operating agreement ) to purchase the Painting at any point in time, the Manager will submit such offer to a vote of the then holders of our Class A shares and if holders of a majority of the Class A shares, excluding Class A shares beneficially owned by Masterworks vote in favor of accepting such Bona Fide Offer, we will accept the Bona Fide Offer and sell the Painting.

Further, if at any time we or Masterworks decide to sell the Painting in a private sale transaction (i.e., non-auction sale), we must submit such proposed sale to a vote of the then holders of our Class A shares, and if holders of a majority of the Class A shares, excluding Class A shares beneficially owned by Masterworks, vote in favor of a sale, the Manager will then effectuate the private sale.

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Following a sale of the Painting, we will pay or reimburse Masterworks for any expenses for which we are responsible in connection with the sale of the Painting, including applicable sales commissions, taxes and other transactional costs and expenses. After payment of such costs, expenses and taxes, the Company will be liquidated, and the remaining net proceeds will be distributed to the holders of record of the Class A shares and the Class B shares.

Organizational Structure

The following chart reflects the planned organizational structure of Masterworks following the offering and the material relationships between us and Masterworks that will exist following the offering:

*All entities are Delaware limited liability companies, except Masterworks Cayman 001, LLC, which is a Cayman Islands limited liability company. All entities, except Masterworks 001, LLC and its subsidiary, are referred to collectively as “Masterworks.” Our officers will also serve as officers of Masterworks. Masterworks entities will engage in other business activities, including performing services to other companies that have a similar business model as our C ompany.

(1)	“Masterworks.io” refers to our affiliate Masterworks.io, LLC, owns the Masterworks Platform and the principals of Masterworks (including Masterworks Administrative Services, LLC) operate the Masterworks Platform which will facilitate online investment in connection with this offering and will be used to facilitate similar offerings for other companies.

(2)	“Manager” refers to Masterworks Administrative Services, LLC, which will act as our Manager and will perform administrative services for us pursuant to the administrative services agreement. Manager will also retain rights to display the Painting.

(3)	“Masterworks Gallery” refers to Masterworks Gallery, LLC, which owns 100% of our membership interests prior to giving effect to the offering. Masterworks Gallery will sell the Painting to us for aggregate consideration equal to $1,815,000, representing its cost, which will be funded from the proceeds of the offering, plus the issuance of any unsold Class A shares. Masterworks Gallery will also own 24,956 Class B shares representing a 20% profits interest in our Company.

(4)

“Masterworks Brokerage” refers to Masterworks Brokerage, LLC, an affiliate of Masterworks which may seek to apply to obtain SEC licenses to operate a trading platform to trade the Class A shares and or to receive transaction fees from third party trading platforms that may be approved by us to trade the Class A shares in the future. No assurance can be given that Masterworks Brokerage, will obtain such licenses or engage in such activities.

(5)

Represent economic ownership percentages and assumes 100% of the Class A shares are sold in the offering to investors. To the extent any Class A shares are not sold in the offering, such Class A shares will be issued to Masterworks Gallery, as partial consideration for the Painting and the respective ownership percentages of Masterworks Gallery and investors will adjust accordingly. Class B shares will have no voting rights. Class A shares will have the limited voting rights further described below, and any Class A shares beneficially owned by Masterworks will have no voting rights. Our operations will be controlled by our Manager pursuant to ou r operating agreement and the administrative services agreement. Ultimately, Scott J. Lynn, the founder of Masterworks and the individual responsible for funding Masterworks has effective control over Masterworks operations and the operations of the Company.

(6)	As of the date of this filing, there are 16,015 membership interests of the Company currently issued and outstanding, which are held by Masterworks. Upon completion of this offering, the Company will enter into an amended and restated operating agreement for Masterworks 001, LLC, which will create two classes of membership interests of the Company in the form of the Class A and Class B shares, and simultaneously, the 16,015 membership interests currently issued and outstanding will convert automatically into 24,956 Class B shares. The Class B shares will entitle Masterworks to 20% of the profit on sale of the Painting or the ability to convert such shares into Class A shares with a value at the time of conversion equal to 20% of the increase in value of our issued and outstanding Class A and Class B shares.

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Risk Factors

An investment in the Class A shares includes a number of risks and uncertainties which are described in the “Risk Factors” section of this offering circular, including the following:

●	Risks Related to Our Business Model

○	Our business model is new and untested.
○	We do not expect to generate any revenues.
○	We are as undiversified as a company can possibly be.
○	We may sell the Painting at a loss or may be unable to sell the Painting at all.
○	The timing of a sale of the Painting is unpredictable.

●	Risks Associated with an Investment in a Company owning Fine Art

○	The Painting may decline in value or may not increase enough in value to cover our administrative costs.
○	The value of the Painting is highly subjective.
○	Investment in art is subject to various risks, including fraud, poor or deteriorating condition, authenticity claims, and other risks.
○	We may have overpaid for the Painting.
○	We may not be able to sell the Painting.

●	Risks Relating to Our Relationship with Masterworks

○	We are totally reliant on Masterworks to maintain the Painting and administer us.
○	Masterworks will have significant control over us.
○	Masterworks interests may not be aligned with your interests for several reasons, including

■	Masterworks will conduct other art-industry related activities,
■	Masterworks may earn fees from auction houses for guaranteeing works,
■	Masterworks intends to earn fees from trading in the Class A shares, and
■	Masterworks will receive fees following the offering for administrative and maintenance services in cash for the first five years following this offering and in the form of Class A shares following the five-year anniversary of this offering which will dilute all holders of the Class A shares.

○	Our operating agreement contains provisions that reduce and waive fiduciary duties of the Manager and the members.
○	Masterworks is subject to cybersecurity risks that could adversely affect us.

●	Risks Related to Ownership of the Class A shares and the Offering

○	There is no active public market for the Class A shares and no assurance can be given that a trading market will develop.
○	You may not be able to sell the Class A shares.
○	The trading price of the Class A shares may be extremely volatile.
○	Investors in the Class A shares will continue to experience dilution after the five-year anniversary of the offering, due to our arrangement of paying the Manager in Class A Shares.
○	Investors using Bitcoin , Ether or foreign currencies to pay for their Class A shares if such payment methods are accepted by us may face currency risks and will also incur fees in connection with the conversion of their Bitcoin to U.S. dollars.

Company Information

Our principal office is located at Spring Place, 6 St. Johns Lane, 7th Floor, New York, New York 10013 and our phone number is (203) 518-5172. Our corporate website address is the website address of Masterworks.io located at www.masterworks.io. Information contained on, or accessible through, the website is not a part of, and is not incorporated by reference into, this offering circular.

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We are a manager-managed limited liability company. We are managed by the Manager. We were formed for the specific purpose of acquiring, maintaining, promoting and ultimately selling the Painting. As of the date of this filing, there are 16,015 membership interests of the Company currently issued and outstanding, which are held by Masterworks. Upon completion of this offering, the Company will enter into an amended and restated operating agreement for Masterworks 001, LLC, which will create two classes of membership interests of the Company in the form of the Class A and Class B shares, and simultaneously, the 16,015 membership interests will convert automatically into 24,956 Class B shares. References throughout this offering circular to the Masterworks 001, LLC “operating agreement” and the “operating agreement” of Masterworks 001, LLC, refer to the Masterworks 001, LLC amended and restated operating agreement that will become effective upon the closing of this offering and the form of which is filed herewith as Exhibit 2. 3 and unless otherwise stated herein, all discussion throughout this offering circular assumes that the amended and restated operating agreement is in full force and effect. Purchasers of our Class A shares in this offering and subsequent purchasers will be deemed to become party to our operating agreement, a form of which is filed as Exhibit 2. 3 hereto .

Subject to applicable law, the Manager will have sole voting power over all matters, including: mergers, consolidations, acquisitions, winding up and dissolution and sale of the Painting; except, the Manager shall not have the authority to amend our operating agreement (except in limited instances described herein), or the administrative services agreement, issue additional Class A shares (other than pursuant to the administrative services agreement and upon conversion of the Class B shares ), incur debt for borrowed money, engage in other business activities or effect a sale of the Painting, subject to certain exceptions, without first obtaining the prior approval or consent of the holders of a majority of the Class A shares, excluding any Class A shares beneficially owned by Masterworks.

The Manager may only be removed for “cause” as defined in our operating agreement , by a vote of the holders of two-thirds (2/3) of the Class A shares in addition to the consent of Masterworks. Prior to the five-year anniversary of the closing of the offering Masterworks can only withdraw from its role as Manager and its obligations under the administrative services agreement in connection with a withdrawal by Masterworks from the business of operating the Masterworks Platform, sponsoring offerings and administering companies similar to the Company. After the five-year anniversary of the offering, Masterworks can withdraw for any reason, provided that such withdrawal shall be effective only following a sale of the Painting.

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THE OFFERING

Class A shares Offered	99,825 Class A shares, on a “best efforts” basis for up to $1,996,500 of gross proceeds. Purchasers of the Class A shares will become members of the Company.

Offering Price per Class A share by the Company	$20.00 per Class A share.

Number of Shares Outstanding Before the Offering	As of the date of this filing, there are 16,015 membership interests of Masterworks 001, LLC currently issued and outstanding, which are held by Masterworks.

Amended and Restated Operating Agreement

Upon completion of this offering, Masterworks 001, LLC will enter into an amended and restated operating agreement, which will create two classes of membership interests of the Company in the form of the Class A and Class B shares, and simultaneously, the 16,015 membership interests of Masterworks 001, LLC will convert automatically into 24,956 Class B shares of Masterworks 001, LLC. References throughout this offering circular to the “Masterworks 001, LLC operating agreement,” the “operating agreement of Masterworks 001, LLC,” or “our operating agreement” refer to the Masterworks 001, LLC amended and restated operating agreement that will become effective upon the closing of this offering and the form of which is filed herewith as Exhibit 2. 3 .

Number of Shares Outstanding After the Offering	99,825 Class A shares.

24,956 Class B shares (100% held by Masterworks). Class B shares will be convertible into Class A shares based on a formula that will result in the issuance of a number of Class A shares to Masterworks equal to the quotient of (a) 20% of the aggregate increase in value of our issued and outstanding Class A and Class B shares, divided by (b) the value of the Class A shares at the time of conversion. For a detailed description of the Class B share conversion formula and an example of how it operates, see “Description of Shares.”

Minimum and Maximum Investment Amount

The minimum and maximum purchase requirements per investor is $100 and $100,000, respectively; however, we can waive the maximum purchase requirements on a case-by-case basis in our sole discretion. Subscriptions, once received, are irrevocable by the investors but can be rejected by us. In addition, our operating agreement, restricts beneficial ownership by any individual Class A shareholder to a maximum of 19.99% of the total Class A shares issued and outstanding; however, this 19.99% limitation does not apply to any of the Masterworks entities.

Subscribing Online	Our affiliate Masterworks.io owns the Masterworks Platform and the principals of Masterworks (including Masterworks Administrative Services, LLC) operate the Masterworks Platform located at https://www.masterworks.io/ that enables investors to become equity holders in companies that own artworks. Through the Masterworks Platform, investors can browse and screen artwork investments, view details of an investment and sign legal documents online. After the qualification by the SEC of the offering statement of which this offering circular is a part, the offering will be conducted through the Masterworks Platform, whereby investors will receive, review, execute and deliver subscription agreements electronically.

Payment for Class A shares	After the qualification by the SEC of the offering statement of which this offering circular is a part, investors can make payment of the purchase price in the form of ACH debit transfer or wire transfer into a segregated non-interest bearing account held by us until the closing date of this offering. We may also permit payment to be made in Bitcoin , Ether , foreign currency or by credit card if and to the extent we can establish relationships with licensed currency and crypto-currency exchange services providers and or payment processing entities to facilitate such transactions. We do not have any such relationship in place as of the date of this offering circular and we are therefore not currently able to accept those forms of payment. On the closing date, the funds in the account will be released to us and the associated Class A shares will be issued to the investors in this offering. If there is no closing of this offering, the funds deposited in the segregated account will be promptly returned to subscribers, without deduction and generally without interest. If we accept credit cards, any such credit card subscription shall not exceed $5,000. Further, if we accept Bitcoin , Ether or foreign currency, we would use a third-party service to convert such payment into U.S. dollars at the time a subscription agreement is executed, and then deposit such funds in the account. The third-party service used to convert Bitcoin , Ether or foreign currency into U.S. dollars will charge a conversion fee. Prior to accepting payment in Bitcoin , Ether or a foreign currency, the Masterworks Platform will display the name of the third-party exchange and any third-party conversion fees applicable to such transaction. If any funds are returned by us if we choose to reject a subscription or elect not to proceed with the offering, such funds will be returned in the form of U.S. dollars unless a subscriber elects to have such refund in the same form of currency as the subscription was made, in which case we will use a third-party service to convert such U.S. dollars back to Bitcoin , Ether or such foreign currency prior to refunding such subscription and applicable third-party conversion fees.

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Investment Amount Restrictions	Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, you are encouraged to review Rule 251(d)(2)(i)(c) of Regulation A. For general information on investing, you are encouraged to refer to www.investor.gov.

Worldwide	Class A shares will be offered worldwide , provided that we may . No sales of Class A shares will be made anywhere in the world prior to the qualification of the offering circular by the SEC in the United States. All Class A shares will be initially offered everywhere in the world at the same U.S. dollar price that is set forth in this offering circular; after the initial offering of the Class A shares, the offering price and other selling terms may be subject to change.

Voting Rights

The Class A shares have no voting rights other than the right to approve certain acts as described in the Masterworks 001, LLC operating agreement, including the ultimate sale of the Painting in connection with our receipt of a Bona Fide Offer (as defined in the Masterworks 001, LLC operating agreement) or another private sale transaction (i.e., non-auction sale) and the right to vote on certain amendments to the operating agreement and any amendment to the administrative services agreement. The Class B shares have no voting rights.

Risk Factors	Investing in the Class A shares involves risks. See the section entitled “Risk Factors” for a discussion of factors you should carefully consider before deciding to invest in the Class A shares.

Use of Proceeds

We expect to receive proceeds from this offering of up to $1,996,500. The Manager will pay all expenses of the offering, fees and expenses associated with qualification of the offering under Regulation A. Therefore, the gross proceeds from this offering will equal the net proceeds from this offering. We will use $181,500 of the proceeds from this offering to pre-fund ordinary and necessary administrative fees and expense reimbursements to Masterworks for the first five-year period following the closing of the offering and the remainder will be paid to Masterworks together with any remaining unsold Class A shares, if any, for us to acquire the Painting from Masterworks.

Closing	The closing will occur when all offered Class A shares are sold, or when we elect to close the offering in our sole discretion.
Termination of the Offering	We expect the offering will close 180 days from commencement of the offering or such earlier date on which all the Class A shares are sold, though we may elect to close in advance of such date or extend the offering beyond such date in our discretion.

Transfer Restrictions	The Class A shares may only be transferred:

●	to a family member or an affiliate of the owner of the Class A shares,
●	to a trust or other entity for estate or tax planning purposes,
●	by operation of law,
●	as a charitable gift, or
●	on a trading platform approved by Masterworks or in a transaction otherwise approved by Masterworks.

As a condition to recording any transfer on our books and records, the transferring holder may be required to pay a transfer fee equal to the actual third-party transaction cost of recording such transfer on the Ethereum blockchain, a distributed ledger technology. These costs will be charged on a per transaction basis irrespective of the number of Class A shares transferred and will vary with processing capacity, supply and demand conditions on the Ethereum blockchain at the time of the transfer. Subject to adjustment, as of the date of this offering circular, the current cost to transfer Class A shares on the Ethereum blockchain is approximately $0.25 per transaction, independent of transaction size. Transfers will also be subject to restrictions imposed under state securities laws.

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Transfer Agent and Registrar	We intend to engage Computershare to be our transfer agent and registrar.

Dividends	None.

DETERMINATION OF OFFERING PRICE

The price per each Class A share was determined by dividing (1) the sum of (a) purchase price that Masterworks paid for the Painting, $1,815,000, plus (b) 10% of such amount which equals 5-years of pre-funded administrative fees and non-extraordinary expense reimbursements at the rate of 2% per year by (2) 99,825 , which is the total number of Class A shares offered hereby. Masterworks Gallery will own 24,956 Class B shares representing a 20% profits interest in our Company following the offering and will own Class A shares if and to the extent the offering is not fully subscribed, since any unsold Class A shares will be paid to Masterworks as part of the purchase price for the Painting. Prior to this offering, no public market exists for the Class A shares, and there can be no assurance that a public market will ever exist for the Class A shares.

DIVIDEND POLICY

We have not declared or paid dividends on the Class A shares since our formation and do not anticipate paying dividends in the foreseeable future, unless and until the Painting is sold. However, there are no contractual restrictions on our ability to declare or pay dividends and if any are to be paid in the future, such decision will be at the discretion of our Manager and will depend on our then current financial condition and other factors deemed relevant by the Manager.

RISK FACTORS

The purchase of the Class A shares offered hereby involves a high degree of risk. Each prospective investor should consult his, her or its own counsel, accountant and other advisors as to legal, tax, business, financial, and related aspects of an investment in the securities offered hereby. Prospective investors should carefully consider the following specific risk factors, in addition to the other information set forth in this offering circular, before purchasing the securities offered hereby.

Risks Related to our Business Model

The Company is a new company and our business model is untested.

The Company is a new company that was formed on March 28, 2018 and had no operating history. We cannot make any assurance that our business model can be successful. Since inception, the scope of our operations has been limited to our formation. Our business model includes novel and unique features that are untested. Our operations will be dedicated to acquiring and maintaining the Painting and facilitating the ultimate sale of the Painting. We do not expect to generate any revenues or cash flow until the Painting is sold and no profits will be realized by our investors unless the Painting is sold for more than we acquired it for and there are sufficient funds after all applicable costs, expenses and taxes in order to effectuate a distribution to holders of our Class A shares upon our liquidation. We are not aware of another company that has successfully offered investors securities that represent indirect ownership of an interest in a single work of art. Similarly, there are few, if any, companies that have offered investors securities that represents indirect ownership in a single asset with the sole goal of realizing appreciation on the value of that asset. Accordingly, it is impossible to determine in advance how the Class A shares will trade relative to the underlying value of the Painting or if they will be able to trade at all. It is difficult to predict whether this business model will succeed or if there will ever be any value in the Class A shares.

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We do not expect to generate any revenues.

Our operations will be dedicated to maintaining the Painting and facilitating the ultimate sale of the Painting, which may not occur for many years. Our intention is to own the painting for an extended and indefinite period, although we may sell the Painting at any time due to certain circumstances. We do not expect to generate any revenues or cash flow unless the Painting is sold and no profits can be realized by our investors unless the Painting is sold for more than we acquired it for and there are sufficient funds to effectuate a distribution after paying the applicable costs, taxes and expenses, or the investors sell their Class A shares on a trading platform approved by us for more money than they acquired them for. Because we do not expect to generate any positive cash flow, we will be completely reliant on Masterworks to fund our operations. Investors should be prepared to hold their Class A shares for an indefinite period, as there can be no assurance that the Class A shares can ever be tradable or that the Painting can be sold for more than what we paid for it, or at all.

We are extremely undiversified as a company since our strategy is investing in a single piece of art.

Our C ompany was formed to acquire, maintain and potentially sell the Painting. We will not invest in any other artwork or assets. Such lack of diversification substantially increases market risks and the risk of loss associated with an investment in our Class A shares. A consequence of limiting our scope of operations to ownership of a single Painting is that the aggregate returns realized by investors are expected to correlate to the underlying value of the Painting.

We may sell the Painting at a loss or at a price that results in a liquidating distribution that is below the trading price of the Class A shares, or no liquidating distribution at all.

The Manager will have the ability, in its sole and absolute discretion, to sell the Painting at a public auction and liquidate us if:

○	we are become subject to the reporting requirements of the Exchange Act,
○	we settle or receive an adverse judgement in any material litigation, judicial proceeding or arbitration,
○	an active trading market fails to develop within twelve (12) months of the closing of the offering, or thereafter such trading market ceases to exist or, the Manager determines that such market ceases to have volume sufficient to permit reasonable trading of the Class A shares, or
○	the Manager notifies us of its intent to withdraw.

Any such sale could be affected at an inopportune time, at a loss and or at a price that would result in a distribution of cash that is less than the trading price of our Class A shares or no liquidating distribution at all, and our investors could lose part or all of their investment in us. Investors should be prepared to hold their Class A shares for an indefinite period of time, as there can be no assurance that the Class A shares can ever be tradable or that the Painting can be sold for more than what we paid for it, or at all.

The timing and potential price of a sale of the Painting are impossible to predict, so investors need to be prepared to own the Class A shares for an uncertain or even indefinite period of time.

We do not currently intend to sell the Painting in the near future and do not have a set time horizon for selling the Painting. However, the occurrence of certain events, such as our inability or unwillingness to list the Class A shares on a trading platform approved by us, may compel the Manager to sell the Painting at an earlier time. Accordingly, a risk of investing in the Class A shares is the unpredictability of the timing of a sale of the painting and the unpredictability of funds being available of a cash distribution and investors should be prepared for both the possibility they will not to receive a cash distribution for many years, if ever, and the contrary possibility that they may receive a liquidating cash distribution at any time following the completion of the offering. Investors should be prepared to hold their Class A shares for an indefinite period of time, as there can be no assurance that the Class A shares can ever be tradable or that the Painting can be sold for more than what we paid for it, or at all.

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Our structure may make it more difficult for us to sell the Painting at the highest possible price.

We have intentionally limited the manner in which we can sell the Painting without Class A shareholder approval. Unless we obtain the prior consent of the holders of a majority of the Class A shares, excluding Class A shares owned by Masterworks, to permit such action, our operating agreement, prohibits us from selling the Painting in a private (i.e. non-auction) sale. If the sale is initiated by the Manager, we will execute the sale at a public auction conducted by Christie ’ s, Sotheby’s, Philips or another leading auction house. If we are approached by a potential purchaser, we will only execute the sale if such transaction is approved by a majority of the then holders of our Class A shares. A significant percentage of transactions in fine art occur through privately negotiated transactions among art professionals and clients and many collectors and investors do not participate in public auctions. Similarly, collectors and investors may not be inclined to go through the trouble and cost to make an offer if there is a significant risk the holders of the Class A shares will not approve such offer. Given the uniqueness of our model and the evolving character of the art market it is impossible to determine what effect, if any, these issues will have on our ability to eventually sell the Painting at the highest possible price. Further, there can be no assurance that the Painting can be sold at a profit or at all. The timing of the sale, and the potential value of the Painting will depend upon many factors beyond our control and investors in our Company should be prepared to lose all or part of their investment in our Company.

Our business model involves certain costs, some of which are to be paid for in Class A shares which will have a dilutive effect on the holders of our Class A shares.

There are various services required to administer our business and maintain the Painting. Pursuant to an administrative services agreement between us and Masterworks to be entered into prior to the completion of the offering, the Manager will manage all administrative services relating to our business and custodial services relating to the maintenance of the Painting. The Manager will pay all ordinary and necessary costs and expenses associated with the administration of our business and maintenance of the Painting for cash consideration of $36,300 per year for the five-year period following the closing of the offering which will be derived from the proceeds of this offering. After the initial five-year period, we will issue Class A shares to the Manager at a rate of 2% of the total Class A shares outstanding per annum as consideration for such activities . Any extraordinary or non-routine services, if any, will be managed and paid for by the Manager, but actual third-party costs associated with these extraordinary or non-routine services will be reimbursed upon the sale of the Painting or a sale of our C ompany, as applicable.

Because we do not expect to generate any positive cash flow, we will be completely reliant on the Manager to fund our operations. The portion of the foregoing fees that are going to be paid in Class A shares will have a dilutive effect on the holders of our Class A shares and will effectively reduce the tangible book value per Class A share over time.

In the event we are able to sell the Painting, your potential investment returns will be lower than the actual appreciation in value of the Painting due to applicable costs, expenses and taxes to be paid.

In the event the Painting is sold, your distribution of cash proceeds will be reduced by costs, expenses and taxes. Sale prices reflected in action records, include the hammer price (i.e. the price at which the auctioneer declared the winning bid), plus the buyer’s premium and are reported net of applicable taxes, fees and royalties. Taxes, fees and royalties are typically paid by the purchaser. The amount of the published sale price a seller of a work receives is typically reduced by all or a portion of the buyer’s premium and there may also be a sales commission. These economic terms are negotiated between the seller and the auction house and vary widely depending on a number of factors, including the value and importance of the specific work, whether the work is sold as an individual piece or part of a larger transaction, anticipated demand levels and other factors. For a work similar to the Painting, it would be reasonable to expect that the net pre-tax cash proceeds to a seller in an auction sale would be in the range of 8% to 15% less than the published sale price, Accordingly, if for example, the Painting were to eventually sell at auction for a sale price of $3.0 million (hammer price, plus buyer’s premium), the net proceeds available to the Company as the Seller would be expected to be in the range of $2,760,000 to $2,550,000, however, the net result could fall outside of this range. The distribution to you upon dissolution of us following a sale will also be taxable to you depending on your tax basis in the Class A shares, the geographic area in which you reside and your local tax laws. Accordingly, your investment returns upon a sale of the Painting, if such a sale can occur and if such sale can generate sufficient funds for a distribution after accounting for applicable expenses and taxes, may be significantly lower than the actual rate of appreciation of the Painting.

Risks Associated with an Investment in Fine Art

There is no assurance of appreciation of the Painting or sufficient cash distributions resulting from the ultimate sale of the Painting.

There is no assurance that the Painting will appreciate, maintain its present value, or be sold at a profit. The marketability and value of the Painting will depend upon many factors beyond our control. There can be no assurance that there will be a ready market for the Painting, since investment in Painting is generally illiquid, nor is there any assurance that sufficient cash will be generated from the sale of the Painting to compensate members for their investment. Even if the Painting does appreciate in value, the rate of appreciation may be insufficient to cover our administrative costs and expenses

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The value of the Painting is highly subjective and appraised values and auction estimates may differ widely from actual realizable value.

The value of the Painting is inherently subjective given its unique character. Although the auction estimate for the Painting at the November 16, 2017 auction held by Phillips Auctioneers LLC, or “Phillips,” was between $1,500,000 and $2,000,000, investors are cautioned not to put undue emphasis on the auction estimate, which is subject to a number of important qualifications and assumptions. The actual realizable value of a fine artwork may differ widely from auction estimates or its appraised value for a variety of reasons, many of which are unpredictable and impossible to discern. In addition, the net realizable value to a seller is often significantly lower than the published sale price because the net proceeds are typically reduced by all or a portion of the buyer’s premium and there may also be a sales commission.

For non-cash generating assets, such as fine art, valuation is heavily reliant on an analysis of sales history of similar artwork. Experts often differ on which historical sales are comparable and the degree of comparability. The attempt to discern value from historical sales data is extremely challenging for a variety of reasons, including, without limitation:

●	Qualitative Factors. Differences in perceived quality or condition between the subject work and the so-called “comparable” sale. Perceived differences in the physical quality and condition of the respective works require subjective judgements as to the valuation impact attributable to such differences.

●	Lack of Reliable Data. Data from non-auction sales, comprising a majority of all sales, is largely unavailable and historical sales data may be inaccurate. Also, data may be stale or unavailable because comparable works may remain off market for extended periods of time, often for generations. Even for public auctions, sale prices may be incorrectly reported due to credits for guarantees entered into with buyers, or other credits provided to potential buyers.

●	Subjective Factors. Subjective motivations of a buyer or seller may significantly affect the sale price. These motivations may relate to an emotional attachment to the work, ego, financial, estate or tax planning objectives, the desire to enhance or complete a specific collection objective, perceptions of supply and scarcity and other factors.

●

Timing Differences. Historical transactions must be viewed in light of market conditions at the time compared to current conditions. Overall market conditions are difficult to track in recent periods and extremely difficult to discern for historical periods. Harder still, is the ability to track the relative popularity of specific works, artists and genres over historical periods.

●	Market Depth. Sale prices only reflect the price a single buyer was willing to pay for a work, so it’s very difficult to determine the depth of demand at various price levels at or below the sale price.

●	Entanglements. It is not uncommon in the art market for buyer, sellers and intermediaries to enter into private contractual arrangements that may affect the selling price in a specific transaction. It is often impossible to know of the existence or terms of any such contractual arrangements.

Accordingly, due to the inherent subjectivity involved in estimating the realizable value of the Painting, any appraisal or estimate of realizable value may prove, with the benefit of hindsight, to be different than the amount ultimately realized upon sale and such differences can be, and often are, material.

An investment in the Painting is subject to various risks, any of which could materially impair the value of the Painting and the market value of our Class A shares.

Investing in Painting is subject to the following risks:

●	Authenticity. Claims with respect to the authenticity of a work may result from incorrect attribution, uncertain attribution, lack of certification proving the authenticity of the artwork, forgery of a work of art, or falsification of signature.

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●	Provenance. Claims related to provenance are relatively common and allege that an artwork has an uncertain or false origin.

●	Condition. The physical condition of an artwork over time is dependent on technical aspects of artistic workmanship, including the materials used, the manner and skill of application, handling and storage and other factors. Condition often declines over time and could be impaired by the storage conditions of the Painting, viewing and accidental damage by guests physically around the Painting, or other factors.

●	Physical Risks. Painting is subject to potential damage, destruction, devastation, vandalism or loss as a result of natural disasters (flood, fire, hurricane), crime, theft, illegal exportation abroad, etc.

●

Legal Risks. Painting ownership is prone to a variety of legal challenges, including challenges to title, nationalization, purchase of work of art from unauthorized person, risk of cheating, money laundering, violation of legal regulations and restitution issues.

●	Market Risks. The art market is prone to change due to a variety of factors, including changes in transaction costs, substantial changes in fees, tax law changes, export licenses etc., changes in legal regulations, changes in attitudes toward art as an investment, changes in tastes, trends (fashion) and changes in supply, such as the liquidation of a major collection. These risks can be specific to certain geographies, as countries such as China and Russia have had a large influence on art prices over the past several years.

●	Economic Risks. Art values and demand are affected by global and regional economic conditions and stock, bond and commodity markets and subject to declines in value in connection with broader declines in other asset classes.

●	Fraud Risk. The art market is unregulated and prone to abusive practices, including price manipulation, disguised agencies and lack of transparency.

Although Masterworks Gallery purchased the Painting from a reputable auction house and conducted due diligence in connection with its purchase of the Painting, no amount of due diligence can completely insulate a buyer against these risks and if any of these risks materialize, the value of the Painting may decline, and the trading price of the Class A shares would be adversely affected.

If the painting is eventually displayed in a gallery space, it could be damaged, and insurance may not cover all of the damages, or even if insurance does cover the damages, it may cause the painting to be unsaleable.

It is planned that the Painting will be permanently stored and or displayed in the United States, though it might be displayed periodically in an international location. We plan to store the Painting at an unaffiliated commercial art storage facility in Delaware. The Painting is currently stored at a warehouse located at 111 Alan Drive, Newark DE 19711 in custody of Delaware Freeport LLC. Shareholders will be notified when the Painting is displayed. We plan to obtain and maintain insurance coverage for the Painting. However, the painting may be damaged while being displayed and our insurance may not be able to cover all of the damages resulting therefrom, and even if insurance does cover such damages, the damages may result in the Painting being unsaleable. Accordingly, damage or destruction of the Painting will have a material adverse impact on the value of the Painting and, consequently, the value of the Class A shares.

We may have overpaid for the Painting.

We plan to purchase the Painting at the same purchase price paid by Masterworks, which is the same as the price paid by Masterworks’ agent at a public auction in November 2017. Accordingly, if Masterworks overpaid for the Painting, we will have overpaid for the Painting. When Masterworks determines how much to pay for any painting, including the Painting, it may not know about additional commissions or incentives the seller, or the seller’s representative (including a dealer or auction house) of the Painting is receiving in the transaction or other facts that prove to be material to its estimate of valuation.

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We may not be able to find a buyer for the Painting at a reasonable price.

Art is a highly illiquid asset and a significant percentage of objects go unsold when sent to auction. Even in the event that we attempt to sell the Painting, we cannot guarantee that there will be a buyer at any reasonable price. Additionally, if the Painting does go to an auction sale and is not sold, such failure could damage the reputation of the Painting in the marketplace and make it even more difficult to sell in the future.

The global economy, the financial markets and political conditions of various countries can adversely affect the supply of and demand for works of art.

The global art market is influenced over time by the overall strength and stability of the global economy and the financial markets of various countries, although this correlation may not be immediately evident. In addition, global political conditions and world events may affect our business through their effect on the economies of various countries, as well as on the willingness of potential buyers to purchase the Painting in the wake of economic uncertainty. Accordingly, weakness in those economies and financial markets can adversely affect the supply of and demand for works of art and the value of the Class A shares. Furthermore, global political conditions may also influence the enactment of legislation that could adversely impact our business.

Temporary popularity of some paintings or categories of art may result in short-term value increases that prove unsustainable as collector tastes shift.

Temporary consumer popularity or “fads” among collectors may lead to short-term or temporary price increases, followed by decreases in value. The demand for specific categories of art and artists is influenced by changing trends in the art market as to which collecting categories and artists are most sought after and by the collecting preferences of individual collectors. These conditions and trends are difficult to predict and may adversely impact our ability to sell the Painting for a profit. These risks of changes in popularity may be greater for a living or emerging artist, as compared to other categories which may have a proven valuation track record over a longer period of time. These trends could result in reduced profitability or a loss upon the sale of the Painting.

We could be exposed to losses in the event of title or authenticity claims.

The buying and selling of artwork can involve potential claims regarding title, provenance and or authenticity of the artwork. Authenticity risk related to works of art may result from incorrect attribution, uncertain attribution, lack of certificate proving the authenticity of the artwork, purchase of a non-authentic artwork, or forgery. In the event of a title or authenticity claim against us by a buyer of the Painting from us, we may or may not have recourse against the seller to us of the Painting, but a claim could nevertheless expose us to losses. In addition, we do not maintain liquid assets to defend or settle any such legal claims and would be reliant on the Manager to outlay the cost of such defense or settlement.

Ownership of Andy Warhol’s work is highly concentrated, and any large-scale divestiture of a major Warhol collection could negatively affect prices.

The Andy Warhol Museum and the Mugrabi family own the largest collections of Andy Warhol paintings and other sizable collections exist throughout the world. Many art industry participants believe that the Mugrabi family has been largely responsible for the popularity and pricing of Andy Warhol’s work and they have purchased large numbers of Warhol paintings at auction during the past twenty years to keep prices up. If the Mugrabi family or any other major collector were to liquidate a large number of Warhol paintings, the supply demand dynamic that has characterized the Warhol market in recent years could shift dramatically. A significant increase in the number of Warhol paintings available for sale would likely reduce prices.

The Painting could be subject to damage, theft or deterioration in condition, which could have a material adverse effect on the value of the Painting.

We plan to store the Painting in a protected environment with security measures, but no amount of security can fully protect a painting from damage or theft. The damage or theft of valuable property despite these security measures could have a material adverse impact on the value of the Painting and, consequently, the value of our Class A shares.

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Damage to the reputation of the artist, or the subject matter painted by the artist, could impair the value of the Painting.

The value of a work of art is or can be dependent on the individual brand and reputation of the artist and, in the case of this particular work, the subject matter. Although numerous books have been written about the artist and the subject matter, it is possible that historians will uncover previously unknown facts or allegations about them. If any new material revelation were to emerge and such revelation were to cast either the artist of the subject matter in a disparaging light, such revelation could negatively affect demand for the Painting, which could diminish or eliminate its value.

Changes in opinions by experts in the art work regarding authenticity could damage or eliminate the value of the Painting.

Authenticity is often completed by art world experts, and opinions often matter more than scientific data. If a well-respected art expert were to opine negatively on the authenticity of the Painting, it could reduce or eliminate the value of the Painting.

Insurance coverage for the Painting may not cover all possible contingencies, exposing us to losses resulting from the damage or loss of the Painting.

We plan to maintain insurance coverage for the Painting against damage or loss of the Painting. Our insurance coverage may expressly exclude damage caused by war, losses caused by chemical or biological contamination and certain other potential loss scenarios. Accordingly, damage or destruction of the Painting will have a material adverse impact on the value of the Painting and, consequently, the value of our Class A shares.

Industry sales cycles can be unpredictable.

Purchase behavior by collectors is generally unpredictable due primarily to the discretionary nature of the purchase of artwork, and the high values of artwork being sold. An art buyer may typically purchase art when discretionary income is abundant. When economic conditions preclude art collectors from purchasing the Painting, such a downturn in sales will affect our financial projections and could adversely affect results of operations. Additionally, the art market is fueled by leverage, and any changes which would cause art collectors to not access leverage could have a serious impact on a collector’s ability to purchase the Painting.

Risks Related to our Reliance on the Manager

We are totally reliant on the Manager to maintain and sell the Painting and manage our administrative services.

We do not plan to have employees or intend to maintain or generate any cash flow prior to the sale of the Painting. Accordingly, we are totally reliant on the performance of the Manager under the administrative services agreement. We plan to rely on the Manager to perform or administer all necessary services to maintain the Painting, including obtaining insurance and ensuring appropriate storage. The Manager is also responsible for all administrative services required to maintain our C ompany, including professional services, regulatory filings, SEC reporting, tax filings and other matters. The Manager is a newly formed company and has not yet developed a track record of successful performance of these activities. If the Manager were to default on its obligations under the administrative services agreement, it would be extremely difficult for us to replace the Manager or internally manage these functions given our lack of cash flow and lack of employees. Accordingly, in the event of a material default by the Manager under the administrative services agreement, we would likely be forced to sell the Painting. We cannot provide assurance that the timing and or terms of any such sale would be favorable. Further, after the five-year anniversary of this offering, Masterworks can withdraw for any reason from its position as our Manager, provided that such withdrawal would only become effective upon a sale of the Painting.

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We are totally reliant on the Manager to maintain sufficient capital resources to pay our fees, costs and expenses.

Although we believe the Manager has sufficient capital resources and sources of liquidity to perform its obligations under the administrative services agreement for the foreseeable future, there can be no assurance that the Manager will be able to maintain sufficient capital to satisfy its obligations in future periods. The Manager’s capital resources and sources of liquidity will be relied upon by our auditors in determining our likely ability to continue as a going concern. Pursuant to and in accordance with the Administrative Services Agreement, the Manager is required to maintain cash reserves on hand for so long as the Class A shares remain outstanding sufficient to pay at least one year of estimated expenses to satisfy its obligations under the administrative services agreement. However, there can be no assurance that the Manager will be able to maintain such cash reserves. If the Manager’s liquid capital resources and sources of liquidity are insufficient to satisfy its operational requirements, including the management of our C ompany, for at least one year, our C ompany will receive qualified audit reports that would likely have a material adverse effect on the value and trading price of our Class A shares.

The Manager is a newly formed business and could run out of capital.

The Manager is a newly formed entity which is responsible for paying expenses of maintaining the Painting, including storage and insurance, as well as administrative costs associated with managing publicly traded companies such as ours. In that regard, we anticipate that the Manager’s fee revenue will be fixed by contract with each entity that it manages, as it is for our C ompany, but its expenses will be variable and prone to increases based on market and other factors. In addition, because the Manager intends to manage entities like ours that do not have liquid assets, it will periodically need to outlay capital for unusual or non-recurring expenses that will only be reimbursable upon a subsequent sale of the underlying Painting, which could result in liquidity shortages. The Manager currently relies on a single investor, Scott Lynn, for all of its capital and liquidity. If Scott Lynn were to cease funding the Manager for any reason, the Manager may not be able to identify additional sources of capital.

The Manager will have complete authority to administer our business consistent with the terms and conditions of our operating agreement and the administrative services agreement, other than material amendments to the operating agreement and the administrative services agreement and any private sale of the Painting.

The Manager will have sole voting power over all matters, including: mergers, consolidations, acquisitions, winding up and dissolution and sale of the Painting; except, the Manager shall not have the authority to do any the following without first obtaining the prior approval or consent of the holders of a majority of the Class A shares, excluding any Class A shares beneficially owned by Masterworks:

●	amend, waive or fail to comply with any material provision of the operating agreement or the administrative services agreement;
●

issue any additional Class A shares following the completion of the offering, except Class A shares issued to Masterworks for administrative services and upon the conversion of the Class B shares , acquire additional material assets, incur debt for borrowed money or engage in business activities that are unrelated to the ownership, maintenance, promotion and sale of the Painting;

●	effect any sale of Painting in a private transaction (e.g. a non-auction sale); or
●	effect any sale of the Painting at a public auction, unless:

○	we become subject to the reporting requirements of the Exchange Act,
○	we settle or receive an adverse judgement in any material litigation, judicial proceeding or arbitration,
○	an active trading market fails to develop within twelve (12) months of the closing of the offering, or thereafter such trading market ceases to exist or, the Manager determines that such market ceases to have volume sufficient to permit reasonable trading of the Class A shares, or
○	the Manager notifies us of its intent to withdraw.

The Manager may only be removed for “cause” as defined in our operating agreement by a vote of the holders of two-thirds (2/3) of the Class A shares, and in addition the consent of our founding member, Masterworks Gallery is required to be obtained in order remove the Manager. This concentration of control in the Manager may delay, deter or prevent acts that would be favored by holders of our Class A shares. The interests of the Manager may not always coincide with our interests or the interests of the holders of our Class A shares. As a result, the market price of our Class A shares could decline, or holders of our Class A shares might not receive a premium over the then-current market price of our Class A shares upon a change in control. In addition, this concentration of control in the Manager may adversely affect the trading price of our Class A shares because investors may perceive disadvantages in owning Class A shares in a company with so much control vested in a single entity.

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Holders of our Class A shares do not elect or vote on the Manager and have limited ability to influence decisions regarding our business.

Our operating agreement provides that our assets, affairs and business will be managed under the direction of the Manager. Holders of our Class A shares do not elect or vote on the Manager and can only remove the Manager by a vote of two-thirds (2/3) of the Class A shares and the consent of Masterworks, and, unlike the holders of common stock in a corporation, have only limited voting rights on matters affecting our business, and therefore limited ability to influence decisions regarding our business.

As a non-listed company conducting an exempt offering pursuant to Regulation A, we are not subject to a number of corporate governance requirements, including the requirements for a board of directors or independent board committees.

As a non-listed company conducting an exempt offering pursuant to Regulation A, we are not subject to a number of corporate governance requirements that an issuer listing on a national stock exchange would be. The Manager’s Board of Managers is made up of Scott W. Lynn, Joshua B. Goldstein, and Frank J. Cotroneo. One of the members of the Board of Managers, Frank J. Cotroneo, serves as the Independent Representative on the board (the “Independent Representative”). The Independent Representative serves to protect the interests of the holders of the Class A shares and is tasked with reviewing and approving all related party transactions of our C ompany with our affiliates and address all conflicts of interest that may arise between us and the holders of the Class A shares and our affiliates. If the Independent Representative resigns from such position on the Board of Managers at any time, the remaining members of the Board of Managers shall appoint a replacement that meets the standards of an independent director pursuant to the standards set forth in NASDAQ Marketplace Rule 4200(a)(15). Accordingly, we do not have a board of directors, nor are we required to have (i) a board of directors of which a majority consists of “independent” directors under the listing standards of a national stock exchange, (ii) an audit committee composed entirely of independent directors and a written audit committee charter meeting a national stock exchange’s requirements, (iii) a nominating/corporate governance committee composed entirely of independent directors and a written nominating/corporate governance committee charter meeting a national stock exchange’s requirements, (iv) a compensation committee composed entirely of independent directors and a written compensation committee charter meeting the requirements of a national stock exchange, and (v) independent audits of our internal controls. Accordingly, you may not have the same protections afforded to Class A shareholders of companies that are subject to all of the corporate governance requirements of a company listed on a national stock exchange.

We are reliant on the integrity of the Masterworks Platform and a security or privacy breach could expose us to liability or damage our reputation.

We will rely on the Masterworks Platform and other systems and technologies owned or licensed to communicate with our Class A shareholders. Masterworks also uses mobile devices, social networking and other online activities to communicate with employees and investors. Such uses give rise to cybersecurity risks, including security breach, espionage, system disruption, theft and inadvertent release of information. Masterworks collects sensitive and confidential information, including personal information about investors and private information about employees. Information security risks have generally increased in recent years due to the rise in new technologies and the increased sophistication and activities of perpetrators of cyber attacks. The theft, destruction, loss, misappropriation or release of sensitive and/or confidential information, or interference with the Masterworks Platform or any of the Masterworks’ information technology systems or the technology systems of third-parties on which Masterworks relies, could result in business disruption, negative publicity, brand damage, violation of privacy laws and potential liability, any of which could result in a material adverse effect on the value and liquidity of the Class A shares.

Risks Relating to Potential Conflicts of Interest

Our affiliate, Masterworks Brokerage, may seek register to operate or establish relationships with an automated trading system to enable it to earn transactional fees from trading in our Class A shares which creates various conflicts of interest.

Masterworks Brokerage may seek SEC registration to become a broker-dealer and a member of FINRA to enable it to earn transactional fees for providing liquidity in the Class A shares. The operation of a trading market in the Class A shares, if a trading market can ever exist, will create conflicts of interest if Masterworks Brokerage is entitled to earn transaction-based revenue from trading. If such trading activities generate trading profits, our affiliates may be incentivized not to sell the Painting and liquidate us, even in situations in which a sale of the Painting is in the best interest of holders of our Class A shares. This creates a potential conflict of interest between the holders of the Class A shares which would benefit from a sale of the Painting and Masterworks which benefits from collecting trading fees from the trading of the Class A shares. Despite steps we have taken to reduce conflicts, including imposing limitations on our ability to sell the Painting and the manner in which such sale would occur, there are inherent conflicts of interest and we cannot assure investors that the Manager will execute a discretionary sale of the painting at a time that is in the best interest of holders of our Class A shares.

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Although Masterworks will own 24,956 Class B shares representing a 20% profits interest in our Company, and will own Class A shares following the offering and will agree to a one-year lock-up, Masterworks may eventually sell its shares.

Masterworks will own 24,956 Class B shares representing a 20% profits interest in our C ompany following the offering and will own Class A shares if and to the extent the offering is undersubscribed. Masterworks will agree to lock-up provisions in our operating agreement, that will prohibit it from selling shares prior to the one-year anniversary of the offering, though it is permitted to pledge all of its shares to unaffiliated third-party lenders and such lenders shall not be subject to the lock-up if they obtain ownership of the shares in connection with a default by Masterworks on its indebtedness. After the one-year anniversary, Masterworks will have no restrictions on the disposition of any of its retained Class A shares or Class B shares , other than restrictions imposed by applicable securities laws. Accordingly, the alignment that will exist upon closing of the offering between Masterworks and our other Class A shareholders may not exist in the future. If Masterworks were to sell a significant portion of its shares, the interests of Masterworks may differ significantly from those of investors in the offering and subsequent holders of the Class A shares. As a result, we cannot assure investors that Masterworks will execute a discretionary sale of the Painting at a time that is in the best interests of holders of the Class A shares.

Masterworks and Members of the Manager’s board of Managers and executive officers will have other business interests and obligations to other entities, including interests and obligations relating to the art industry.

Masterworks expects to engage in other business activities, including other activities relating to the art industry. Masterworks may buy and sell other works of art, enter into pre-auction guarantees, establish a gallery (for viewing purposes), establish other entities similar to us and other activities. In addition, neither the Manager’s board of managers nor its executive officers will be required to manage us as their sole and exclusive function and they will have other business interests and will engage in other activities in addition to those relating to us. We are dependent on the Manager’s board of managers and executive officers to successfully operate us. Their other business interests and activities could divert time and attention from operating our business.

Our operating agreement contains provisions that exculpate the Manager and its affiliates, and certain other persons engaged on behalf of the Manager from liabilities with respect to certain actions taken, even if such actions are negligent, which also reduces the remedies available to investors for certain acts by such persons.

Our operating agreement limits the liability of the Manager and its affiliates, any of our members, any person who is an officer of ours and any person who serves at the request of the Manager on behalf of us as an officer, director, members of the board of managers of the Manager, independent representative, partner, member, stockholder or employee of such person. None of the foregoing persons shall be liable to us or the Manager or any other member of us for any action taken or omitted to be taken by it or by other person with respect to us, including any negligent act or failure to act, except in the case of a liability resulting from any of the foregoing person’s own actual fraud, gross negligence, willful misconduct, bad faith, breach of fiduciary duties that have not been waived, reckless disregard of duty or any intentional and material breach of the operating agreement or conduct that is subject of a criminal proceeding (where such person has reasonable cause to believe that such conduct was unlawful). With the prior consent of the Manager, any of the foregoing persons may consult with legal counsel and accountants with respect to our affairs (including interpretations of the operating agreement) and shall be fully protected and justified in any action or inaction which is taken or omitted in good faith, in reliance upon and in accordance with the opinion or advice of such counsel or accountants. In determining whether any of the foregoing persons acted with the requisite degree of care, such person shall be entitled to rely on written or oral reports, opinions, certificates and other statements of the board members, officers, employees, consultants, attorneys, accountants and professional advisors of us selected with reasonable care; provided, that no such person may rely upon such statements if it believed that such statements were materially false. The foregoing limitations on liability reduce the remedies available to the holders of the Class A shares for actions taken which may negatively affect us.

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Scott J. Lynn may Have Conflicts of Interest.

Scott J. Lynn, the founder of Masterworks and the individual responsible for funding Masterworks has effective control over Masterworks operations through contractual arrangements with the James William Lynn Jr. 2015 Trust, which owns 100% of the Masterworks membership interests. Mr. Lynn is also the Chief Executive Officer of our Manager and a member of the Board of Managers of our Manager. Mr. Lynn is an art collector and could have conflicts between business with his personal art collection and the collection of Masterworks, or Mr. Lynn could simply stop funding Masterworks and cause it to cease to exist.

Risks Relating to Ownership of the Class A shares and the Offering

There is no active public market for our Class A shares and an active trading market may not ever develop or, even if developed, may never be sustained or may cease to exist following this offering, which would adversely impact the market for our Class A shares and make it difficult, or even impossible to sell your Class A shares.

There is no active market for our Class A shares. Although we intend to make the Class A shares eligible for trading on a trading platform approved by us, we cannot provide any assurance that we will do so or that we will choose or be able to maintain that eligibility. Even if the Class A shares are tradeable, we do not know the extent to which investor interest will lead to the development and maintenance of a liquid trading market. Further, our Class A shares will not be traded on any trading platform until after the closing of this offering, if at all. Investors should be prepared to hold their Class A shares for an indefinite period of time, as there can be no assurance that the Class A shares will ever be tradable.

You may not be able to sell your Class A shares at or above the initial offering price.

The initial public offering price for our Class A shares is based on based on a simple formula. The price per each Class A share is equal to the quotient of (1) the sum of (a) the purchase price that Masterworks paid for the painting ($1,815,000), plus (b) 10% of such amount which equals 5-years of pre-funded routine administrative fees and expense reimbursements at the rate of 2% per year, divided by (2) 99,825, which is the total number of Class A shares offered in the offering (99,825). In addition, Masterworks will own 24,956 Class B shares representing a 20% profits interest in our C ompany. Prior to this offering, no public market exists for our Class A shares. You may not be able to sell your Class A shares at or above the initial offering price, or ever. Investors should be prepared to hold their Class A shares for an indefinite period, as there can be no assurance that the Class A shares can ever be tradable.

If our Class A shares are ever able to trade, the trading price of our Class A shares may be extremely volatile.

Securities that trade on alternative trading systems, as with other public markets, often experience significant price and volume fluctuations. These fluctuations can be more pronounced for securities that have a small public float, such as our C ompany. The market price of the Class A shares could fluctuate widely in price in response to various potential factors, many of which will be beyond our control, including the total number of available buyers or sellers at any point in time, auction listings and sales of other similar paintings, our solicitation of votes in response to a Bona Fide Offer to acquire the Painting, economic, market, geopolitical and other external factors. As a result, the market price of our Class A shares may be volatile, and holders of our Class A shares will likely experience a decrease in the value of their Class A shares. No assurance can be given that the market price of our Class A shares will not fluctuate or decline significantly in the future or that you will be able to sell your Class A shares when desired on favorable terms, or at all. Investors should be prepared to hold their Class A shares for an indefinite period, as there can be no assurance that the Class A shares will ever be tradable.

If you pay part or all of the purchase price for the Class A shares in this offering in Bitcoin , Ether or foreign currency, and we do not close the offering, or choose to reject the subscription, you could have exposure for currency risk.

Investors in this offering may be able to make payment of the purchase price in the form of Bitcoin , Ether or foreign currency if we are able to forge relationships with licensed currency and crypto-currency exchange services providers. For those investors who pay in Bitcoin , Ether or foreign currency, we plan to use a third-party service to convert such payment into U.S. dollars at the time a subscription agreement is executed, and then deposit such funds into a segregated non-interest bearing account of ours. If any funds are returned by us or if we choose to reject a subscription or elect not to proceed with the offering, such funds will be returned in the form of U.S. dollars, or, at the election of the subscriber, we will exchange the U.S. dollars back into Bitcoin , Ether or foreign currency at the time we return the funds. Because the Bitcoin and Ether market s are extremely volatile as are certain foreign currency markets, and the U.S. dollar value of Bitcoin , Ether or foreign currencies is speculative and the value of Bitcoin , Ether or your foreign currency at the time you make your subscription may differ substantially from its U.S. dollar value in the future. You may lose money if we choose to reject a subscription or elect not to proceed with the offering and refund your subscription. Any investor who chooses to pay for the Class A shares in this offering in Bitcoin , Ether or foreign currency is subject to such fluctuations in the value of Bitcoin , Ether or such foreign currency and the currency risks stemming therefrom.

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We will be required to publicly report on an ongoing basis under the reporting rules set forth in Regulation A for Tier 2 issuers. Therefore, we will be subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not “emerging growth companies,” and our investors could receive less information than they might expect to receive from exchange traded public companies.

We will be required to publicly report on an ongoing basis under the reporting rules set forth in Regulation A for Tier 2 issuers. The ongoing reporting requirements under Regulation A are more relaxed than for “emerging growth companies” under the Exchange Act. The differences include, but are not limited to, being required to file only annual and semiannual reports, rather than annual and quarterly reports. Annual reports are due within 120 calendar days after the end of the issuer’s fiscal year, and semiannual reports are due within 90 calendar days after the end of the first six months of the issuer’s fiscal year. Therefore, our investors could receive less information than they might expect to receive from exchange traded public companies.

If our Class A shares ever become tradable, and become subject to the penny stock rules, it would become more difficult to trade our Class A shares.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price per Class A share of less than $5.00, other than securities registered on certain national securities exchanges or authorized for quotation on certain automated quotation systems, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. If the price of our Class A shares is less than $5.00 per Class A share, our Class A shares will be deemed a penny stock. The penny stock rules require a broker-dealer, before effecting a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document containing specified information. In addition, the penny stock rules require that, before effecting any such transaction in a penny stock not otherwise exempt from those rules, a broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive:

●	the purchaser’s written acknowledgment of the receipt of a risk disclosure statement;
●	a written agreement to transactions involving penny stocks; and
●	a signed and dated copy of a written suitability statement.

These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our Class A shares, and therefore holders of our Class A shares may have difficulty selling their Class A shares. Investors should be prepared to hold their Class A shares for an indefinite period of time, as there can be no assurance that the Class A shares can ever be tradable.

If our Class A shares are ever able to trade, FINRA sales practice requirements may limit an investors ability to buy and sell our Class A shares.

If our Class A shares are ever able to trade, in addition to the “penny stock” rules described above, FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative, low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. The FINRA requirements may make it more difficult for broker-dealers to recommend that their customers buy our Class A shares, which may have the effect of reducing the level of trading activity in our Class A shares. For these and other reasons, broker dealers may not recommend our Class A shares, which could reduce the liquidity of the Class A shares.

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Holders of our Class A shares may face significant restrictions on the resale of the Class A shares due to state “Blue Sky” laws.

Each state has its own securities laws, often called “blue sky” laws, which limit sales of securities to a state’s residents unless the securities are registered in that state or qualify for an exemption from registration and govern the reporting requirements for broker-dealers doing business directly or indirectly in the state. Before a security is sold in a state, there must be a registration in place to cover the transaction, or the transaction must be exempt from registration. The applicable broker must be registered in that state. We do not know whether our Class A shares will be registered or exempt from registration under the laws of any state. If our Class A shares are quoted on an alternative trading system, a determination regarding registration will be made by those broker-dealers, if any, who agree to serve as the market-makers for our Class A shares. There may be significant state blue sky law restrictions on the ability of investors to sell, and on purchasers to buy, our Class A shares. You should therefore consider the resale market for our Class A shares to be limited, as you may be unable to resell your Class A shares without the significant expense of state registration or qualification, or at all.

Transactions in the Class A shares are planned to be recorded on the Ethereum blockchain, a distributed ledger technology, which could subject us to risks.

In addition to the official records maintained by our transfer agent, we intend to use ERC20 tokens to represent ownership of our Class A shares on the Ethereum blockchain which will create a public record of changes in our Class A share ownership. The term ERC20 is a technical standard for smart contracts on the Ethereum blockchain for implementing tokens. ERC stands for Ethereum Request for Comment and 20 is the number that was assigned to this particular request. We and or Computershare, who we intend to engage as our transfer agent, will maintain central authority over the recording of changes in our Class A share ownership. Ether is used to compensate participants on the Ethereum blockchain for validating transactions. In the event lawmakers or regulatory authorities in the United States determine that the payment of Ether in connection with transactions effected on the Ethereum blockchain is unlawful or the Ethereum blockchain ceases operation for any reason, we may be required to change the method in which we publicly reflect changes in our Class A share ownership and we would need to migrate our systems to an acceptable alternative. Any such event could cause a halt, suspend or eliminate trading in our Class A shares for a period of time or indefinitely, thereby impairing the liquidity of the Class A shares.

Sales of our Class A shares under Rule 144 could reduce the price of our stock.

Following this offering, Masterworks will own 24,956 Class B shares, representing a 20% “profits interest” in our fully diluted equity. The Class B shares will be convertible into Class A shares with a value at the time of conversion equal to 20% of the increase in value of our issued and outstanding Class A and Class B shares. Masterworks will agree to lock-up provisions in our operating agreement that will prohibit it from selling shares prior to the one-year anniversary of the offering, provided that Masterworks is permitted to pledge all of its shares to unaffiliated third-party lenders and such lenders shall not be subject to the lock-up if they obtain ownership of the shares in connection with a default by Masterworks on its indebtedness. After the one-year anniversary, Masterworks will have no restrictions on the disposition of any of its retained shares, other than restrictions imposed by applicable securities laws. These shares held by our affiliates, shall be “restricted securities” as defined in Rule 144 of the Securities Act. In general, our affiliates must either sell their restricted shares in a transaction exempt from the registration requirements of the of the Securities Act, in which case the buyer would own restricted securities that could not trade freely with the Class A shares sold in this offering for at least one year from the time of such sale, or they could sell their shares in accordance with Rule 144. Rule 144 requires that these affiliates hold their shares for a period of at least one year, not sell more than one percent of the total issued and outstanding Class A shares in any 90-day period and resell the Class A shares in an unsolicited brokerage transaction at the market price. The availability for sale of substantial amounts of Class A shares under Rule 144 could reduce prevailing market prices for our securities.

This is a fixed price offering and the fixed offering price may not accurately represent the current value of us or our assets at any particular time. Therefore, the purchase price you pay for Class A shares may not be supported by the value of our assets at the time of your purchase.

This is a fixed price offering, which means that the offering price for our Class A shares will not vary based on the underlying value of our assets at any time. Masterworks is retaining 24,956 Class B shares, representing a 20% “profits interest” in our fully diluted equity. The Class B shares retained by Masterworks will entitle Masterworks to 20% of the profit on sale of the Painting or the ability to convert such shares into Class A shares with a value at the time of conversion equal to 20% of the increase in value of our issued and outstanding Class A and Class B shares . Masterworks will also be entitled to receive fees and expense reimbursement for administration of our operations, which will be paid in cash at a rate of $36,300 per annum for the first five years following the closing of this offering and additional Class A shares at a rate of 2% of the total Class A shares outstanding per annum after the five-year anniversary of the offering for administrative services. Therefore, the fixed offering price established for our Class A shares may not be supported by the current value of the Company or the Painting at the offering or any particular time in the future.

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If we face litigation related to the offering, the Manager may elect to auction the Painting and the proceeds of any sale at such auction may be insufficient to provide an adequate remedy. Further, if investors successfully seek rescission, we would face severe financial demands that we may not be able to meet.

Our Class A shares have not been registered under the Securities Act and are being offered in reliance upon the exemption provided by Section 3(b) of the Securities Act, including Regulation A promulgated thereunder. We represent that this offering circular does not contain any untrue statements of material fact or omit to state any material fact necessary to make the statements made, in light of all the circumstances under which they are made, not misleading. However, if this representation is inaccurate with respect to a material fact, if this offering fails to qualify for exemption from registration under the federal securities laws pursuant to Regulation A, or if we fail to register the Class A shares or find an exemption under the securities laws of each state in which we offer the Class A shares, each investor may have the right to rescind his, her or its purchase of the Class A shares and to receive back from us his, her or its purchase price with interest. Such investors, however, may be unable to collect on any judgment, and the cost of obtaining such judgment may outweigh the benefits. If investors successfully seek rescission, the Manager may elect to sell the Painting and there can be no assurance that the proceeds of any such sale would be an adequate remedy for our investors and we would face severe financial demands we may not be able to meet and it may adversely affect any non-rescinding investors.

If we face litigation, unless such litigation is proven to involve fraud or intentional misconduct on the part of the Manager or our other affiliates, the Manager will be entitled to sell the painting at auction and recoup its expenses in connection with defending and or settling such litigation.

Our operating agreement indemnifies the Manager in all instances not involving fraud or intentional misconduct. In addition, while the Manager is responsible for all ordinary and necessary expenses incurred in connection with maintaining the Painting and administering our C ompany, there is an exception for costs incurred in connection with litigation. Accordingly, if there is any litigation involving our C ompany which does not involve fraud or intentional misconduct, the costs relating to such litigation will be deducted from the funds to be disbursed to holders of Class A shares upon our sale of the Painting and subsequent dissolution.

Because we do not have an audit or compensation committee, holders of our Class A shares will have to rely on our Manager’s Board of Managers and the Independent Representative to perform these functions.

We do not have an audit or compensation committee comprised of an independent director. Indeed, we do not have any audit or compensation committee. The Manager’s Board of Managers is made up of Scott W. Lynn, Joshua B. Goldstein and Frank J. Cotroneo. One of the members of the Board of Managers, Frank J. Cotroneo, serves as the Independent Representative on the board. The Independent Representative serves to protect the interests of the holders of the Class A shares and is tasked with reviewing and approving all related party transactions between us and our affiliates and address all conflicts of interest that may arise between us and the holders of the Class A shares and our affiliates. If the Independent Representative resigns from such position on the Board of Managers at any time, the remaining members of the Board of Managers shall appoint a replacement that meets the standards of an independent director pursuant to the standards set forth on NASDAQ pursuant to NASDAQ Marketplace Rule 4200(a)(15).

The securities industry or art industry analysts may publish detailed research reports on us or the Painting, but it is possible that those parties, as well as the media, commentators, and industry experts, will publish informal commentary or news stories about us or the Painting, which may be negative and may negatively impact the value the Class A shares.

Given the unique features of our business model and this offering, it is possible that the analysts, media, commentators and industry experts may publicize opinions on the value of the Painting or the Class A shares which may be negative and which may significantly and adversely affect the value of our Class A shares.

Purchasers in this offering and in the aftermarket will experience dilution in the book value of their investment over time.

The initial offering price per Class A share will be approximately equal to 80% of the pro forma net tangible book value per Class A share of our Class A shares outstanding immediately following this offering. However, over time the Manager will earn an administrative services fee in the form of Class A shares. This fee will when issued effectively reduce the tangible book value per Class A share over time.

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Fiduciaries investing the assets of a trust or pension or profit sharing plan must carefully assess an investment in us to ensure compliance with the Employee Retirement Income Security Act of 1974 (“ERISA”).

In considering an investment in us of a portion of the assets of a trust or a pension or profit-sharing plan qualified under Section 401(a) of the Code and exempt from tax under Section 501(a), a fiduciary should consider:

●	whether the investment satisfies the diversification requirements of Section 404 of ERISA;
●	whether the investment is prudent, since the Class A shares are not freely transferable and there may not be a market created in which the Class A shares may be sold or otherwise disposed; and
●	whether interests in us or the Painting constitute “Plan Assets” under ERISA.
●	See “ERISA Considerations” for additional information.

Provisions of our Certificate of Formation and our Operating Agreement may delay or prevent a take-over which may not be in the best interests of holders our Class A shares.

Provisions of our Certificate of Formation and the operating agreement may be deemed to have anti-takeover effects, which include, among others, the Manager having sole and exclusive control of the operations of us with the exclusion of the holders of the Class A shares being able to vote upon certain limited circumstances, and may delay, defer or prevent a takeover attempt.

We do not intend to pay distributions in the foreseeable future and may only make a distribution to the holders of our Class A shares if the Painting can be sold at a profit to the price we paid and after the costs and expenses associated with the sale there are sufficient funds to effect a distribution upon the liquidation of the C ompany.

We do not maintain any cash balances and do not intend to pay any distributions in the foreseeable future and may only make a distribution to the holders of our Class A shares if the Painting can be sold at a profit to the price we paid and other costs and expenses associated with the sale there are sufficient funds to effect a distribution upon our liquidation. Investors should be prepared to never receive a distribution in connection with their ownership of the Class A shares.

DILUTION

As of the date of this filing, there are 16,015 membership interests of the Company currently issued and outstanding, which are held by Masterworks. The 16,015 membership interests currently are not convertible.

Upon the completion of this offering, the Company will enter into an amended and restated operating agreement which will create two classes of membership interests of the Company in the form of the Class A and Class B shares, and simultaneously, the 16,015 membership interests will convert automatically into 24,956 Class B shares and at that time the Class B shares will become convertible pursuant to a formula into Class A shares. The formula for the conversion of the Class B shares into the Class A shares is as follows:

Class A shares issuable upon conversion	=	(A) Value Increase, multiplied by
(B) Conversion Percentage, multiplied by
(C) 20%, divided by
(D) Class A Share Value.

Definitions for conversion calculation:

“Value Increase”	means, (A) the total number of Class A and Class B shares outstanding at such time, multiplied by (B) the positive remainder, if any, resulting from (i) the Class A Share Value, minus (ii) $20.00.

“Conversion Percentage”	means, (A) the number of Class B shares being converted, divided by (B) the number of Class B shares outstanding upon closing of this offering (24,956).

“Class A Share Value”	means, as of the close of business on the day preceding the conversion date, the volume weighted average trading price (“VWAP”) of the Class A shares on all trading platforms or trading systems on which the Class A shares are being traded over the forty-five (45) trading days then ended, provided, that if the total aggregate trading volume over such 45-trading-day period is less than 1% of the public float, such period shall be extended to the ninety (90) trading days then ended, provided, further, if the total aggregate trading volume over such 90-trading-day period is less than 1% of the public float, the holder of the Class B shares shall be entitled to request that the Manager obtain an appraisal of the Class A Share Value from one or more independent nationally-recognized third party appraisal companies and such appraisal shall constitute the Class A Share Value.

Examples of conversion calculation

The following table illustrates the number and percentage of Class A shares that would be issued to Masterworks upon conversion of all of its Class B shares based on hypothetical changes in the trading price or value of the Class A shares:

Hypothetical Class A Share Value	$20.00	$30.00	$40.00	$50.00	$60.00
No. of Class A shares Masterworks would receive upon conversion of 100% of its Class B shares	0	8,319	12,478	14,974	16,638
Percentage of total outstanding Class A shares Masterworks would receive upon conversion of 100% of its Class B shares	0%	7.69%	11.11%	13.04%	14.29%

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Pursuant to the foregoing formula, Class A shares will only be issuable upon a conversion of Class B shares if the value of the Class A shares is higher than $20 per share.  Upon the closing of this offering, the value of the Class A shares will be $20 per share based on the offering price and therefore, no shares will be issuable upon a conversion of Class B shares into Class A shares at such time.

Therefore, there will be no immediate dilution to the investors purchasing Class A shares in this offering, regardless of the nominal consideration paid for the 16,015 membership interests which will into the Class B shares upon the closing of this offering.  The aggregate cash cost to Masterworks for the 24,956 Class B shares (once they are issued) will be $100.00 (representing the cash payment made in consideration of the issuance of 16,015 membership interests that will convert into Class B shares ) or less than $0.01 per share. If in the future the value of the Class A shares increases to where there is a gain in value, based on the above formula, there will be dilution.

For example, if the value of the Class A shares is $30 per share, based on the foregoing conversion formula, the Class B shares will be convertible into 8,319 of Class A shares if Masterworks decides to convert all of the Class B shares they hold.  The new investors ownership interest would be diluted as follows:

	Dilution Based on Hypothetical Conversion
	Shares Purchased		Total Consideration		Average Price
	Number	Percent	Amount	Percent	per Share
Existing stockholders as of April 16, 2018	0	0.0%	$0	0.0%	$0.00
Assumed issuance of Class A shares for converted Class B Shares upon the completion of the Offering	8,319	0.08%	$100	0.0%	0.01
New investors	99,825	99.92%	$1,996,500	100.0%	$20.00
Total	108,144	100.0%	$1,996,600	100.0%	$18.46

Further, as additional Class A shares are issued to the Manager as payment for its administrative services after the five-year anniversary of the offering, the then holders of the Class A shares will suffer dilution.

PLAN OF DISTRIBUTION

We are undertaking this offering without an underwriter. We have not engaged any broker-dealers to distribute the Class A shares. We intend to sell the Class A shares directly to the public using the Masterworks Platform. No party inside or outside of us will be compensated for selling the Class A shares. This offering is being conducted on a “best efforts” basis, which means that there is no guarantee that any minimum amount will be sold. Furthermore, Manager will perform Suitability Verification Services and anti-money laundering and bad actor checks on behalf of us in connection with the offering (as described below).

Online Subscriptions and Bank Account

Our affiliate Masterworks.io owns the Masterworks Platform and the principals of Masterworks (including Masterworks Administrative Services, LLC) operate the Masterworks Platform located at https://www.masterworks.io/ that allows investors to acquire ownership of an interest in special purpose companies that invest in distinct artworks. Through the Masterworks Platform, investors can, once they establish an account, browse and screen artwork investments, view details of an investment and sign legal documents online. After the qualification by the SEC of the offering statement of which this offering circular is a part, the offering will be conducted through the Masterworks Platform, whereby investors will receive, review, execute and deliver subscription agreements electronically as well as make payment of the purchase price in the form of ACH debit transfer or wire transfer into a segregated non-interest bearing account held by us until the closing date of this offering. We currently do not, but may decide in the future to also permit payment to be made in Bitcoin , Ether, foreign currency or by credit card if and to the extent we can establish relationships with licensed currency and crypto-currency exchange services providers and or payment processing entities to facilitate such transactions. We do not have any such relationship in place as of the date of this offering circular and we are therefore not currently able to accept those forms of payment. If we do accept alternative forms of payment, they will be converted or exchanged for cash and the cash will be deposited into the segregated account pending the closing. On the closing date, the funds in the account will be released to us and the associated Class A shares will be issued to the investors in this offering. If there is no closing of this offering, the funds deposited in the segregated account will be promptly returned to subscribers, without deduction and generally without interest. If any funds are returned by us if we choose to reject a subscription or elect not to proceed with the offering, such funds will be returned in the form of U.S. dollars or, at the request of such subscriber, we will exchange the U.S. dollars for the same alternative form of payment as was accepted at the time the subscription was received and will refund the amount received upon such exchange.

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Upon closing under the terms as set out in this offering circular, funds will be immediately transferred to us (where the funds will be available for use in the operations of the Company’s business in a manner consistent with the “Use of Proceeds” in this offering circular).

Suitability Verification and Anti-Money Laundering Services

The Manager will also perform the following administrative functions in connection with this offering (“Suitability Verification Services”):

●	contact us and/or our agents, if needed, to gather additional information or clarification from investors;
●	advise us as to permitted investment limits for investors pursuant to Regulation A, Tier 2;
●	conduct anti-money laundering checks and bad actor checks;
●	provide us with prompt notice about inconsistent, incorrect or otherwise flagged subscriptions (e.g., for underage investors or anti-money laundering reasons); and
●	transmit the subscription information data to the Transfer Agent.

The Manager is not a FINRA member and is not participating as an underwriter of the offering. As such, it will not solicit any investment in us, recommend our securities or provide investment advice to any prospective investor, or distribute the offering circular or other offering materials to investors. All inquiries regarding this offering should be made directly to us.

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Transfer Agent and Registrar

We intend to engage Computershare Trust Company, N.A. (“Transfer Agent”) to be the transfer agent and registrar for the Class A shares and will be subject to the agreed upon fee schedule.

The Transfer Agent’s address is at 250 Royall Street, Canton, Massachusetts 02021 and its telephone number is (877) 373-6374.

Our Manager will pay the Transfer Agent an ongoing account management fee per month in accordance with the fee schedule depending on the number of holder accounts as set forth below to cover the administration of services set forth on that certain Fee and Service Schedule among Computershare Inc., Computershare Trust Company, N.A. and us:

Up to 250 holder accounts	$208.33 per month
From 251 to 1000 holder accounts	$350.00 per month
From 1,001 to 5000 holder accounts (annual fee/monthly billing)	$3.50 per account
From 5,001 to 15,000 holder accounts (annual fee/monthly billing)	$3.25 per account
From 15,001 to 25,000 holder accounts (annual fee/monthly billing)	$3.00 per account

Book-Entry Records of Class A shares

Ownership of the Class A shares will be represented in “book-entry” only form directly in the name of the respective owner of the Class A shares and shall be recorded by the Transfer Agent and that no physical certificates shall be issued, nor received, by Transfer Agent or any other person. The Transfer Agent shall send out email confirmations of positions and notifications of changes “from” us upon each and every event affecting any person’s ownership interest, with a footer referencing the Transfer Agent.

We have no responsibility for any aspect of the actions of the Transfer Agent. In addition, we have no responsibility or liability for any aspect of the records kept by the Transfer Agent relating to, or payments made on account of investors in, the Class A shares, or for maintaining, supervising or reviewing any records relating to ownership of Class A shares. We do not supervise the systems of the Transfer Agent.

Ethereum Blockchain

We use ERC20 tokens from the Ethereum blockchain to illustrate ownership of our Class A shares in a public ledger. “Ethereum blockchain” refers to distributed ledger technology. Ethereum is an open-source, public, blockchain-based distributed computing platform and operating system featuring smart contract (scripting) functionality. Ether can be transferred between accounts and used to compensate participant mining nodes for computations performed. The official stock register reflecting o wnership of our Class A shares will be maintained by Computershare, which we intend to engage as our transfer agent. All transfers of our Class A shares must be approved by us, and therefore investors will not be able to transfer Class A shares without our knowledge and prior consent. We and or the transfer agent will maintain control over all transactions that are published over the Ethereum blockchain with respect to tokens used to illustrate and record ownership of our Class A shares. Accordingly, we are not selling tokens to investors in this offering and as a purchaser of Class A shares, an investor obtains no rights to acquire or hold tokens. This centralized control over tokens is necessary to comply with applicable federal and state securities laws in the United States, as well as international securities laws. The current status of whether Ether should be treated as a security is unsettled in the United States and in other countries. We believe that blockchain technologies, such as Ethereum, have potential advantages over the traditional securities transfer and settlement regime for creating liquidity in the global capital markets and enabling a more direct relationship between issuers and their investors. In the event the legal status of Ether is clarified in a positive manner by lawmakers and or regulatory authorities in the United States, we may seek to accept payment for an investment in Ether.

Investment Amount Limitations

The minimum and maximum purchase requirements per investor is $100 and $100,000, respectively; however, we can waive the maximum purchase requirements on a case-by-case basis in our sole discretion. Subscriptions, once received, are irrevocable by the investors but can be rejected by us. In addition, our operating agreement, restricts beneficial ownership by any individual Class A shareholder to a maximum of 19.99% of the total Class A shares issued and outstanding; however, this 19.99% limitation does not apply to any of the Masterworks entities.

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, you are encouraged to refer to www.investor.gov.

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As a Tier 2, Regulation A offering, investors must comply with the 10% limitation to investment in the offering. The only investor in this offering exempt from this limitation is an accredited investor, an “Accredited Investor,” as defined under Rule 501 of Regulation D. If you meet one of the following tests you should qualify as an Accredited Investor:

(i)	You are a natural person who has had individual income in excess of $200,000 in each of the two most recent years, or joint income with your spouse in excess of $300,000 in each of these years, and have a reasonable expectation of reaching the same income level in the current year;

(ii)	You are a natural person and your individual net worth, or joint net worth with your spouse, exceeds $1,000,000 at the time you purchase Class A shares (please see below on how to calculate your net worth);

(iii)	You are an executive officer or general partner of the issuer or a manager or executive officer of the general partner of the issuer;

(iv)	You are an organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, or the Code, a corporation, a Massachusetts or similar business trust or a partnership, not formed for the specific purpose of acquiring the Class A shares, with total assets in excess of $5,000,000;

(v)	You are a bank or a savings and loan association or other institution as defined in the Securities Act, a broker or dealer registered pursuant to Section 15 of the Exchange Act an insurance company as defined by the Securities Act, an investment company registered under the Investment Company Act of 1940, as amended, or the Investment Company Act, or a business development company as defined in that act, any Small Business Investment Company licensed by the Small Business Investment Act of 1958 or a private business development company as defined in the Investment Advisers Act of 1940;

(vi)	You are an entity (including an Individual Retirement Account trust) in which each equity owner is an accredited investor;

(vii)	You are a trust with total assets in excess of $5,000,000, your purchase of Class A shares is directed by a person who either alone or with his purchaser representative(s) (as defined in Regulation D promulgated under the Securities Act) has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment, and you were not formed for the specific purpose of investing in the Class A shares ; or

(viii)	You are a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has assets in excess of $5,000,000.

Offering Period and Expiration Date

We will commence the sale of the Class A shares as of the date on which the offering statement of which this offering circular is a part is declared qualified by the SEC. We expect the offering will close 180 days from commencement of the offering or such earlier date on which all of the Class A shares are sold, though we may elect to close in advance of such date or extend the offering beyond such date in our discretion.

Testing the Waters

We plan to use the Masterworks Platform website at https://masterworks.io/ to provide notification of this anticipated offering. Prior to the qualification of the offering by the SEC, if you desire information about this anticipated offering, you would go to the Masterworks Platform website. The Masterworks Platform website is planned to contain publicly available information regarding prior auction sales of art created by Andy Warhol. This offering circular as well as amendments to this offering circular after it has been publicly filed and prior to qualification by the SEC will be furnished to prospective investors for their review via download 24 hours per day, 7 days per week on the website as well.

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Procedures for Subscribing

After the qualification by the SEC of the offering statement of which this offering circular is a part, if you decide to subscribe for any Class A shares in this offering, you should:

Go to the Masterworks Platform website at https://masterworks.io/, and follow the links and procedures described on the website to invest.

1.	Electronically receive, review, execute and deliver to us a Subscription Agreement; and

2.	Deliver funds ACH or wire transfer (or by such alternative payment method as may be indicated on the Masterworks Platform) for the amount set forth in the Subscription Agreement directly to the specified segregated non-interest-bearing bank account maintained by us.

The website will direct interested investors to receive (upon their acknowledgement that they have had the opportunity to review this offering circular), review, execute and deliver subscription agreements electronically.

Any potential investor will have ample time to review the Subscription Agreement, along with their counsel, prior to making any final investment decision. We will not accept any money until the SEC declares this offering circular qualified.

All funds received from investors in this offering will be held non-interest bearing segregated bank account held by us. The funds in the account will be released to us only after we close the offering on the closing date. We intend to complete one closing on the closing date and until that time, the proceeds for the offering will be kept in the segregated bank account. At the closing, the proceeds will be distributed to us and the associated Class A shares will be issued to the investors in this offering. If there is no closing or if funds remain in the account upon termination of this offering without any corresponding closing, the funds deposited in the segregated account will be promptly returned to subscribers, without deduction and generally without interest. Further, if we chose to accept such payments, for those investors who pay in Bitcoin , Ether or foreign currency, we plan to use a third-party service to convert such payment into U.S. dollars at the time a Bitcoin , Ether or foreign currency subscription is received, and then deposit such funds in the account. If any funds are returned by us if we choose to reject a subscription or elect not to proceed with the offering, such funds will be returned in the form of U.S. dollars unless a subscriber elects to have such refund in the same form of currency or Bitcoin or Ether as the subscription was made, in which case we will use a third-party service to convert such U.S. dollars back to Bitcoin , Ether or such foreign currency prior to refunding such subscription.

You will be required to represent and warrant in your subscription agreement that you are an accredited investor as defined under Rule 501 of Regulation D or that your investment in the Class A shares does not exceed 10% of your net worth or annual income, whichever is greater, if you are a natural person, or 10% of your revenues or net assets, whichever is greater, calculated as of your most recent fiscal year if you are a non-natural person. By completing and executing your subscription agreement you will also acknowledge and represent that you have received a copy of this offering circular, you are purchasing the Class A shares for your own account and that your rights and responsibilities regarding your Class A shares will be governed by our operating agreement and Certificate of Formation, each filed as an exhibit to the offering circular. Purchasers of our Class A shares in this offering and subsequent purchasers will be deemed to become party to the Masterworks 001, LLC operating agreement, a form of which is filed as Exhibit 2. 3 hereto.

●	Right to Reject Subscriptions. After we receive your complete, executed subscription agreement and the funds required under the subscription agreement have been transferred to the non-interest bearing segregated bank account, we have the right to review and accept or reject your subscription in whole or in part, for any reason or for no reason. We will return all monies from rejected subscriptions immediately to you, without interest or deduction.

●	Acceptance of Subscriptions. Upon our acceptance of a subscription agreement, we will countersign the subscription agreement and issue the Class A shares subscribed at closing. Once you submit the subscription agreement and it is accepted, you may not revoke or change your subscription or request your subscription funds. All accepted subscription agreements are irrevocable.

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Under Rule 251 of Regulation A, non-accredited, non-natural investors are subject to the investment limitation and may only invest funds which do not exceed 10% of the greater of the purchaser’s revenue or net assets (as of the purchaser’s most recent fiscal year end). A non-accredited, natural person may only invest funds which do not exceed 10% of the greater of the purchaser’s annual income or net worth (please see below on how to calculate your net worth).

NOTE: For the purposes of calculating your Net Worth, it is defined as the difference between total assets and total liabilities. This calculation must exclude the value of your primary residence and may exclude any indebtedness secured by your primary residence (up to an amount equal to the value of your primary residence). In the case of fiduciary accounts, net worth and/or income suitability requirements may be satisfied by the beneficiary of the account or by the fiduciary, if the fiduciary directly or indirectly provides funds for the purchase of the Class A shares.

In order to purchase Class A shares and prior to the acceptance of any funds from an investor, an investor will be required to represent, to our satisfaction, that he or she is either an accredited investor or is in compliance with the 10% of net worth or annual income limitation on investment in this offering.

Non-U.S. investors may participate in the offering by depositing their funds in the non-interest-bearing account. Any such funds that are received shall be held on deposit until the applicable closing of the offering or returned if the offering fails to close.

Selling Restrictions

Notice to prospective investors in Canada

The offering of the Class A shares in Canada is being made on a private placement basis in reliance on exemptions from the prospectus requirements under the securities laws of each applicable Canadian province and territory where the Class A shares may be offered and sold, and therein may only be made with investors that are purchasing as principal and that qualify as both an “accredited investor” as such term is defined in National Instrument 45-106 Prospectus and Registration Exemptions and as a “permitted client” as such term is defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligation. Any offer and sale of the Class A shares in any province or territory of Canada may only be made through a dealer that is properly registered under the securities legislation of the applicable province or territory wherein the Class A shares are offered and/or sold or, alternatively, by a dealer that qualifies under and is relying upon an exemption from the registration requirements therein.

Any resale of the Class A shares by an investor resident in Canada must be made in accordance with applicable Canadian securities laws, which may require resales to be made in accordance with prospectus and registration requirements, statutory exemptions from the prospectus and registration requirements or under a discretionary exemption from the prospectus and registration requirements granted by the applicable Canadian securities regulatory authority. These resale restrictions may under certain circumstances apply to resales of the Class A shares outside of Canada.

Upon receipt of this document, each Canadian investor hereby confirms that it has expressly requested that all documents evidencing or relating in any way to the sale of the securities described herein (including for greater certainty any purchase confirmation or any notice) be drawn up in the English language only. Par la réception de ce document, chaque investisseur canadien confirme par les présentes qu’il a expressément exigé que tous les documents faisant foi ou se rapportant de quelque manière que ce soit à la vente des valeurs mobilières décrites aux présentes (incluant, pour plus de certitude, toute confirmation d’achat ou tout avis) soient rédigés en anglais seulement.

Notice to prospective investors in the European Economic Area

In relation to each Member State of the European Economic Area (each, a “Relevant Member State”), no offer of Class A shares may be made to the public in that Relevant Member State other than:

●	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

●	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives; or

●	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of Class A shares shall require us or the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

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Each person in a Relevant Member State who initially acquires any Class A shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive. In the case of any Class A shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the Class A shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any Class A shares to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

We, the representatives and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

This offering circular has been prepared on the basis that any offer of Class A shares in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of Class A shares. Accordingly, any person making or intending to make an offer in that Relevant Member State of Class A shares which are the subject of the offering contemplated in this offering circular may only do so in circumstances in which no obligation arises for us to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. We have not authorized, nor do we authorize, the making of any offer of Class A shares in circumstances in which an obligation arises for us to publish a prospectus for such offer.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any Class A shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Class A shares to be offered so as to enable an investor to decide to purchase or subscribe the Class A shares, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to prospective investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”).

Any person in the United Kingdom that is not a relevant person should not act or rely on the information included in this document or use it as basis for taking any action. In the United Kingdom, any investment or investment activity that this document relates to may be made or taken exclusively by relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

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Notice to Prospective Investors in Switzerland

The Class A shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or SIX, or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the Class A shares or this offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to this offering, our C ompany, the Class A shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of Class A shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of Class A shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or CISA. The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of Class A shares.

Notice to Prospective Investors in the Dubai International Financial Centre

This offering circular relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority, or DFSA. This offering circular is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this offering circular nor taken steps to verify the information set forth herein and has no responsibility for the offering circular. The Class A shares to which this offering circular relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the Class A shares offered should conduct their own due diligence on the Class A shares. If you do not understand the contents of this offering circular you should consult an authorized financial advisor.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission, or ASIC, in relation to this offering. This offering circular does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001, or the Corporations Act, and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the Class A shares may only be made to persons, or the Exempt Investors, who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the Class A shares without disclosure to investors under Chapter 6D of the Corporations Act.

The Class A shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under this offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring Class A shares must observe such Australian on-sale restrictions.

This offering circular contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this offering circular is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to prospective investors in China

This offering circular does not constitute a public offer of the Class A shares, whether by sale or subscription, in the People’s Republic of China (the “PRC”). The Class A shares are not being offered or sold directly or indirectly in the PRC to or for the benefit of, legal or natural persons of the PRC.

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Further, no legal or natural persons of the PRC may directly or indirectly purchase any of the Class A shares or any beneficial interest therein without obtaining all prior PRC’s governmental approvals that are required, whether statutorily or otherwise. Persons who come into possession of this document are required by the issuer and its representatives to observe these restrictions.

Notice to Prospective Investors in Hong Kong

The Class A shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the Class A shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Class A shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Japan

The Class A shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in Singapore

This offering circular has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this offering circular and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of Class A shares may not be circulated or distributed, nor may the Class A shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Class A shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire Class A share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Class A shares pursuant to an offer made under Section 275 of the SFA except:

(a) to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(b) where no consideration is or will be given for the transfer;

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(c) where the transfer is by operation of law;

(d) as specified in Section 276(7) of the SFA; or

(e) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Class A shares and Debentures) Regulations 2005 of Singapore.

USE OF PROCEEDS TO ISSUER

We will use the net proceeds of this offering for the following purposes in the following order. We expect to receive gross proceeds from this offering of up to $1,996,500 . The Manager will pay all expenses of the offering, including fees and expenses associated with qualification of the offering under Regulation A. Therefore, the gross proceeds from this offering will equal the net proceeds from this offering. We will use $181,500 of proceeds to pre-fund ordinary and necessary administrative fees and expense reimbursements to Masterworks for the five-year period following the closing of the offering. The remaining proceeds from the offering will be paid to Masterworks together with any remaining unsold Class A shares, if any, for us to acquire the Painting from Masterworks.

DESCRIPTION OF BUSINESS

The discussions contained in this offering circular relating to Andy Warhol, the Painting and the art industry are taken from third-party sources that the Company believes to be reliable and the Company believes that the information from such sources contained herein regarding Andy Warhol, the Painting and the art industry is reasonable, and that the factual information therein is fair and accurate.

Overview

We were formed as a Delaware limited liability company on March 28, 2018, by Masterworks in order to acquire the Painting. We are a manager-managed limited liability company. Upon our formation, Masterworks was issued 16,015 shares of membership interests of the Company representing 100% of our membership interests. Masterworks Gallery adopted our operating agreement which appointed the Manager to serve as our Manager. After the five-year anniversary of this offering, our Manager can withdraw for any reason from its position as our Manager , provided that such withdrawal shall be effective only following a sale of the Painting.

The Painting was purchased by an agent of Masterworks at a public auction held by Philips in November of 2017, for $1,815,000. We are offering up to 99,825 Class A shares for aggregate consideration of up to $1,996,500. We will use $181,500 of proceeds to pre-fund ordinary and necessary administrative fees and expense reimbursements to Masterworks for the five-year period following the closing of the offering. The remaining proceeds from the offering will be paid to Masterworks together with any remaining unsold Class A shares, if any, to purchase the Painting. We do not expect to generate any revenues or cash flow unless and until the Painting is sold and no profits will be realized by investors unless the Painting is sold for more than we acquired it for and we have sufficient funds after payment of all associated costs and fees in connection with the sale of the Painting, or the investors are able sell their Class A shares on a trading platform approved by us for a price higher than they purchased them for. We will be 100% reliant on the Manager to maintain the Painting and administer its business. Following the closing of the offering, we intend to contribute title to the Painting to our wholly owned subsidiary, Masterworks 001 Cayman, LLC, a Cayman Islands limited liability company , which has not yet been formed, but which is planned to be formed prior to the completion of this offering.

Pursuant to an administrative services agreement between Masterworks and us to be entered into prior to the completion of the offering, Masterworks will manage all of our administrative services and will maintain the Painting. T he Manager will be entitled to receive fees and expense reimbursement for ordinary and necessary administration of our operations, which will be paid in cash at a rate of $36,300 per annum for the first five years following the closing of this offering and in the form of Class A shares at a rate of 2% of the total Class A shares outstanding (excluding Class A shares beneficially owned by Masterworks) per annum following the five-year anniversary of the closing of the offering. Masterworks will also manage any extraordinary or non-routine services which may be required, from time-to-time, including, without limitation, litigation or services in connection with a sale of the Painting or any sale, merger, third-party tender offer or other similar transaction involving us. Any third-party costs incurred by the Manager or payments made by the Manager in connection with litigation or major transactions will be reimbursed upon the sale of the Painting or us, as applicable. For more information regarding the administrative services agreement, see “Related Party Transactions.” We will not conduct any business activities except for activities relating to the ownership, maintenance, promotion and the eventual sale of the Painting. Our strategy will be to display and promote the Painting in a manner designed to enhance its provenance and increase its exposure and its value.

Masterworks Experience in the Art Industry

Masterworks is a relatively new organization and the transaction reflected in this offering circular is the first such transaction of its kind. Scott W. Lynn, our Founder and Chief Executive Officer and Board Member of the Manager has been an active collector of contemporary art for more than fifteen years and has built an internationally-recognized collection of Abstract Expressionism that has included works by Clyfford Still, Barnett Newman, Mark Rothko, Willem de Kooning, and more. In 2017, portions of Mr. Lynn’s collection were exhibited at the Royal Academy in London, the Denver Art Museum, and the Palm Beach Museum. At other periods in time, Mr. Lynn’s collection has been exhibited at museums such as the National Gallery, Guggenheim (New York), and the Museum of Modern Art. Our acquisition strategy is guided by Mr. Lynn and thus far has relied heavily on various outside consultants and advisors that Mr. Lynn has worked with in his personal collecting. We have recently hired and continue to hire personnel with backgrounds in art investment and analysis and as such individuals become members of our team, their biographies are posted on the “Our Team” section of the Masterworks.io website.

About the Art Market

Overview

Statistical data relating to the art market is difficult to obtain, incomplete, or inconsistent. It is a substantially unregulated industry. Although we believe that available data can be useful to gain a general perspective on the rough size and scope of the industry, and to identify broader trends, data with respect to any particular period or market segment is highly variable and subjective. Accordingly, you should not place undue reliance on any data or general information related to the art market.

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Primary Sources of Data

There are currently three primary sources of publicly available data on the art market:

●	Art Basel, a promoter of art fairs and a subsidiary of MCH Group, an international marketing organization & UBS, an international banking organization, publish the Art Market Report, which we refer to as the Art Basel Report, annually in March.

●	Deloitte Luxembourg, a division of a global financial services company & ArtTactic, an art market research and analytics company, publish the Art and Finance Report annually in November.

●	Artnet, an art market website operated by Artnet Worldwide Corporation, a wholly owned subsidiary of Artnet, AG, a German publicly traded company.

Summary

The global art market is influenced over time by the overall strength and stability of the global economy, geopolitical conditions, capital markets and world events, all of which may affect the willingness of potential buyers and sellers to purchase and sell art. The global art market is large, but it’s exact size is unknown and statistical data is inconsistent. Much of the inconsistency relates to differing estimates of the size of the private and gallery market which is based on survey data, but there is also significant disparity in reported auction market sales. According to the 2018 Art Basel Report, global art sales were $63.7 billion in 2017, up 12% from 2016. According to the Art Basel Report, estimated global sales have generally been between $54 billion and $68 billion over the past decade, except during 2009 when sales declined to approximately $40 billion, which has believed to have been caused by the global financial crises. According to Artnet, the auction market has grown considerably since 2000, with pre-sale estimates increasing by approximately 400% from May of 2000 to May of 2018. Of this growth, only approximately 25% is attributed to an increased number of works offered, while the remainder is attributed to price inflation. The average pre-sale estimate for works sold in May of 2000 was approximately $600,000 as compared to $1.7 million in May of 2018.

The high-end fine art market, consisting of works valued at over $1 million, is dominated by a small group of ultra-high-net-worth private collectors and institutions, and the group narrows sharply at the top of the high-end market, commonly regarded as works valued at over $10 million.

According to a worldwide survey conducted by AXA Art Insurance in 2014, the art market is driven by purchasers who are typically male, middle-aged and highly educated. The AXA survey identified four subcategories of art buyers:

●	Aficionados (37% of those surveyed). Aficionados immerse themselves in collecting as a passion. They typically cite passion, opportunity for self-expression and social relationships as the reasons they collect. Approximately 86% of this group primarily collect contemporary art and 79% of their acquisitions occur at art galleries.

●	Traditionalists (16% of those surveyed). Traditionalists continue a family tradition of collecting. These collectors are typically experienced, having collected for over 20 years and are motivated by preserving and promoting cultural values and owning beautiful things.

●	Investors (24% of those surveyed). Investors regard art as part of their overall portfolio, with emphasis on value maintenance and appreciation. Investors are typically less experienced collectors and purchase at auctions as often as at galleries.

●	Other (23% of those surveyed). A significant portion of the respondents do not fit neatly into the other categories.

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According to Deloitte/ArtTactic survey results in 2017, 86% of collectors buy art for emotional reasons, but also focus on investment and 54% of wealth managers view art as a means to safeguard value, which is the highest percentage since the survey began in 2011. Deloitte/ArtTactic also reported in 2017 that 44% of wealth managers are increasing focus and resources on art and wealth management services, which is the highest percentage since the survey began in 2011 and up from 38% in the prior year.

The art market is classified into several major collecting categories, including the following:

●	Postwar and contemporary,
●	Modern and impressionist,
●	Chinese and Asian, and
●	Old Masters.

According to the 2018 Art Basel Report, the postwar and contemporary category, which is generally deemed to represent works created from 1945 through the present day, is the largest category in terms of total dollar value of transactions, representing 46% of global sales in 2017, followed by the modern and impressionist category with 27% of sales in 2017. The 2014 AXA survey found that 82% of respondents collect contemporary art.

Art sales are increasingly highly concentrated among a small group of top selling artists, a trend that started in 2007 and has continued. According to Artnet, despite auction houses selling works by thousands of artists, only 25 artists were responsible for 37% and 46% of all postwar and contemporary art auction sales during 2016 and the first six months of 2017, respectively. During the first six months of 2017, the top 25 artists accounted for $1.2 billion of the $2.7 billion total generated by all auction sales in this category worldwide. Rankings among the top ten artists for the six months ended June 30, 2017 in the postwar and contemporary category were as follows:

		Total Sales
Ranking	Artist	(In millions)
1	Jean-Michel Basquiat	$242
2	Andy Warhol	$123
3	Roy Lichenstein	$84
4	Gerhard Richter	$81
5	Cy Twombly	$74
6	Francis Bacon	$52
7	Peter Doig	$47
8	Cui Ruzhuo	$46
9	Yayoi Kusama	$43
10	Rudolf Stingel	$41

Art Appraisals, Valuation, and Auction Estimates

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Valuation of artwork is more of an art than a science. There is no efficient market that determines the price of a painting and there is no standardized art valuation methodology. The fair value of art is usually based on a qualitative assessment by expert appraisers using relative valuation techniques. Art is valued by analyzing the comparative prices of similar works, aspects of the specific work, supply and demand factors and subjective perceptions of value. As an example of the inconsistency in valuations and appraisals, the Internal Revenue Service (“IRS”) published a report in 2015 highlighting the changes in valuation of professionally appraised artwork recommended by its art advisory panel of experts in 2015. In 2015, the IRS panel reviewed 446 items with an aggregated taxpayer valuation of $649 million, of which the panel recommended accepting the valuation of 156 items, or 35% and adjusted the valuation of 290 items, or 65% of the appraisals it reviewed. An artist’s reputation is developed through a combination of factors, including:

●	condition
●	gallery exhibitions,
●	patronage,
●	critical endorsement,
●	museum exhibitions,
●	museum acquisitions,
●	awards,
●	auction prices, and
●	carefully monitored supply by a sponsoring gallery.

There is tremendous variability in the market value of individual pieces by any given artist. These differences are influenced by the perceived quality of the work, materials, condition, color, size, subject matter, provenance and other factors.

Auction houses may attempt to estimate the value of a painting, but those estimates may not be “arm’s length” and are often negotiated with the selling party.  Therefore, they cannot be used as unbiased guidelines in determining the value of an artwork.

Private and Gallery Sales

According to the Art Basel Report, the relative size of the private and gallery market as compared to the auction market tends to shift based on the level of overall optimism in the market which tends to favor auction sales. For example, in 2017, auction sales accounted for 53% of total sales by dollar volume, as compared to approximately 43% in 2016. Auction houses are also increasingly participating in the private market, brokering non-auction sales transactions estimated at over $2 billion in 2016 according to TEFAF. According to Artnet, the auction market has grown considerably since 2000, with pre-sale estimates increasing by approximately 400% from May of 2000 to May of 2018. Of this growth, only approximately 25% is attributed to an increased number of works offered, while the remainder is attributed to price inflation. The average pre-sale estimate for works sold in May of 2000 was approximately $600,000 as compared to $1.7 million in May of 2018.

The private and gallery sales market is characterized by its opacity. Galleries and other intermediaries that sell high end art have extensive relationships with artists and others in the art market and are often committed to long term objectives, such as enhancing the reputation of an artist they represent or the value of a collection they hold. Accordingly, galleries can be highly selective in determining which collectors to sell to, preferring those that are likely to hold the work for a long period of time and or enhance the provenance of a piece. Most private and gallery sales are confidential. Galleries are typically willing to hold inventory for long periods and generally offer works at posted prices, though discounts are not uncommon. Sellers determine pricing in a gallery sales model.

Auction Sales

Most art auctions sales occur in the United States, the United Kingdom and China, which collectively accounted for more than 68% of global sales in 2017, with the United States leading the world with 35% of global auction sales, followed by China at 33% and the United Kingdom at 16%.

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The auction market is relatively transparent and more democratic than the gallery market in the sense that anyone willing to pay top dollar can acquire a piece, subject only to compliance with applicable laws. Auction sales occur at fixed time and are a matter of public record. Buyers determine the price of a piece in an auction sale, though the seller typically sets a reserve floor price at which they would be unwilling to sell below. Estimated sales prices at auctions are set by the auction house, with seller’s input, based on a variety of factors, including prior sales, market factors supply considerations and the reserve price floor. Auction estimates are often inaccurate and should not be viewed as proxies for determining market value. The price at which an auctioneer declares an item sold at a public auction, referred to as the “hammer price,” does not reflect either the amount realized by a seller or the price paid by a buyer. In addition to the hammer price, a successful bidder must pay the so-called “buyer’s premium,” which is effectively a commission on sale that ranges from between 14% and 25%% of the hammer price. Sotheby’s published buyer’s premiums are 25% for a hammer price up to $300,000, 20% for a hammer price between $300,000 to $3.0 million and 12.9% above $3.0 million. The economics received by a seller in an auction can vary widely. For works of relatively low value, sellers may be required to pay selling commissions to the auctioneer and the auctioneer may retain the full buyer’s premium” . For higher value works, sellers pay no commissions and may be entitled to receive a portion of the buyer’s premium or the amount of the purchase price. If there is a third-party guarantee on the lot, which obligates the guarantor to bid when the auction begins, the net proceeds available to a seller may also be reduced.

Because of the public nature of auction sales, they pose certain risks for sellers.  If a work fails to sell at auction, it represents a public failure, which often makes the work much harder to sell.  The rate at which artworks fail to sell at public auction, referred to as the “buy-in rate,” averages over 30%, according to Artprice, and has averaged 31% for Andy Warhol works listed during the past seventeen years.  The value of a piece of artwork is almost entirely subjective, so a failure to sell a piece at auction is damaging to the perceived value of the work, a concept referred to the art industry as “burning” the work.  A 2008 study by Beggs and Graddy determined that paintings that fail to sell at auction yield 30% less than other paintings.

A practice has emerged in the auction market to obtain guarantees or irrevocable pre-auction bids. These irrevocable pre-auction bids, which may be provided by the auctioneer or an unaffiliated third-party, effectively guaranty that the auction will be successful, and the work will sell within the estimated price range. The downside of obtaining irrevocable pre-auction bids from a seller’s perspective is that if the work sells in the auction at a price above the pre-auction bid, the party providing the pre-auction bid will be entitled to receive a portion of the selling price above the pre-auction bid price and the seller will receive less net proceeds from the sale than would have otherwise been the case had the seller not solicited the pre-auction irrevocable bid. The economic terms of irrevocable pre-auction bids are not typically disclosed and can vary widely based on negotiations between the relevant parties. Also, it is not unusual for the providers of pre-auction bids to have influence over the auction house in setting the estimated hammer price.

Auction sales between the largest auction houses, Sotheby’s and Christie ’ s, were approximately $12.1 billion in 2017. According to the 2018 Art Basel Report, the United States accounted for 35% of global auction sales in 2017, followed by China at 33% and the United Kingdom at 16%. ’

Pop Art

Pop Art is an art movement that emerged in Britain and the United States during the mid- to late-1950s. The movement includes imagery from popular and mass culture, such as advertising, cinema and mundane cultural objects. One of its aims is to use images of popular culture in art, emphasizing the banal or kitschy elements of any culture, most often through the use of irony. It is also associated with the artists’ use of mechanical means of reproduction or rendering techniques. In Pop Art, material is sometimes visually removed from its known context, isolated, or combined with unrelated material.

Andy Warhol

We believe that Andy Warhol is among the most widely known and best-selling American pop artists. It is estimated that Warhol produced about 10,000 works between 1961, when he gave up graphic design until his death in 1987. The exact number is unknown, though the Warhol Foundation for the Visual Arts is in the process of cataloguing his work. Approximately 200 Andy Warhol paintings are auctioned each year on average. Andy Warhol works sold at auction were $369 million in 2013, $569 million in 2014, $526 million in 2015 and $163 million in 2016. According to Artnet, aggregate pre-sale auction estimates for Warhol works offered at May auctions by the leading auction houses over the eighteen year period from 2000 through 2017 were $2.1 billion, second only to Pablo Picasso at $2.5 billion and significantly above Claude Monet in third place at $1.3 billion. According to auction data published by Artnet, Warhol was ranked the highest grossing artist in 2014 worldwide across categories, the second highest grossing artist in 2015 and the eighth highest grossing artist in 2016. The highest auction prices paid for Andy Warhol paintings were:

●	Turquoise Marilyn, which sold for $80 million in May 2007,
●	Eight Elvises, which sold for $104.5 million in October 2008, and
●	Silver Car Crash (Double Disaster), which sold for $104.5 million in November 2013.

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According to an Artnet report published in 2017, Andy Warhol is the second highest selling artist over the 17 years ended prior to the publication of the report, with $4.9 billion of total sales, behind only Pablo Picasso whose works sold for more than $6.2 billion over the same period.

The Andy Warhol museum in his hometown of Pittsburgh, Pennsylvania, with 88,000 square feet on seven floors, is the largest museum in North America dedicated to a single artist. The museum features 900 paintings and a variety of other works. The Warhol Foundation, which oversees authentication and commercial exploitation of Warhol’s work is thought to own the largest collection of Warhol paintings. It is also widely believed that the Mugrabi family owns the largest collection of Andy Warhol paintings in private hands, estimated to potentially include more than 1,000 Andy Warhol paintings. Many art industry participants believe that the Mugrabi family has been largely responsible for the popularity and pricing of Andy Warhol’s work and they have purchased large numbers of Warhol paintings at auction during the past twenty years to keep prices up.

Auction Information

The following information about Andy Warhol, the Painting and catalogue essay describing the Painting was included in the Philips auction notes for the 20th Century & Contemporary Art Evening Sale held on November 16, 2017 at which the Painting was purchased by an agent of Masterworks. Additional materials relating to the purchase of the Painting in the Phillips auction, including a Condition Report, are included as an attachment to the Form of Purchase Agreement filed herewith as Exhibit 6.1.

The pre-sale auction hammer price estimate of the Painting was $1,500,000 to $2,000,000. Masterworks paid a hammer price of $1,500,000 and a total sale price of $1,815,000.

The Artist

Andy Warhol, born Andrew Warhola; August 6, 1928 – February 22, 1987) was an American artist, director and producer who was a leading figure in the visual art movement known as pop art. His works explore the relationship between artistic expression, celebrity culture, and advertising that flourished by the 1960s, and span a variety of media, including painting, silkscreening, photography, film, and sculpture. Some of his best-known works include the silkscreen paintings Campbell’s Soup Cans (1962) and Marilyn Diptych (1962), the experimental film Chelsea Girls (1966), and the multimedia events known as the Exploding Plastic Inevitable (1966–67).

Born and raised in Pittsburgh, Warhol initially pursued a successful career as a commercial illustrator. After exhibiting his work in several galleries in the late 1950s, he began to receive recognition as an influential and controversial artist. His New York studio, The Factory, became a well-known gathering place that brought together distinguished intellectuals, drag queens, playwrights, Bohemian street people, Hollywood celebrities, and wealthy patrons. He promoted a collection of personalities known as Warhol superstars, and is credited with coining the widely used expression “15 minutes of fame.” In the late 1960s, he managed and produced the experimental rock band The Velvet Underground and founded Interview magazine. He authored numerous books, including The Philosophy of Andy Warhol and Popism: The Warhol Sixties. He lived openly as a gay man before the gay liberation movement. After gallbladder surgery, Warhol died in February 1987 at the age of 58.

Warhol has been the subject of numerous retrospective exhibitions, books, and feature and documentary films. The Andy Warhol Museum in his native city of Pittsburgh, which holds an extensive permanent collection of art and archives, is the largest museum in the United States dedicated to a single artist. Many of his creations are very collectible and highly valuable. The highest price ever paid for a Warhol painting is US$105 million for a 1963 canvas titled Silver Car Crash (Double Disaster); his works include some of the most expensive paintings ever sold. A 2009 article in The Economist described Warhol as the “bellwether of the art market.”

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The Painting

Provennce.

Bruno Bischofberger Gallery, Zurich

Douglas S. Cramer, Los Angeles (acquired from the above in 1984).

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Catalogue Essay.

At once utterly familiar and hauntingly subversive, 1 Colored Marilyn from Andy Warhol’s Reversals series marks the artist’s celebrated return to one of his most enduring images. Executed in 1979, the work stands as an eloquent distillation of Warhol’s Reversals, a radical and innovative series the artist conceived that same year and continued to pursue through 1986. Here, the iconic features of Marilyn Monroe are expressed in negative, with gestural swirls of turquoise, hot pink and cadmium red, coalescing under the inky depths of a strong black screen with palpable intensity. The Reversals series was conceived on the suggestion of Warhol’s dealer Bruno Bischofberger, and was envisaged as a revisiting of some of the most iconic images from his illustrious career. A selection of the resulting works was shown in Europe at the Galerie Bischofberger, Zurich, Galerie Daniel Templon, Paris and the Museum Moderne Kunst, Vienna, from 1980. It was in reference to this European debut that then art critic Charles Stuckey lauded the series, calling the works “important new paintings…both old and new, epic and banal” (Charles Stuckey, “Warhol: Backwards and Forwards”, Flash Art, no. 101, January–February 1981, p. 10). The eminent collector of 20th century American art, Doug S. Cramer acquired 1 Colored Marilyn in 1984 and it has been held in his prestigious collection since.

Perhaps no other protagonist in Warhol’s prolific career received such sustained, fervent attention as that of Marilyn Monroe. From his original ground-breaking series of paintings in 1962 based on a publicity shot from the 1953 film Niagara to the present series conceived nearly two decades later, Warhol cropped, colored, re-screened, repeated and replicated his muse in numerous permutations. Indeed in many ways, Warhol and Marilyn have become two sides of a single coin. His singular representation of Marilyn has arguably come to surpass all other pop culture images of the actress, perhaps second only to the iconic scene from The Seven Year Itch, 1955. By the same token, we believe that she has also become a touchstone of sorts for some of the most pervasive conceptual interrogations in his own practice, namely those of glamor, beauty and death.

Of all the imagery from the Reversals series, the Marilyns are widely considered the most successful for their ability to create a lasting impression through their haunting intensity. The series brought together iconography from his own pantheon of such well-known subjects as his Flowers, Maos and Marilyns. We believe that with the plunder from his own visual lexicon, Warhol reversed the images of his earlier paintings resulting in “negatives” of sorts that played on ideas of photographic appropriation and the duration of his own art historical legacy. For this reason, we believe that the Reversals have a fascinating resonance, ultimately elevating his own oeuvre through the merging of old and new. As David Bourdon espoused, “Warhol’s Reversals recapitulate his portraits of famous faces... but with the tonal values reversed. As if the spectator were looking at photographic negatives, highlighted faces have gone dark while former shadows now rush forward in electric hues. Sometimes this results in extravagantly melodramatic images. The reversed Marilyns, especially, have a lurid, otherworldly glow, as if illuminated by internal footlights” (David Bourdon, Warhol, New York, 1989, p. 378).

Through the inverted composition put forward in 1 Colored Marilyn, Warhol takes his iconic image and materializes it into something akin to a photographic negative. In so doing, Warhol creates intriguing parallels between the re-imaging of his own work, as well as that of Monroe in visual culture. As in a photographic negative, features that were once highlighted are now voided expanses of negative space. By inverting the tonalities of light and shadow, the profile in 1 Colored Marilyn manifests in a kaleidoscope of color, that pulsates with vitality. In a fortuitous alignment of chance, the gestural swathes of day-glo colors emerge from the lustrous black screen in such a way as to imply a face seen in chiaroscuro. And yet that very gesturality is what we think imbues the work with an overarching sense of abstraction, a theme that was currently preoccupying the artist in his Shadows series, 1978-1979. Indeed, this gestural handling of paint marked a turning point in the artist’s oeuvre and finds perhaps its earliest precedent in Warhol’s large-scale Mao paintings from 1973. Warhol embarked on this series after nearly a decade away from painting, having “retired” from the practice in 1965 to focus on his films. Unlike works from his earlier practice, Warhol rendered his Maos in a more painterly style, freely brushing a somewhat expressionist background of colors before silkscreening the image. Warhol’s explorations into the possibilities of paint culminated in this reconciliation of his more manufactured Pop handling of medium from the 1960s with this more painterly style reaffirmed in his Reversals.

By revisiting the subject-matter that both defined his own practice and an art movement at large, Warhol’s Reversals traverse the trajectory of his own career, refreshing his oeuvre for a new generation and providing a post-modern reinterpretation of his own art. By mining his own canon of imagery, Warhol’s Reversals became powerfully self-referential, “trademarking” his own lexicon in a move that would anoint him as a leading practitioner of the post-modern aesthetic. With this series, Warhol simultaneously extends his legacy and subverts it, and in doing so, brings his oeuvre one step closer to the Conceptual art practices that had been developing contemporaneously with his own practice through the 1960s and into the 1970s. The Reversals draw intriguing parallels with Marcel Duchamp and his appropriation of existing, readymade objects to become elevated to artworks in their own right. However, Warhol takes this notion one step further, classifying his own art as readymades, existing in in a space independent from his own place as an artist. This concept also points toward the pursuits of a contemporaneous generation of appropriation artists working at the time such as the Pictures Generation.

As David Bourdon espoused, “By ransacking his own past to produce the Reversal and Retrospectives, Warhol revealed himself to be one of the shrewdest of the new wave of post-modernists. While modernism has been an ideal that survived throughout most of the 1960s, continuing its self-conscious search for new forms of expression, post-modernism, which gained currency in the ‘pluralist’ 1970s, reflected an ironic attitude toward all aesthetic camps and displayed an indifference to traditional hierarchies of ‘high’ and ‘low’ art” (David Bourdon, Warhol, New York, 1989, p. 380). From appropriation to re-appropriation, the Reversals draw to a poignant conclusion to Warhol’s oeuvre, ending it where it began. In 1 Colored Marilyn, Warhol creates the ultimate self-reflexive gesture—an homage to himself and his first Marilyns—and in doing so, cements his place as one of the forefathers of post-modernity.

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History of Prior Sales.

Sale prices reflected below include the hammer price (i.e. the price at which the auctioneer declared the winning bid), plus the buyer’s premium and are reported net of applicable taxes, fees and royalties, which are typically paid by the purchaser. The buyer’s premium is fixed by the auction house and are updated or revised periodically. The buyer’s premium for each of the major auction houses as of the date of this offering circular is as follows (percentages and dollar amounts relate to the hammer price):

Sotheby’s	Christie’s	Phillips

25% up to and including $300,000	25% up to and including $250,000	25% up to and including $300,000
20% from $300,001 to $3.0 million	20% from $250,001 to $4.0 million	20% from $300,001 to $4.0 million
12.9% above $3.0 million	12.5% above $4.0 million	12.5% above $4.0 million

The amount of the published sale price a seller of a work receives is typically reduced by all or a portion of the buyer’s premium and there may also be a sales commission.  The percentage of the buyer’s premium received by the seller, if any, and the amount of any sales commission payable by the seller, if any, are negotiated between the seller and the auction house and vary widely depending on a number of factors, including the value and importance of the specific work, whether the work is sold as an individual piece or part of a larger transaction, anticipated demand levels and other factors.  For high value items it is not unusual for the seller to pay no sales commission and receive a portion of the buyer’s premium, which is commonly referred to in the industry as an “enhanced hammer.”

Auction houses do not publicly report the economic terms of transactions with sellers, so the Company cannot determine with any degree of confidence what percentage of a sale price would be received by the Company upon consummation of an auction sale. Based on experience, we believe that it would be reasonable to expect that the net pre-tax cash proceeds receivable by the Company in an auction sale would be in the range of 8% to 15% less than the published sale price, Accordingly, if for example, the Painting were to eventually sell at auction for a sale price of $3.0 million (hammer price, plus buyer’s premium), the net proceeds available to the Company would be expected to be in the range of $2,760,000 to $2,550,000, however, the net result could fall outside of this range and such estimate does not account for the potential existence of an arrangement to guaranty a minimum sale price. The existence of any such guaranty arrangement would provide greater certainty of success at auction, but could distort the percentage of the total sale price to be received by the Company.

47

48

MULTICOLORED MARILYN

Christie's London
Contemporary Art
May 23, 1996 [Lot 00091]

Estimate $37,832 - $52,966 USD
Sold for $73,849 USD

Acrylic, 1979-1986
18.1 x 13.8 in. | 46 x 35 cm.

MARILYN

Sotheby's London
Contemporary Art
October 23, 1997 [Lot 00127]

Estimate $48,947 - $65,263 USD
Sold for $85,005 USD

Acrylic on Canvas, 1979-1986
18.3 x 13.8 in. | 46.5 x 35 cm.

MULTICOLORED MARILYN

Sotheby's New York
Contemporary Art, Part II (Sale 7053)
November 20, 1997 [Lot 00322]

Estimate $60,000 - $80,000 USD
Sold for $68,500 USD

Silkscreen on Canvas, 1979-1986
20 x 16 in. | 50.8 x 40.6 cm.

MULTICOLORED MARILYN

Sotheby's New York
Contemporary Art, Part II
May 15, 1998 [Lot 00160]

Estimate $80,000 - $100,000 USD
Sold for $211,500 USD

Silkscreen on Canvas, 1979-1986
18.1 x 14 in. | 46 x 35.6 cm.

MARILYN

Sotheby's London
Contemporary Art
March 25, 1999 [Lot 00092]

Estimate $114,192 - $146,818 USD
Sold for $128,058 USD

Silkscreen on Canvas, 1979-1986
18 x 14 in. | 45.7 x 35.6 cm.

MULTICOLORED MARILYN

Sotheby's New York
Contemporary Art, Part II
May 19, 1999 [Lot 00304]

Estimate $125,000 - $175,000 USD
Sold for $167,500 USD

Silkscreen on Canvas, 1986
20 x 16 in. | 50.8 x 40.6 cm.

MARILYN

Christie's New York
Twentieth Century Art (Day Sale)
May 10, 2000 [Lot 00720]

Estimate $100,000 - $150,000 USD
Sold for $121,500 USD

Silkscreen on Canvas, 1979-1986
20 x 16 in. | 50.8 x 40.7 cm.

MULTICOLORED MARILYN

Sotheby's New York
Contemporary Art, Part II
May 18, 2000 [Lot 00324]

Estimate $125,000 - $175,000 USD
Sold for $192,750 USD

Silkscreen on Canvas, 1979-1986
18.1 x 13.7 in. | 46 x 34.9 cm.

MARILYN

Christie's London
Twentieth Century Art (Day Sale)
June 29, 2000 [Lot 00423]

Estimate $104,994 - $134,993 USD
Sold for $140,917 USD

Silkscreen on Canvas, 1986
20.1 x 16 in. | 51 x 40.6 cm.

ONE MULTICOLORED MARILYN

Christie's New York
Post-war (Day Sale)
November 16, 2000 [Lot 00225]

Estimate $100,000 - $150,000 USD
Sold for $127,000 USD

Polymer Paint, 1979-1986
18.3 x 13.7 in. | 46.4 x 34.9 cm.

MARILYN

Sotheby's London
Contemporary Art, Part II
February 8, 2001 [Lot 00221]

Estimate $72,928 - $102,100 USD
Sold for $109,393 USD

Silkscreen on Canvas, 1979-1986
20 x 16 in. | 50.8 x 40.7 cm.

ONE MULTICOLORED MARILYN

Cornette de Saint-Cyr
Cornette de Saint-Cyr
March 25, 2001 [Lot 00069]

Estimate $136,236 - $163,483 USD
Sold for $163,483 USD

Silkscreen on Canvas, 1979
18.3 x 13.8 in. | 46.5 x 35 cm.

49

ONE BLACK ON BLACK MARILYN (REVERSAL)

Cornette de Saint-Cyr Paris
Cornette de Saint-Cyr
October 13, 2001 [Lot 00065]

Estimate $1,000,000 - $1,200,000 USD
BOUGHT IN

Silkscreen on Canvas, 1979-1986
18 x 14 in. | 45.7 x 35.5 cm.

MARILYN (REVERSAL SERIES)

Sotheby's London
Contemporary Art (Evening Sale)
February 6, 2003 [Lot 00041]

Estimate $131,839 - $197,758 USD
Sold for $489,123 USD

Acrylic on Canvas, 1979-1986
18.3 x 13.8 in. | 46.5 x 35 cm.

MARILYN (REVERSAL)

Phillips New York
Phillips New York: May 15, 2003
May 15, 2003 [Lot 00030]

Estimate $180,000 - $250,000 USD
Sold for $218,500 USD

Acrylic on Canvas, 1979-1986
18 x 14 in. | 45.7 x 35.6 cm.

PINK MARILYN (REVERSAL)

Christie's New York
Christie's New York: May 12, 2004
May 12, 2004 [Lot 00195]

Estimate $200,000 - $300,000 USD
Sold for $276,300 USD

Polymer Paint, 1986
18 x 14 in. | 45.7 x 35.6 cm.

ONE MULTICOLORED MARILYN

Christie's London
Post-war and Contemporary (Day Sale)
June 25, 2004 [Lot 00202]

Estimate $163,666 - $218,221 USD
Sold for $304,873 USD

Polymer Paint, 1979-1986
18.1 x 14.1 in. | 46 x 35.8 cm.

MARILYN (REVERSAL)

Christie's New York
Christie's New York: May 12, 2005
May 12, 2005 [Lot 00268]

Estimate $250,000 - $300,000 USD
Sold for $688,000 USD

Synthetic Polymer and Silkscreen Inks on Canvas, 1979-1986
18.3 x 14 in. | 46.4 x 35.5 cm.

MARILYN - ONE GREEN AND PINK MARILYN (REVERSAL)

Cornette de Saint-Cyr
Art Contemporain - Collection de la Fondation Veranneman et à Divers
October 8, 2005 [Lot 00129]

Estimate $424,654. - $545,984 USD
BOUGHT IN

Acrylic and Silkscreen Ink on Canvas, 1979-1986
20 x 16 in. | 50.8 x 40.6 cm.

MARILYN (REVERSAL SERIES)

Christie's New York
Christie's New York: May 10, 2006
May 10, 2006 [Lot 00189]

Estimate $400,000 - $600,000USD
Sold for $688,000 USD

Synthetic Polymer and Silkscreen Inks on Canvas, 1979
18 x 14 in. | 45.7 x 35.6 cm.

MARILYN (REVERSAL SERIES)

Christie's New York
Christie's New York: November 13, 2008
November 13, 2008 [Lot 00131]

Estimate $500,000 - $700,000 USD
Sold for $458,500 USD

Synthetic Polymer and Silkscreen Inks on Canvas, 1979-1986
18 x 14 in. | 45.7 x 35.6 cm.

ONE GREY MARILYN (REVERSAL SERIES)

Christie's New York
Christie's New York: December 16, 2008
December 16, 2008 [Lot 00067]

Estimate $400,000 - $600,000 USD
Sold for $290,500 USD

Synthetic Polymer and Silkscreen Inks on Canvas, 1986
18 x 13.9 in. | 45.6 x 35.4 cm.

MARILYN (REVERSAL SERIES)

Christie's New York
Christie's New York: November 11, 2010
November 11, 2010 [Lot 00141]

Estimate $400,000 - $600,000 USD
Sold for $962,500 USD

Synthetic Polymer and Silkscreen Inks on Canvas, 1979-1986
20 x 16 in. | 50.8 x 40.6 cm.

MARILYN (REVERSAL SERIES)

Sotheby's London
Sotheby's London: October 13, 2011
October 13, 2011 [Lot 00041]

Estimate $629,227 - $943,841 USD
Sold for $738,162 USD

Acrylic and Silkscreen Ink on Canvas, 1979-1986
20 x 16 in. | 50.8 x 40.7 cm.

50

“The above disclosures represent auction sales only and do not purport to include data regarding the total number of Andy Warhol Marilyn (Reversal Series) paintings currently in existence. The Company has been unable to find a reliable source of information regarding the total number of Andy Warhol Marilyn (Reversal Series) paintings currently in existence and therefore is unable to provide such information at this time.”

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Administrative Services

There are various services required to administer our business and maintain the Painting. Pursuant to an administrative services agreement between us and Masterworks to be entered into prior to the completion of the offering, the Manager will manage all administrative services relating to our business and custodial services relating to the maintenance of the Painting. The Manager will be entitled to receive fees and expense reimbursement for ordinary and necessary administration of our operations, which will be paid in cash at a rate of $36,300 per annum for the first five years following the closing of this offering and in the form of Class A shares at a rate of 2% of the total Class A shares outstanding (excluding shares beneficially owned by Masterworks) per annum following the five-year anniversary of the closing of the offering. If the Painting is sold before the five-year anniversary of the closing of the offering any pre-funded routine administrative fees and reimbursements shall be included in the Company’s liquidating distribution. Any extraordinary or non-routine services, if any, will be managed and paid for by the Manager, but such extraordinary costs will be reimbursed upon the sale of the Painting or a sale of our C ompany, as applicable.

Ordinary and necessary administrative and maintenance costs and expenses include:

●	Storage costs;
●	Insurance costs;
●	Display or gallery costs;
●	Crating and shipping costs related to traveling exhibitions
●	Costs associated with SEC filings and compliance with applicable laws;
●	Transfer agent fees;
●	Other fees associated with the offering; and
●	Accounting.

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Extraordinary or non-routine costs for which the Manager shall be entitled to seek reimbursement include:

●	Payments associated with litigation, judicial proceedings or arbitration, including, without limitation, attorneys’ fees, settlements or judgments;
●	Costs associated with any material transactions, such as any third-party costs and expenses incurred in connection with any merger, third-party tender offer or other similar transaction; and
●	Costs and taxes, if any, associated with selling the Painting.

Our Inter-Company Agreements with our affiliated entities raise various conflicts of interests in which the best interest of our Manager and our affiliates may differ from the best interest of holders of the Class A shares.

Conflicts of Interest include but are not limited to the following:

●

Masterworks Brokerage may seek to register to become a broker-dealer and a member of FINRA to enable it to earn transactional fees for trading the Class A shares. The operation of a trading market in the Class A shares by Masterworks Brokerage would create conflicts of interest. If such trading activities generate trading profits, our affiliates will be incentivized not to sell the Painting and liquidate us, even in situations in which a sale of the Painting is in the best interest of holders of the Class A shares.

●

Our affiliate, the Manager, will receive fees and expense reimbursement for administration of our operations, which will be paid in cash at a rate of $36,300 per annum for the first five years following the closing of this offering and in the form of Class A shares at a rate of 2% of the total Class A shares outstanding per annum following the five-year anniversary of the closing of the offering.

Therefore, the interests of the Manager and the other affiliates may differ significantly from those of investors in the offering and subsequent holders of the Class A shares. As a result, we cannot assure investors that the Manager will execute a discretionary sale of the Painting at a time that is in the best interests of holders of the Class A shares.

●	Neither the Manager, or its members, will be required to manage us as their sole and exclusive function and they will have other business interests and will engage in other activities in addition to those relating to us. We depend on the Manager to successfully operate us. Their other business interests and activities could divert time and attention from operating our business.

●

Our operating agreement contains provisions that limit remedies available to our investors against the Manager and us or actions that might otherwise constitute a breach of duty. Our operating agreement contains provisions limiting the liability of the Manager which also reduces remedies available to investors for certain acts by such person or entity.

●	Scott Lynn, the individual responsible for funding Masterworks.io , is an art collector and is able to control the activities of all of the Masterworks entities, as well as us. Mr. Lynn is also the Chief Executive Officer of our Manager and a member of the Board of Managers of our Manager. Mr. Lynn could have conflicts between business with his personal art collection and business with the Masterworks collection, or Mr. Lynn could simply stop funding Masterworks and cause it to cease to exist.

Selling the Painting

Our intention is to own the Painting for an extended and indefinite period, although we may sell the Painting at any time due to certain circumstances. The Manager will have the ability, in its sole and absolute discretion, to sell the Painting at a public auction and liquidate us if:

○	we become subject to the reporting requirements of the Exchange Act of 1934,
○	we settle or receive an adverse judgement in any material litigation, judicial proceeding or arbitration,

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○	an active trading market fails to develop within twelve (12) of the closing of the offering, or thereafter such trading market ceases to exist or, the Manager determines that such market ceases to have sufficient transaction volume to permit reasonable trading in the Class A shares, or
○	the Manager notifies us of its intent to withdraw.

In addition, any person can make an offer to purchase the Painting at any point in time. If such offer constitutes a “Bona Fide Offer” as defined in the Masterworks 001, LLC operating agreement, the Manager will submit such offer to a vote of our Class A shareholders and if holders of a majority of the Class A shares, excluding Class A shares beneficially owned by Masterworks, vote in favor of a sale in response to such Bona Fide Offer, we will accept the Bona Fide Offer and sell the Painting.

Further, if at any time we or Masterworks decide to sell the Painting in a private sale transaction (i.e., non-auction sale), we must submit such proposed sale to a vote of our Class A shareholders, and if holders of a majority of the Class A shares, excluding Class A shares beneficially owned by Masterworks, vote in favor of a sale, the Manager can then effectuate the private sale.

Following a sale of the Painting, we will pay or reimburse Masterworks for any expenses for which it is responsible, including applicable sales commissions, income taxes , if any, and other transactional expenses. Following the payment of all of such expenses, we will be liquidated, and the remaining net proceeds will be distributed to the holders of record of the Class A shares.

Competition

At the time we attempt to sell the Painting, we may face substantial competition from other entities and individuals who are selling or seeking to sell similar artwork. These other parties may be better funded and may be able to sell their artworks at a lower price than us. Further, we will face significant risks from other competitive factors, such as the available supply of similar artworks for sale.

Government Regulation

Art Market Regulation

Art as tangible personal property is subject to regulation under different city, state and federal statutory schemes. Generally, domestic art transactions that are conducted within the United States are subject to state Uniform Commercial Code statutes, which govern the sale of goods. Some states have additionally enacted art specific legislation, such as New York’s Arts and Cultural Affairs Law and California’s Resale Royalty Act. In addition, federal statutes such as the Holocaust Expropriated Art Recovery Act and the National Stolen Property Act can apply to title disputes in the art market context. International art transactions involving the import and export of art into and out of the United States will subject us to the rules and regulations established by the United States Customs and Border Protection. Further, we and Masterworks will be subject to the requirements of the federal Cultural Property Implementation Act which is the United States’ accession legislation for the 1970 United Nations Educational, Scientific, and Cultural Organization (UNESCO) Convention which protects countries’ cultural property, including artwork. New York City, as a major art auction center, has enacted legislation governing the activities of auctioneers in the New York City Administrative Code and Masterworks may be subject to these regulations through its transactions and financing arrangements with auctioneers.

Patriot Act

The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Patriot Act) is intended to strengthen the ability of U.S. law enforcement agencies and intelligence communities to work together to combat terrorism on a variety of fronts. The Patriot Act, to which we are subject, has significant implications for depository institutions, brokers, dealers and other businesses involved in the transfer of money. The Patriot Act required us to implement policies and procedures relating to anti-money laundering, compliance, suspicious activities, and currency transaction reporting and due diligence on customers. The Patriot Act also requires federal banking regulators to evaluate the effectiveness of an applicant in combating money laundering in determining whether to approve a proposed bank acquisition.

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ORGANIZATIONAL STRUCTURE

The diagram below depicts our organizational structure after this offering assuming all Class A shares are sold

We were formed as a Delaware limited liability company on March 28, 2018 by Masterworks in order to acquire the Painting. We are a manager-managed limited liability company. The Class A shares to be sold in this offering, when issued, will represent 80% of the membership interests in us and have certain approval and voting rights in connection with the sale of the Painting as further described in this offering circular and voting on certain amendments to our operating agreement and administrative services agreement and other certain rights pursuant to our operating agreement. As of the date of this filing, there are 16,015 membership interests of the Company currently issued and outstanding, which are held by Masterworks. Upon completion of this offering, the Company will enter into an amended and restated operating agreement, which will create two classes of membership interests of the Company in the form of the Class A and Class B shares, and simultaneously , the 16,015 membership interests will convert automatically into 24,956 Class B shares.

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The Manager will have sole voting power over all matters, including: mergers, consolidations, acquisitions, winding up and dissolution and sale of the Painting; except, the Manager will not have the authority to do any the following without first obtaining the prior approval or consent of the holders of a majority of the Class A shares, excluding any Class A shares beneficially owned by Masterworks:

●	amend, waive or fail to comply with any material provision of our operating agreement or the administrative services agreement;
●

issue any additional Class A shares following the completion of the offering, except Class A shares issued to Masterworks for administrative services and upon conversion of the Class B shares , acquire additional material assets, incur debt for borrowed money or engage in business activities that are unrelated to the ownership, maintenance, promotion and sale of the Painting;

●	effect any sale of Painting in a private transaction (e.g. a non-auction sale); or
●	effect any sale of the Painting at a public auction, unless:

○	we become subject to the reporting requirements of the Exchange Act,
○	we settle or receive an adverse judgement in any material litigation, judicial proceeding or arbitration,
○	an active trading market fails to develop within twelve (12) months of the closing of the offering, or thereafter such trading market ceases to exist or, the Manager determines that such market ceases to have sufficient transaction volume to permit reasonable trading among holders of the Class A shares, or
○	the Manager notifies us of its intent to withdraw.

EMPLOYEES

As of June 15 , 2018, we had no full-time employees and no part-time employees. All of our operations are managed by our Manager.

LEGAL PROCEEDINGS

There are no legal proceedings currently pending against us which would have a material effect on our business, financial position or results of operations and, to the best of our knowledge, there are no such legal proceedings contemplated or threatened. It is possible that we will find ourselves involved in a litigation, in which case we will be wholly reliant on the Manager to address such litigation as necessary. If the Manager settles a case or receives and adverse judgment, the Manager will have the right to auction the Painting and any legal costs, settlement or judgement paid by the Manager would then be reimbursed upon a sale of the Painting pursuant to the terms of the administrative services agreement.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

We were formed as a Delaware limited liability company on March 28, 2018 by Masterworks to acquire the Painting. We have not conducted any operations prior to the date of this offering circular and will not conduct any business activities except for activities relating to the ownership, maintenance, promotion and the eventual sale of the Painting. Our strategy will be to display and promote the Painting in a manner designed to enhance its provenance and increase its exposure and its value. We are not aware of any trends, uncertainties, demands, commitments or events that will materially affect our operations or the liquidity or capital resources of the Manager.

Critical Accounting Policies and Estimates

The preparation of our financial statements in accordance with generally accepted accounting principles is based on the selection and application of accounting policies that require us to make significant estimates and assumptions about the effects of matters that are inherently uncertain. We consider the accounting policies discussed below to be critical to the understanding of our financial statements. Actual results could differ from our estimates and assumptions, and any such differences could be material to our consolidated financial statements.

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Investment in Artwork

When we acquire the Painting upon closing of the offering, it will be recorded on the balance sheet at cost, which is the purchase price we pay for the Painting from our affiliate, Masterworks Gallery. The Painting has an indefinite life. We will review the Painting for impairment in accordance with the requirements of ASC 360-10, Impairment and Disposal of Long-Lived Assets (“ASC 360”). Those requirements will require us to perform an impairment analysis whenever events or changes in circumstances indicate that the carrying amount of the Painting might not be recoverable, i.e., information indicates that an impairment might exist. In accordance with ASC 360, we will:

●	Consider whether indicators of impairment are present; Indicators or triggers of impairment management considers are: deteriorating physical condition of the artwork, trends in the art market, reputation of the artist, recent sales of other paintings by the artist and other events, circumstances or conditions that indicate impairment might exist;
●	If indicators are present, perform a recoverability test by comparing the estimated amount realizable upon sale of the Painting, to its carrying value; and
●	If the amount realizable upon sale of the Painting is deemed to be less than its carrying value, we would measure an impairment charge.

If it is determined that measurement of an impairment loss is necessary, the impairment loss would be calculated based on the difference between the carrying amount of the Painting and the estimated amount realizable upon a sale. An impairment loss would be reported as a component of income from continuing operations before income taxes in our financial statements.

Contingent Liabilities

We may be subject to lawsuits, investigations and claims (some of which may involve substantial dollar amounts) that can arise out of our normal business operations. We would continually assess the likelihood of any adverse judgments or outcomes to our contingencies, as well as potential amounts or ranges of probable losses, and recognize a liability, if any, for these contingencies based on a thorough analysis of each matter with the assistance of outside legal counsel and, if applicable, other experts. Because most contingencies are resolved over long periods of time, liabilities may change in the future due to new developments (including new discovery of facts, changes in legislation and outcomes of similar cases through the judicial system), changes in assumptions or changes in our settlement strategy. There were no contingent liabilities as of April 16, 2018.

Income Taxes

We expect that we will be treated as a partnership for U.S. federal income tax purposes and not as an association or publicly traded partnership subject to tax as a corporation. As a partnership, we generally will not be subject to U.S. federal income tax. Instead, each Holder that is subject to U.S. tax will be required to take into account its distributive share, whether or not distributed, of each item of our income, gain, loss, deduction or credit. See “Material U.S. Federal Tax Considerations”. The Manager will have the authority to act on our behalf with respect to tax audits and certain other tax matters and to make such elections under the Internal Revenue Code and other relevant tax laws as the Manager deems necessary or appropriate.

As of April 16, 2018, we had no federal and state income tax assets, liabilities or expense.

Liquidity and Capital Resources of the Manager

We will set aside the first $181,500 raised in this offering for the payment of administrative fees and expense reimbursements to the Manager, which will cover all ordinary and necessary expenses related to the operation of our business for the five-year period following completion of the offering pursuant to the administrative services agreement. After such initial five-year period, we do not anticipate that we will maintain any material liquid assets and, accordingly, we will rely upon the Manager to pay for the maintenance of the Painting and the administration of our business in accordance with the administrative services agreement. The Manager will be funded with approximately $100,000 in cash or cash equivalents as of the date of qualification of this offering circular and as of the closing and will have no liabilities, commitments or obligations, other than its obligations pursuant to the administrative services agreement as of such dates. We and the Manager believe that revenues and expense reimbursements from the Company pursuant to the administrative services agreement will be sufficient for the Manager to perform its obligations under the administrative services agreement for at least the first five-years following the offering. We do not believe we will need to raise any additional funds through the issuance and sale of securities in the foreseeable future and are not permitted to do so under our operating agreement without the prior approval of holders of the Class A shares. The Manager’s original source of financing will be equity contributions from Masterworks.io, LLC. Masterworks.io, LLC is currently funded through a $5.0 million loan from Scott Lynn. Because Scott Lynn controls Masterworks, the loan can effectively be declared due and payable at any time in the discretion of Mr. Lynn. The Manager will receive $36,300 of additional funds per annum pursuant to the administrative services agreement during the first five years following this offering and plans to earn additional revenues from similar relationships with other entities sponsored on the Masterworks Platform. After five years the Manager will earn fees in the form of equity, which it will periodically sell to obtain additional liquidity. The direct incremental costs incurred by the Manager to satisfy its obligations under the administrative services agreement are expected to be less than its revenues from the administrative services agreement, though such revenues may be insufficient to cover the Manager’s overhead. The Manager expects to conduct other business activities, including the administration of other entities similar to the Company and expects that, with scale, the Manager’s revenues will exceed its costs. Further, as noted in the foregoing, the Manager intends to engage in other business activities, including performing services similar to those to be provided to the Company to other companies, and the Company cannot estimate at this time what the aggregate costs and expenses of the Manager will be with respect to such activities as they will depend on many factors. Additionally, the Company plans to own the Painting for an extended and indefinite period of time.

Commitments from Affiliates to Fund Operations

We have a written commitment from the Manager to fund our operations until we sell the Painting which is contained in the Administrative Services Agreement.

Commitments from Affiliates to Fund Class A shares , Offering Costs and Expenses

The costs associated with this offering are estimated to be $200,000 and shall be paid by the Manager rather than from the net proceeds of the offering. None of these fees, costs or expenses will be reimbursable by the Company to Manager.

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MANAGEMENT

Our Manager

Our operations are managed by the Manager. The Manager performs its duties and responsibilities pursuant to our operating agreement and administrative services agreement. We were formed by Masterworks which adopted our operating agreement which elected our Manager. The Manager and its affiliates have the exclusive right and power to manage and operate our Company, other than limited voting rights reserved under our operating agreement for the holders of the Class A shares.

As of the date of this filing, there are 16,015 membership interests of the Company currently issued and outstanding, which are held by Masterworks. Upon completion of this offering, the Company will enter into an amended and restated operating agreement for Masterworks 001, LLC, which will create two classes of membership interests of the Company in the form of the Class A and Class B shares, and simultaneously , the 16,015 membership interests will convert automatically into 24,956 Class B shares.

Summary of Administrative Services Agreement

We plan to enter into an administrative services agreement with the Manager prior to the closing of this offering. The following summarizes some of the key provisions of the administrative services agreement. This summary is qualified in its entirety by the administrative services agreement itself, which is included as Exhibit 6.3.

Services to be Provided.

Pursuant to the administrative services agreement, the Manager agreed to provide us, though itself directly or through its affiliates, with investment management, advisory, asset management, consulting and other services with respect to the Painting and our operations on the terms and conditions set forth in the administrative services agreement.

The services to be provided by the Manager under the administrative services agreement include the following:

(i)	Painting-level services with respect to the Painting, including:

(A)	custodial and storage services for the Painting;
(B)	maintaining asset-level insurance requirements for the Painting;
(C)	managing transport for the Painting in the ordinary course of business, including the display and exhibition thereof; and
(D)	research, conservation, restoration (as deemed necessary by the Manager), framing services; and

(ii)	entity-level services, including:

(A)	oversight and management of banking activities;
(B)	management of preparation and filing of SEC and other corporate filings;
(C)	financial, accounting and bookkeeping services, including retention of an auditor for the Company;
(D)	record keeping, shareholder registrar and regulatory compliance;
(E)	providing listing services, subject to the approval of the members of our C ompany as may be required by law;
(F)	tax reporting services;
(G)	bill payment;
(H)	selecting and negotiating insurance coverage for our C ompany, including operational errors and omissions coverage and board members’ and officers’ coverage;
(I)	maintain our stock ledger and coordinating activities of our transfer agent, escrow agent and related parties;
(J)	software services; and

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(iii)	transactional services with respect to the Painting, including:

(A)	Legal and professional transactional services;
(B)	Negotiation of terms of potential sales and the execution thereof;
(C)	obtaining appraisals and statements of condition in connection with a sale transaction relating to the Painting;
(D)	other transaction-related services and expenditures relating to the Painting;
(E)	administrative services in connection with liquidation or winding up of our C ompany;
(F)	selection and engagement of an underwriter, placement agent and other financial intermediaries with respect to any offering of securities of our C ompany; and
(G)	managing litigation.

Third Parties and Exclusivity.

Pursuant to the administrative services agreement the Manager may to the extent it determines that it would be advisable, arrange for and coordinate the services of other professionals, experts and consultants to provide any or all of the services under the administrative services agreement in which case, the costs and expenses of such third parties for providing such services shall be borne by the Manager with it being understood that the Manager shall not charge any fees in addition thereto with respect to such outsourced services.

The obligations of the Manager to us are not exclusive. The Manager may, in its discretion, render the same or similar services as rendered to us to any person or persons whose business may be in direct or indirect competition with us.

Rights of the Manager

Pursuant to the administrative services agreement, the Manager and its affiliates shall have the right to engage in the following activities, and will be responsible for all incremental costs associated with such activities (including taxes):

(a)	Rights to commercialize the Painting for the duration of the operations of our C ompany;
(b)	display rights;
(c)	the right to lend the Painting to museums, galleries, private entities, individuals and the like.

The Manager will display or exhibit the Painting if and when the Manager reasonably believes that such display or exhibition would increase the exposure, profile and appeal of the Painting.

Compensation of the Manager and Reimbursement.

There are various services required to administer our business and maintain the Painting. Pursuant to an administrative services agreement between us and Masterworks to be entered into prior to the completion of the offering, the Manager will manage all administrative services relating to our business and custodial services relating to the maintenance of the Painting. The Manager will receive fees and expense reimbursement for administration of our operations, which will be paid in cash at a rate of $36,300 per annum for the first five years following the closing of this offering and in the form of Class A shares at a rate of 2% of the total Class A shares outstanding per annum following the five-year anniversary of the closing of the offering. Any extraordinary or non-routine services, if any, will be managed and paid for by the Manager, but such extraordinary costs will be reimbursed upon the sale of the Painting or a sale of our C ompany, as applicable.

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Ordinary and necessary administrative and maintenance costs and expenses include:

●	Storage costs;
●	Insurance costs;
●	Display or gallery costs;
●	Crating and shipping costs related to traveling exhibitions
●	Costs associated with SEC filings and compliance with applicable laws;
●	Transfer agent fees;
●	Other fees associated with the offering; and
●	Accounting.

Extraordinary or non-routine costs for which the Manager shall be entitled to seek reimbursement include:

●	Payments associated with litigation, judicial proceedings or arbitration, including, without limitation, attorneys’ fees, settlements or judgments;
●	Costs associated with any material transactions, such as any third-party costs and expenses incurred in connection with any merger, third-party tender offer or other similar transaction; and
●	Costs and taxes, if any, associated with selling the Painting;

Termination.

The term of the administrative services agreement will terminate upon the first to occur of (i) the dissolution of our C ompany; or (ii) our termination of the administrative services agreement on the terms set forth in the agreement.

Under the administrative services agreement, we may terminate the agreement at any time upon a vote of our members pursuant to our operating agreement following any of the following:

(i) the commission by the Manager or any of its executive officers of fraud, gross negligence or willful misconduct;

(ii) the conviction of the Manager of a felony;

(iii) a material breach by the Manager of the terms of the administrative services agreement which breach is not cured within 30 days after receipt by the Manager of a notice of such breach from any member of our C ompany (provided that if such breach is not capable of cure within 30 days, and the Manager is diligently taking steps to cure the breach, then no such event shall be deemed to have occurred unless and until the Manager fails to cure such breach within 60 days after receiving notice thereof);

(iv) a material violation by the Manager or any of its executive officers of any applicable law that has a material adverse effect on our business; or

(v) the bankruptcy or insolvency of the Manager.

On the date of termination, or if we do not have the available funds on such date, then as soon as practicable after we do have the available funds, we will pay any accrued but unpaid costs subject to reimbursement owed to the Manager through to such date.

Indemnification.

Under the administrative services agreement we agreed to indemnify, hold harmless, protect and defend the Manager, its affiliates, any officer, board member, employee or any direct or indirect partner, member or shareholder of the Manager, any person who serves at the request of the Manager on behalf of us (referred to herein as the “Indemnified Persons”) against any losses, claims, damages or liabilities, including legal fees, costs and expenses incurred in investigating or defending against any such losses, claims, damages or liabilities or in enforcing the Indemnified Persons’ rights to indemnification under the administrative services agreement. The indemnification under the administrative services agreement shall not apply to any actions, suits or proceedings in which (i) one or more officers, board members, partners, members or employees of the Manager are making claims against the Manager or one or more other officers, board members, partners, members or employees of the Manager; or (ii) we are not a plaintiff, defendant or other party in such action, suit or proceeding and/or will not or could not be reasonably expected to receive any monetary benefit from the outcome of such action, suit or proceeding.

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Amendment of Administrative Services Agreement

Amendments to the administrative services agreement may be proposed only by or with the consent of the Manager and must be approved by a majority vote of the holders of the Class A shares.

Prohibited transactions under our operating agreement

The Manager will have sole voting power over all matters, including: mergers, consolidations, acquisitions, winding up and dissolution and sale of the Painting; except, the Manager shall not have the authority to do any the following without first obtaining the prior approval or consent of the holders of a majority of the Class A shares, excluding any Class A shares beneficially owned by Masterworks:

●	amend, waive or fail to comply with any material provision of our operating agreement or the administrative services agreement;
●

issue any additional Class A shares following the completion of the offering, except Class A shares issued to Masterworks for administrative services and pursuant to the conversion of the Class B shares, acquire additional material assets, incur debt for borrowed money or engage in business activities that are unrelated to the ownership, maintenance, promotion and sale of the Painting;

●	effect any sale of Painting in a private transaction (e.g. a non-auction sale); or
●	effect any sale of the Painting at a public auction, unless:

○	we become subject to the reporting requirements of the Exchange Act,
○	we settle or receive an adverse judgement in any material litigation, judicial proceeding or arbitration,
○	an active trading market fails to develop within twelve (12) months of the closing of the offering, or thereafter such trading market ceases to exist or, the Manager determines that such market ceases to have sufficient transaction volume to permit reasonable trading in the Class A shares, or
○	the Manager notifies us of its intent to withdraw.

Sale of Painting

Our intention is to own the Painting for an extended and indefinite period, although we may sell the Painting at any time due to certain circumstances. The Manager will have the ability, in its sole and absolute discretion, to sell the Painting at a public auction and liquidate our C ompany if:

○	we become subject to the reporting requirements of the Exchange Act,
○	we settle or receive an adverse judgement in any material litigation, judicial proceeding or arbitration,
○	an active trading market fails to develop within twelve (12) months of the closing of the offering, or thereafter such trading market ceases to exist or, the Manager determines that such market ceases to have sufficient transaction volume to permit reasonable trading in the Class A shares, or
○	the Manager notifies us of its intent to withdraw.

In addition, any person can make an offer to purchase the Painting at any point in time. If such offer constitutes a “Bona Fide Offer” as defined in the Masterworks 001, LLC operating agreement, the Manager will submit such offer to a vote of the then holders of our Class A shares and if holders of a majority of the Class A shares, excluding Class A shares beneficially owned by Masterworks, vote in favor of a sale in response to such Bona Fide Offer, we will accept the Bona Fide Offer and sell the Painting. In determining the outcome of such vote, Class A shareholders that abstain or do not vote will effectively be treated as votes against the proposed sale.

Further, if at any time we or Masterworks decide to sell the Painting in a private sale transaction (i.e., non-auction sale), we must submit such proposed sale to a vote of the then holders of our Class A shares, and if holders of a majority of the Class A shares, excluding Class A shares beneficially owned by Masterworks, vote in favor of a sale, the Manager can then effectuate the private sale.

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Following a sale of the Painting, we will pay or reimburse Masterworks for any expenses for which we are responsible, including applicable third-party sales commissions, income taxes , if any, and other transactional expenses. Following the payment of all of such taxes and expenses, our Company will be liquidated, and the remaining net proceeds will be distributed to the then holders of record of the Class A shares.

Executive Officers and Members of the Board of the Manager

As of the date of this offering circular, the executive officers and members of the Board of Managers of the Manager and their positions and offices are as follows:

Name	Age	Position
Scott W. Lynn	38	Chief Executive Officer; Board Member
Frank J. Cotroneo	59	Board Member; Independent Representative
Joshua B. Goldstein	51	General Counsel and Secretary; Board Member, Interim Chief Financial Officer

Scott W. Lynn. Mr. Lynn has served as the Chief Executive Officer and Board Member of the Manager since March 2018 and has served as the Chief Executive Officer of our affiliate Masterworks.io, LLC since January 2018. Mr. Lynn has been an active collector of contemporary art for more than fifteen years and has built an internationally-recognized collection of Abstract Expressionism that has included works by Clyfford Still, Barnett Newman, Mark Rothko, Willem de Kooning, and more. In 2017, portions of Mr. Lynn’s collection were exhibited at the Royal Academy in London, the Denver Art Museum, the Palm Beach Museum. Mr. Lynn is an Internet entrepreneur and has founded, acquired, or acted as a majority-investor in over a dozen advertising technology, content, and fintech companies. In addition to Masterworks, during the past five years Mr. Lynn has served as Founder, controlling shareholder and a board member of v2 ventures (which is a holding company he controls that owns Adparlor, Inc., Giant Media, Inc., Reachmobi, Inc., Amply, Inc. and Sellozo, Inc.) and Payability, LLC (which he founded and is majority-owner). Mr. Lynn also serves as a board member the Brooklyn Rail (a non-profit publication in the art industry).

Frank J. Cotroneo. Mr. Cotroneo has served as a Board Member and as Independent Representative on the Board of Managers of the Manager since April 2018. Mr. Cotroneo is an accomplished executive with more than 30 years of success across multiple industries. Mr. Cotroneo is currently the founder and Chief Executive Officer of Core Business Consulting, LLC, which he founded in 2004 to provide professional consulting services to both private and public companies ranging in size from start-ups to Fortune 500. From 2008 to 2009, Mr. Cotroneo was Chief Operating Officer and Chief Financial Officer of NetSpend Holdings, Inc., a provider of prepaid debit cards. From 2006 to 2007, Mr. Cotroneo was Chief Financial Officer of Acxiom Corporation, a global marketing technology and services company. Mr. Cotroneo previously served as the Senior Vice President and Chief Financial Officer of H&R Block, Inc. from 2000 to 2003. Prior to joining H&R Block, Mr. Cotroneo served in various roles with increasing levels of responsibility of Mastercard International, including serving as Vice President Regional Financial Officer Asia/Pacific based in Singapore from 1992-1996 and then as Senior Vice President and Chief Financial Officer from 1996 to 2000. Mr. Cotroneo routinely serves as board member for private companies, including serving as a member of the Board of Directors and Chairman of the Audit Committee of Adknowledge, Inc. from 2012 to 2017, a digital advertising technology company founded by our Founder and Chief Executive Officer, Scott Lynn. Mr. Cotroneo graduated from Rider University in 1981 with a BS in Accounting. He then attended Monmouth University where he graduated in 1986 with an MBA in Finance. He received his certification in Corporate Financial Strategy in Global Markets Programme at INSEAD, France in 1994, and most recently he received his certification from the Executive Program at the Darden School of Business at the University of Virginia in 1997.

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Joshua B. Goldstein. Mr. Goldstein has served as a Board Member and the General Counsel and Secretary of the Manager since March 2018 and has served in such capacities with our affiliate Masterworks.io, LLC since January 2018. On June 1, 2018, Mr. Goldstein was appointed as the interim CFO of the Manager. From September 2016 through December 2017, Mr. Goldstein was a Class A shareholder in the Denver office of Greenspoon Marder, P.A. From April 2015 through August 2016, Mr. Goldstein was self-employed as a corporate attorney. From September 2012 through March 2015, Mr. Goldstein was Executive Vice President, Chief General Counsel and Corporate Secretary of Intrawest Resorts Holdings, Inc., a NYSE-listed resort and adventure company. Prior to joining Intrawest, Mr. Goldstein was a Counsel in the New York office of Skadden, Arps, Slate, Meagher & Flom, LLP from June 2007 to August 2012 and he was an Associate at Skadden from September 1996 until August 2005, where he concentrated on corporate finance, corporate securities and mergers and acquisitions. Mr. Goldstein was also previously a Partner in the New York office of Torys, LLP. Mr. Goldstein holds a B.A. in business administration from the University of Wisconsin-Madison and a J.D. from Fordham University School of Law.

Limited Liability and Indemnification of the Manager and Others

Our operating agreement limits the liability of the Manager and its affiliates, any members of our C ompany, any person who is an officer of our C ompany and any person who serves at the request of the Manager on behalf of us as an officer, board member, partner, member, stockholder or employee of such person. None of the foregoing persons shall be liable to us or the Manager or any other of our members for any action taken or omitted to be taken by it or by other person with respect to us, including any negligent act or failure to act, except in the case of a liability resulting from any of the foregoing person’s own actual fraud, gross negligence, willful misconduct, bad faith, breach of fiduciary duty, reckless disregard of duty or any intentional and material breach of our operating agreement or conduct that is subject of a criminal proceeding (where such person has reasonable cause to believe that such conduct was unlawful). With the prior consent of the Manager, any of the foregoing persons may consult with legal counsel and accountants with respect to our affairs (including interpretations of the Masterworks 001, LLC operating agreement) and shall be fully protected and justified in any action or inaction which is taken or omitted in good faith, in reliance upon and in accordance with the opinion or advice of such counsel or accountants. In determining whether any of the foregoing persons acted with the requisite degree of care, such person shall be entitled to rely on written or oral reports, opinions, certificates and other statements of the board members, officers, employees, consultants, attorneys, accountants and professional advisors of our C ompany selected with reasonable care; provided, that no such person may rely upon such statements if it believed that such statements were materially false. The foregoing limitations on liability reduce the remedies available to the holders of the Class A shares for actions taken which may negatively affect us.

Insofar as the foregoing provisions permit indemnification of board members, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Term, Withdrawal and Removal of the Manager

Our operating agreement provides that the Manager will serve as our Manager, for an indefinite term, but that the Manager may be removed by the members, or may choose to withdraw as manager.

Our members may only remove the Manager for “cause,” following the affirmative vote of two-thirds (2/3) of the issued and outstanding Class A shares and in addition the consent of our founding member, Masterworks Gallery is required to be obtained in order remove the Manager. “Cause” is defined as:

●	the commission by the Manager or any of its executive officers of fraud, gross negligence or willful misconduct;
●	the conviction of the Manager or any of its executive officers of a felony;
●	a material breach by the Manager of the terms of the administrative services agreement which breach is not cured within 30 days after receipt by the Manager of a notice of such breach from any member (provided that if such breach is not capable of cure within 30 days, and Manager is diligently taking steps to cure the breach, then no “Cause” event shall be deemed to have occurred unless and until the Manager fails to cure such breach within 60 days after receiving notice thereof);

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●	a material violation by the Manager or any of its executive officers of any applicable law that has a material adverse effect on our business; or
●	the bankruptcy or insolvency of the Manager.

Unsatisfactory financial performance does not constitute “cause” under the Masterworks 001, LLC operating agreement.

The Manager may assign its rights under our operating agreement in its entirety or delegate certain of their duties under our operating agreement to any of their affiliates without the approval of the holders of the Class A shares so long as the Manager remains liable for any such affiliate’s performance.

In addition, the Manager may notify us of its intention to withdraw, provided that any such withdrawal shall not be effective until the Painting has been sold at a public auction, the net proceeds have been distributed to Class A shareholders and our C ompany has been dissolved. The Manager may only withdraw prior to the five-year anniversary of the closing of the offering in connection with a withdrawal by Masterworks from the business of operating the Masterworks Platform, sponsoring offerings and administering companies similar to the Company. After the five-year anniversary, Masterworks can withdraw for any reason , provided that such withdrawal shall be effective only following a sale of the Painting.

In the event of the removal of the Manager, the Manager will cooperate with us and take all reasonable steps to assist in making an orderly transition of the management function. the Manager will determine whether any succeeding manager possesses sufficient qualifications to perform the management function.

Masterworks Class A shares and Class B share

As of the date of this filing, there are 16,015 membership interests of the Company currently issued and outstanding, which are held by Masterworks. Upon completion of this offering, the Company will enter into an amended and restated operating agreement for Masterworks 001, LLC, which will create two classes of membership interests of the Company in the form of the Class A and Class B shares, and simultaneously , the 16,015 membership interests will convert automatically into 24,956 Class B shares. The cash proceeds from the offering are planned to be paid to Masterworks Gallery together with any remaining unsold Class A shares in this offering, if any, to purchase the Painting. In other words, if not all of the 99,825 Class A shares are sold in this offering, the remaining Class A shares shall be issued to Masterworks Gallery as part of the payment for the Painting. Further, Masterworks will own 24,956 Class B shares, representing a 20% “profits interest” in our fully diluted equity. The Class B shares retained by Masterworks will entitle Masterworks to 20% of the profit on sale of the Painting or the ability to convert such shares into Class A shares with a value at the time of conversion equal to 20% of the increase in value of our issued and outstanding Class A and Class B shares. Masterworks will agree to lock-up provisions in our operating agreement that will prohibit it from selling shares prior to the one-year anniversary of the offering, though it is permitted to pledge all of its shares to unaffiliated third-party lenders and such lenders shall not be subject to the lock-up if they obtain ownership of the shares in connection with a default by Masterworks on its indebtedness. After the one-year anniversary, Masterworks will have no restrictions on the disposition of any of its shares, other than restrictions imposed by applicable securities laws. In addition, Masterworks Gallery owns and will retain at least one share, so as to retain its rights as the founder of the C ompany.

Masterworks Platform

We will conduct this offering on the Masterworks Platform, which will host this offering in connection with the distribution of the Class A shares offered pursuant to this offering circular. The Masterworks Platform is owned Masterworks.io, our sponsor and is operated by the principals of Masterworks (including Masterworks Administrative Services, LLC). Through the Masterworks Platform, investors can:

●	browse and screen potential investments,
●	provide us with information, including information required to determine whether they are qualified to invest in an offering and sufficient to enable us to verify their identity and satisfy our compliance obligations under applicable laws,
●	obtain information about offerings, including current and future SEC filings;
●	indicate interest in participating in offerings and, with respect to offerings that have been qualified by the SEC, sign legal documents electronically.

We intend to distribute the Class A shares exclusively through the Masterworks Platform. If and when a secondary trading market is developed by us or through a third-party broker dealer, we will seek to use the Masterworks Platform in a manner that will integrate with such secondary trading platform to the extent practical in compliance with applicable rules and regulations to enhance its overall utility for investors. We will not pay Masterworks, the owner of the Masterworks Platform, any sales commissions or other remuneration for hosting this offering on the Masterworks Platform. . Neither Masterworks.io, LLC nor any other affiliated entity involved in the offer and sale of the Class A shares is currently a member firm of the Financial Industry Regulatory Authority, Inc., or FINRA, and no person associated with us will be deemed to be a broker solely by reason of his or her participation in the sale of the Class A shares.

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License Agreement

We will enter into a license agreement with Masterworks, effective upon the commencement of this offering, pursuant to which Masterworks will grant us a non-exclusive, royalty free license to use the name “Masterworks”. Other than with respect to this license, we will have no legal right to use the “Masterworks” name. In the event that the Manager ceases to manage us, we would be required to change our name to eliminate the use of “Masterworks”.

Involvement in Certain Legal Proceedings

No executive officer of the Manager, member of the board of managers of the Manager, or significant employee or control person of our C ompany has been involved in any legal proceeding listed in Item 401(f) of Regulation S-K in the past 10 years.

MANAGEMENT COMPENSATION

The Manager, and its affiliates will receive certain fees and expense reimbursements for services relating to this offering and the acquisition, maintenance and sale of the Painting. The items of compensation are summarized below. Neither the Manager nor their affiliates will receive any selling commissions or dealer manager fees in connection with the offer and sale of the Class A shares. In addition, Masterworks will own Masterworks will own 24,956 Class B shares, representing a 20% “profits interest” in our fully diluted equity.

The following table sets forth the form of compensation and the recipient of such compensation together with the determination of the amount and the estimated amount.

Form of Compensation and Recipient	Determination of Amount	Estimated Amount
Our Manager- fees paid for services	Pursuant to an administrative services agreement between us and Masterworks to be entered into prior to the completion of the offering, it is planned the Manager will manage all of our administrative services and will maintain the Painting. The Manager will be entitled to receive fees and expense reimbursement for ordinary and necessary administration of our operations, which will be paid in cash for the first five years following the closing of this offering and in the form of Class A shares following the five-year anniversary of the closing of the offering.	$36,300 in cash for each of the first 12-month period following the closing and prior to the five-year anniversary of the offering and in the form of Class A shares at a rate of 2% of the total Class A shares outstanding (excluding Class A shares beneficially owned by Masterworks) per annum following the five-year anniversary of the closing of the offering.
Our Manager- Reimbursement of Extraordinary Expenses	The Manager will also manage any extraordinary or non-routine services which may be required, from time-to-time, including, without limitation, litigation or services in connection with a sale of the Painting or any sale, merger, third-party tender offer or other similar transaction involving us. Any third-party costs incurred by the Manager in connection with litigation or major transactions will be reimbursed upon the sale of the Painting or our C ompany, as applicable.	Actual amounts are dependent upon the amount and timing of payments received and we cannot determine these amounts at the present time.

Compensation of Executive Officers of Manager

We do not currently have any employees nor do we currently intend to hire any employees who will be compensated directly by us. Each of the executive officers of the Manager receive compensation for his or her services, including services performed for us on behalf of the Manager, from Masterworks. As executive officers of the Manager, these individuals will serve to manage our day-to-day affairs and acquire, maintain, promote and sell the Painting. Although we will indirectly bear some of the costs of the compensation paid to these individuals, through fees we pay to the Manager, we do not intend to pay any compensation directly to these individuals.

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Compensation of the Manager’s Board of Managers

We do not compensate anyone on the Board of Managers of the Manager.

SECURITY OWNERSHIP OF

MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table sets forth information about the current beneficial ownership of the Company at June 15 , 2018, and the estimated beneficial ownership of the Class A shares at after the offering, as adjusted to reflect the conversion of Masterwork Gallery’s ownership of 16,015 of our membership interests constituting as of today 100% of the interests in the Company, into 24,956 Class B shares for:

●	each person known to us to be the beneficial owner of more than 5% of the Class A shares;

●	each named executive officer of the Manager;

●	each member of the Board of Managers of the Manager; and

●	all of the executive officers of the Manager and members of the Board of Managers of the Manager as a group.

As of the date of this filing, there are 16,015 membership interests of the Company currently issued and outstanding, which are held by Masterworks. Upon completion of this offering, the Company will enter into an amended and restated operating agreement for Masterworks 001, LLC, which will create two classes of membership interests of the Company in the form of the Class A and Class B shares, and simultaneously , the 16,015 membership interests will convert automatically into 24,956 Class B shares.

Unless otherwise noted below, the address for each beneficial owner listed on the table is in care of our C ompany, Spring Place, 6 St. Johns Lane, 7th Floor, New York, New York 10013. We have determined beneficial ownership in accordance with the rules of the SEC. We believe, based on the information furnished to us, that the persons and entities named in the tables below have sole voting and investment power with respect to all Class B shares that they beneficially own, subject to applicable community property laws.

We have presented the beneficial ownership of the Class A shares based on the assumption that all 99,825 Class A shares offered in this offering will be sold. If not all of the 99,825 Class A shares are sold in this offering, the remaining Class A shares shall be issued to Masterworks Gallery, LLC as part of the payment for the Painting. Accordingly, Masterworks, “the Trust” and Scott Lynn will be deemed to be the beneficial owners of such additional Class A shares.

In computing the number of Class A shares beneficially owned by a person and the percentage ownership of that person after this offering, we deemed outstanding Class A shares subject to any securities held by that person that are currently exercisable or convertible or exercisable or convertible within 60 days of June 15 , 2018, into Class A shares. In computing the number of Class A shares owned after this offering, we have assumed that the Class A share value at such time would be $30.00. Please see the Hypothetical Class A Share Value chart below which sets for the number of Class A shares issuable upon conversion of the Class B shares based on various hypothetical values of the Class A shares for additional information.

	Membership Interests Beneficially Owned Prior to this Offering		Class A Shares Beneficially Owned After this Offering(4)
Name of Beneficial Owner	Number	Percent	Number	Percent
Named Executive Officers and Board of Managers of the Manager:
Scott W. Lynn, Chief Executive Officer(1)(2)	16,015	100%	8,139	7.69%
Frank J. Cotroneo, Independent Representative(1)	-	-	-	-

Joshua B. Goldstein, General Counsel and Secretary(1)	-	0%	0	0%
All named executive officers and Members of the Board of Managers of the Manager as a group (3 persons)	16,015	100%	8,139	7.69%

5% holders:
Masterworks Gallery, LLC(3)	16,015	100%	8,139	7.69%

(1)	All named individuals are also members of the Board of Managers of the Manager.

(2)	In April 2018, Scott Lynn sold 100% of the membership interests of Masterworks.io, LLC, which owns 100% of the membership interests in the other Masterworks entities, including Masterworks Gallery, LLC, to the James William Lynn Jr. 2015 Trust (the “Trust”) for the benefit of the Lynn family. By contract, Mr. Lynn has the power to vote 100% of the shares beneficially owned by the Trust and controls Masterworks.

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(3)

Masterworks.io, LLC also owns 100% of the membership interests of Masterworks Administrative Services, LLC, which will be entitled to receive fees and expense reimbursement for administration of our operations, which will be paid in cash at a rate of $36,300 per annum for the first five years following the closing of this offering and shares at a rate of 2% of the total shares outstanding per annum for administrative services pursuant to an administrative services agreement after the five-year anniversary of the offering.

(4)	The Class B shares retained by Masterworks will entitle Masterworks to 20% of the profit on sale of the Painting or the ability to convert such shares into Class A shares with a value at the time of conversion equal to 20% of the increase in value of our issued and outstanding Class A and B shares. The following table indicates how many Class A shares would be issuable to Masterworks upon conversion of the Class B shares based on hypothetical changes in the value of our Class A shares:

Hypothetical Class A Share Value	$20.00	$30.00	$40.00	$50.00	$60.00

No. of Class A shares Masterworks would receive upon conversion of 100% of its Class B shares	0	8,319	12,478	14,974	16,638
Percentage of total outstanding Class A shares Masterworks would receive upon conversion of 100% of its Class B shares	0%	7.69%	11.11%	13.04%	14.29%

INTEREST OF MANAGEMENT AND

OTHERS IN CERTAIN TRANSACTIONS

We are subject to various conflicts of interest arising out of our relationship with our Manager and its affiliates. These conflicts are discussed below and this section is concluded with a discussion of the corporate governance measures we have adopted to mitigate some of the risks posed by these conflicts. References throughout this offering circular to the Masterworks 001, LLC “operating agreement” refer to the Masterworks 001, LLC amended and restated operating agreement that will become effective upon the closing of this offering.

In addition to the compensation arrangements discussed in the section titled “Management Compensation,” the following is a description of each transaction since March 28, 2018 (our inception) and each currently proposed transaction in which:

●	we have been or will be a participant;

●	the amount involved exceeds one percent of our total assets; and

●	in which our Manager, any of the Manager’s executive officers, or members of the Manager’s board of managers, any of the related Masterworks entities or their applicable beneficial owners, or beneficial owners of more than 5% of the Class A shares or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest.

Funding of Masterworks

Scott Lynn, is the individual responsible for funding Masterworks.io and is also able to control the activities of all of the Masterworks entities as well as our C ompany. Mr. Lynn is also the Chief Executive Officer of our Manager and a member of the Board of Managers of our Manager.

Administrative Services Agreement and Fees Paid to Affiliates

Pursuant to an administrative services agreement between us and Masterworks to be entered into prior to the completion of the offering, the Manager will manage all of our administrative services and will maintain the Painting. The Manager will be entitled to receive fees and expense reimbursement for ordinary and necessary administration of our operations, which will be paid in cash at a rate of $36,300 per annum for the first five years following the closing of this offering and in the form of Class A shares at a rate of 2% of the total Class A shares outstanding (excluding Class A shares beneficially owned by Masterworks) per annum following the five-year anniversary of the closing of the offering. Masterworks will also manage any extraordinary or non-routine services which may be required, from time-to-time, including, without limitation, litigation or services in connection with a sale of the Painting or any sale, merger, third-party tender offer or other similar transaction involving us. Any third-party costs incurred by the Manager in connection with litigation or major transactions will be reimbursed upon the sale of the Painting or our C ompany, as applicable.

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Trading Fees to our Affiliate Associated with trading of the Class A shares

Trading of the Class A shares can only occur on a trading platform approved by us and on a platform that is registered with the SEC or exempt from registration. Masterworks Brokerage may apply to be become a registered broker dealer and a member of FINRA and seek approval to operate a trading platform. If Masterworks pursues this strategy, obtaining necessary approvals and development of a trading platform are expected to take between six and twelve months following the consummation of the offering. If our affiliate Masterworks Brokerage is successful in obtaining this approval, it will collect reasonable and customary commissions and fees from the trading of the Class A shares on its trading platform. Masterworks is also seeking to list the Class A shares on a trading platform owned and operated by an unaffiliated third party, though no such arrangement currently exists. When and if Masterworks is able to operate a proprietary trading platform or develops a relationship with a third-party to establish secondary market trading of the Class A shares, it will inform holders of its Class A shares by means of an amendment to this offering statement. There is currently no trading market for the Class A shares and no assurance can be provided that we can be successful in listing the Class A shares on any trading platform, that a trading market for the Class A shares will develop or that any such market will provide you with adequate liquidity to sell your Class A shares.

Beneficial Owner of Affiliated Entities

The Trust is the beneficial owner of all of the Masterworks affiliated entities. Mr. Lynn may also be deemed the beneficial owner of the Masterworks entities given his power to exercise voting control through an agreement with the Trust. Mr. Lynn is the individual responsible for funding Masterworks.io and, is an art collector and is also able to control the activities of all of the Masterworks entities as well as our C ompany. Mr. Lynn could have conflicts with his personal art collection and the collection of Masterworks, or Mr. Lynn could simply stop funding Masterworks and cause it to cease to exist.

Our Affiliates’ Interests in Other Masterworks Entities

General

The officers and board members of the Manager and the key professionals of Masterworks who perform services for us on behalf of the Manager are also officers, board members, managers, and/or key professionals of Masterworks and other Masterworks entities. These persons have legal obligations with respect to those entities that are similar to their obligations to us. In the future, these persons and other affiliates of Masterworks may organize other art-related programs and acquire for their own account art-related assets. In addition, Masterworks may grant equity interests in the Manager or Masterworks.io to certain management personnel performing services.

Allocation of Our Affiliates’ Time

We rely on Masterworks and its key professionals who act on behalf of the Manager, including Scott W. Lynn, and Joshua B. Goldstein for the day-to-day operations of our business. Messrs. Lynn, and Goldstein are also the Chief Executive Officer, Chief Financial Officer and General Counsel/Secretary of the Manager and are officers of the other Masterworks entities. As a result of their interests in other Masterworks entities, their obligations to other investors and the fact that they engage in and will continue to engage in other business activities on behalf of themselves and others, they will face conflicts of interest in allocating their time among us, the Manager and other Masterworks entities and other business activities in which they are involved. However, we believe that the Manager and its affiliates have sufficient professionals to fully discharge their responsibilities to the Masterworks entities for which they work.

Duties Owed by Some of Our Affiliates to the Manager and the Manager’s Affiliates

The Manager’s officers and members of its Board of Managers and the key professionals of Masterworks, performing services on behalf of the Manager are also officers, board members, managers and/or key professionals of:

●	Masterworks.io, LLC, the owner of the Masterworks Platform;

●	Masterworks Administrative Services, LLC, our Manager;

●

Masterworks Brokerage, LLC, an affiliate of Masterworks which intends to apply to become a registered broker dealer and a member of FINRA and may seek approval to operate a trading platform to trade the Class A shares;

●	Masterworks Gallery LLC, an affiliate of Masterworks from which we plan to purchase the Painting with the proceeds of this offering; and

●	other Masterworks entities.

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As a result, they owe duties to each of these entities, their equity holders, members and limited partners. These duties may from time to time conflict with the duties that they owe to us.

Certain Conflict Resolution Measures

Independent Representative

The Manager’s Board of Managers is made up of Scott W. Lynn, Joshua B. Goldstein and Frank J. Cotroneo. One of the members of the Board of Managers, Frank Cotroneo, serves as the Independent Representative on the board (the “Independent Representative”). The Independent Representative serves to protect the interests of the holders of the Class A shares and is tasked with reviewing and approving all related party transactions of our Company with our affiliates and address all conflicts of interest that may arise between us and the holders of the Class A shares and our affiliates. The Independent Representative and any replacement Independent Representative if the Independent Representative resigns or is removed from such position on the Board of Managers at any time, shall meet the standards of an “independent director” pursuant to the standards set forth in NASDAQ Marketplace Rule 4200(a)(15).

Other Operating Agreement Provisions Relating to Conflicts of Interest

Our operating agreement contains other restrictions relating to conflicts of interest including the following:

Lock-Up Agreement. Masterworks will own 24,956 Class B shares, representing a 20% “profits interest” in our fully diluted equity. The Class B shares retained by Masterworks will entitle Masterworks to 20% of the profit on sale of the Painting or the ability to convert such shares into Class A shares with a value at the time of conversion equal to 20% of the increase in value of our issued and outstanding Class A and Class B shares. Masterworks and will also own Class A shares if and to the extent the offering is undersubscribed. Masterworks will agree to lock-up provisions in our operating agreement that will prohibit it from selling shares prior to the one-year anniversary of the offering, though it is permitted to pledge all of its shares to unaffiliated third-party lenders and such lenders shall not be subject to the lock-up if they obtain ownership of the shares in connection with a default by Masterworks on its indebtedness. After the one-year anniversary, Masterworks will have no restrictions on the disposition of any of its retained shares, other than restrictions imposed by applicable securities laws.

Term of the Manager. Our operating agreement provides that the Manager will serve as the manager for an indefinite term, but that the Manager may be removed by us, or may choose to withdraw as manager under certain circumstances. In addition, our operating agreement provides that holders of two-thirds (2/3) of the Class A shares may affirmatively vote to remove the Manager for “cause” and in addition the consent of our founding member, Masterworks Gallery is required to be obtained in order remove the Manager. Unsatisfactory financial performance does not constitute “cause” under our operating agreement. In the event of the removal of the Manager will cooperate with us and take all reasonable steps to assist in making an orderly transition of the management function.

DESCRIPTION OF SHARES

As of the date of this filing, there are 16,015 membership interests of the Company currently issued and outstanding, which are held by Masterworks. Upon the completion of this offering, the Company will enter into an amended and restated operating agreement for Masterworks 001, LLC, which will create two classes of membership interests of the Company in the form of the Class A and Class B shares, and simultaneously the 16,015 membership interests will convert automatically into 24,956 Class B shares. The Company will have two classes of membership interests: Class A membership interests (referred to herein as the “Class A shares”) and Class B membership interests (referred to herein as the “Class B shares”). We are offering up to 99,825 of our Class A shares, for an aggregate amount of $1,996,500 pursuant to this offering circular. The following description of the Class A shares and the Class B shares is based upon our certificate of formation, the Masterworks 001, LLC, operating agreement, and applicable provisions of law, in each case as currently in effect. This discussion does not purport to be complete and is qualified in its entirety by reference to the certificate of formation and the operating agreement, copies of which are filed with the SEC as exhibits to this offering circular.

As of April 19, 2018, Masterworks Gallery was the sole holder of record of 100% of our membership interests consisting of 16,015 membership interest. Upon the execution of our operating agreement at the closing of this offering, Masterworks ownership interest shall be automatically converted into 24,956 Class B shares representing a 20% profits interest.

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Membership Interests

We were formed as a Delaware limited liability company on March 28, 2018 by Masterworks Gallery, our founder, in order to acquire the Painting. We are a manager-managed limited liability company. Upon our formation, Masterworks Gallery was issued 100% of our membership interests. There is no limit on the number of Class A shares we may issue, but we do not expect to issue any additional Class A shares other than as described in this offering, including the Class A shares that may be issued to Masterworks as descried herein and those issued upon conversion of the Class B shares. Masterworks Gallery adopted our operating agreement which appointed the Manager to serve as our Manager.

As of the date of this filing, there are 16,015 membership interests of the Company currently issued and outstanding, which are held by Masterworks. Upon completion of this offering, the Company will enter into an amended and restated operating agreement for Masterworks 001, LLC, which will create two classes of membership interests of the Company in the form of the Class A and Class B shares, and simultaneously the 16,015 membership interests will convert automatically into 24,956 Class B shares.

On each matter where the Members have a right to vote, each Class A share shall be entitled to and shall constitute one (1) vote. In determining any action or other matter to be undertaken by or on behalf of us, each member shall be entitled to cast a number of votes equal to the number of Class A shares that such member holds, with the power to vote, at the time of such vote. Unless otherwise set forth in the Masterworks 001, LLC operating agreement, or otherwise required by the Delaware Act, the taking of any action by us which required a vote of the members as set forth above shall be authorized by the affirmative vote of a majority of the Class A shares, excluding Class A shares beneficially owned by Masterworks, subject to any approval of the Manager or Masterworks Gallery, as our founder, as required in the Masterworks 001, LLC operating agreement.

Subject to the Delaware Act, the Manager will have sole voting power over all matters, including: mergers, consolidations, acquisitions, winding up and dissolution and sale of the Painting; except, the Manager shall not have the authority to do any the following without first obtaining the prior approval or consent of the holders of a majority of the Class A shares, excluding any Class A shares beneficially owned by Masterworks:

●	amend, waive or fail to comply with any material provision of our operating agreement or the administrative services agreement;
●

issue any additional Class A shares following the completion of the offering, except Class A shares issued to Masterworks for administrative services and those issued upon conversion of the Class B shares, acquire additional material assets, incur debt for borrowed money or engage in business activities that are unrelated to the ownership, maintenance, promotion and sale of the Painting;

●	effect any sale of Painting in a private transaction (e.g. a non-auction sale); or
●	effect any sale of the Painting at a public auction, unless:

○	we become subject to the reporting requirements of the Exchange Act,
○	we settle or receive an adverse judgement in any material litigation, judicial proceeding or arbitration,
○	an active trading market fails to develop within twelve (12) months of the closing of the offering, or thereafter such trading market ceases to exist or, the Manager determines that such market ceases to have sufficient transaction volume to permit reasonable trading in the Class A shares, or
○	the Manager notifies us of its intent to withdraw.

Summary of Operating Agreement

We are governed by an agreement titled the “Limited Liability Company Operating Agreement” of Masterworks 001, LLC. As of the date of this filing, there are 16,015 membership interests of the Company currently issued and outstanding, which are held by Masterworks. Upon completion of this offering, the Company will enter into an amended and restated operating agreement for Masterworks 001, LLC, which will create two classes of membership interests of the Company in the form of the Class A and Class B shares, simultaneously the 16,015 membership interests will convert automatically into 24,956 Class B shares. References throughout this offering circular to the Masterworks 001, LLC “operating agreement” and the “operating agreement” of Masterworks 001, LLC, refer to the Masterworks 001, LLC amended and restated operating agreement that will become effective upon the closing of this offering and the form of which is filed herewith as Exhibit 2. 3 . The following summarizes some of the key provisions of the Masterworks 001, LLC operating agreement. This summary is qualified in its entirety by our operating agreement itself, the form of which is included as Exhibit 2. 3 .

Organization and Duration

We were formed on March 28, 2018, as a Delaware limited liability company pursuant to the Delaware Limited Liability Company Act. We will remain in existence until liquidated in accordance with the Masterworks 001, LLC operating agreement.

Purpose and Powers

Under the Masterworks 001, LLC operating agreement, we are permitted to engage in such activities as determined by the Manager that lawfully may be conducted by a limited liability company organized under Delaware law and, in connection therewith, to exercise all of the rights and powers conferred upon us and the Manager pursuant to the agreement relating to such business activity, provided that the Manager is prohibited from engaging in certain activities referred to as “Prohibited Acts” without obtaining the consent of the holders of a majority of the Class A shares, excluding any Class A shares beneficially owned by Masterworks.

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Manager and its Powers

We are a manager-managed limited liability company as set forth in Section 401 and Section 101 of the Delaware Limited Liability Company Act. Pursuant to the Masterworks 001, LLC operating agreement, our manager was appointed as our non-member Manager.

We plan to enter into an administrative services agreement with our Manager prior to the closing of this offering which is further described in the “Summary of Administrative Services Agreement” section of this document. Pursuant to our operating agreement and the administrative services agreement, the Manager will have complete and exclusive discretion in the management and control of our affairs and business, subject to the requirement to obtain consent for Prohibited Acts, and shall possess all powers necessary, convenient or appropriate to carrying out the purposes and business of our C ompany, including doing all things and taking all actions necessary to carry out the terms and provisions of each of the foregoing agreements.

Pursuant to the Masterworks 001, LLC operating agreement, the Manager shall have full authority in its discretion to exercise, on our behalf and in our name of the Company, all rights and powers of a “manager” of a limited liability company under the Delaware Limited Liability Company Act necessary or convenient to carry out our purposes. Any person not a party to our operating agreement dealing with us will be entitled to rely conclusively upon the power and authority of the Manager to us in all respects, and to authorize the execution of any and all agreements, instruments and other writings on behalf of us and in our name. All fees to be paid to the Manager and its affiliates are to be paid pursuant to the administrative services agreement.

The Manager will have sole voting power over all matters, including: mergers, consolidations, acquisitions, winding up and dissolution and sale of the Painting; except, the Manager shall not have the authority to do any the following without first obtaining the prior approval or consent of the holders of a majority of the Class A shares, excluding any Class A shares beneficially owned by Masterworks:

●	amend, waive or fail to comply with any material provision of our operating agreement or the administrative services agreement;
●

issue any additional Class A shares following the completion of the offering, except Class A shares issued to Masterworks for administrative services and those issued upon conversion of the Class B shares, acquire additional material assets, incur debt for borrowed money or engage in business activities that are unrelated to the ownership, maintenance, promotion and sale of the Painting;

●	effect any sale of Painting in a private transaction (e.g. a non-auction sale); or
●	effect any sale of the Painting at a public auction, unless:

○	we become subject to the reporting requirements of the Exchange Act,
○	we settle or receive an adverse judgement in any material litigation, judicial proceeding or arbitration,
○	an active trading market fails to develop within twelve (12) months of the closing of the offering, or thereafter such trading market ceases to exist or, the Manager determines that such market ceases to have volume sufficient to permit reasonable trading in the Class A shares, or
○	the Manager notifies us of its intent to withdraw.

The foregoing actions shall be referred to herein as the “Prohibited Acts.”

The Manager may be replaced by the affirmative vote of members holding two-thirds (2/3) of the Class A shares for “Cause” only, as such term is defined in our operating agreement and in addition the consent of our founding member, Masterworks Gallery is required to be obtained in order remove the Manager. “Cause” is defined as follows:

(a) the commission by the Manager or any of its executive officers of fraud, gross negligence or willful misconduct;

(b) the conviction of the Manager or any of its executive officers of a felony;

(c) a material breach by the Manager of the terms of the administrative services agreement which breach is not cured within 30 days after receipt by the Manager of a notice of such breach from any member (provided that if such breach is not capable of cure within 30 days, and Manager is diligently taking steps to cure the breach, then no “Cause” event shall be deemed to have occurred unless and until the Manager fails to cure such breach within 60 days after receiving notice thereof);

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(d) a material violation by the Manager or any of its executive officers of any applicable law that has a material adverse effect on our business;

(e) the bankruptcy or insolvency of the Manager.

Classes of Ownership and Voting Rights

As of the date of this filing, there are 16,015 membership interests of the Company currently issued and outstanding, which are held by Masterworks. As set forth above, upon the completion of this offering, the Company will enter into an amended and restated operating agreement for Masterworks 001, LLC, which will create two classes of membership interests of the Company in the form of the Class A and Class B shares, and simultaneously, the 16,015 membership interests will convert automatically into 24,956 Class B shares.

Upon closing, we’ll have two classes of membership interests, Class A shares and Class B shares.

The Class A shares being offered in this offering which will represent in the aggregate 100 % of our members ’ capital accounts and an 80% interest in the profits we recognize upon any sale of the Painting and liquidation. There will be 99,825 Class A shares outstanding upon closing of the offering and the number of additional Class A shares that may be issued by our Company following the offering (subject to issuances pursuant to stock-splits, recapitalizations or similar transactions) is limited to shares issued to our Manager (or any successor) pursuant to the administrative services agreement and shares issuable upon conversion of the Class B shares.

The Class B shares to be issued to Masterworks Gallery which will represent in the aggregate 0% of our members’ capital accounts and a 20% interest in the profits we recognize upon any sale of the Painting and liquidation. There will be 24,956 Class B shares outstanding upon closing of the offering and no additional Class B shares may be issued by our Company (subject to stock-splits, recapitalizations or similar transactions) following the closing of the offering.

Conversion of Class B shares

Class B shares will be convertible into Class A shares, in whole or in part, at any time prior to the consummation of a sale of the Painting for no additional consideration pursuant to the following conversion formula:

Class A shares issuable upon conversion = (A) Value Increase, multiplied by

  (B) Conversion Percentage, multiplied by

 (C) 20%, divided by

 (D) Class A Share Value.

Definitions for conversion calculation:

“Value Increase”               means, (A) the total number of Class A and Class B shares outstanding at such time, multiplied by (B) the positive remainder, if any, resulting from (i) the Class A Share Value, minus (ii) $20.00.

“Conversion Percentage” means, (A) the number of Class B shares being converted, divided by (B) the number of Class B shares outstanding upon closing of this offering (24,956).

“Class A Share Value”    means, as of the close of business on the day preceding the conversion date, the volume weighted average trading price (“VWAP”) of the Class A shares on all trading platforms or trading systems on which the Class A shares are being traded over the forty-five (45) trading days then ended, provided, that if the total aggregate trading volume over such 45-trading-day period is less than 1% of the public float, such period shall be extended to the ninety (90) trading days then ended, provided, further, if the total aggregate trading volume over such 90-trading-day period is less than 1% of the public float, the holder of the Class B shares shall be entitled to request that the Manager obtain an appraisal of the Class A Share Value from one or more independent nationally-recognized third party appraisal companies and such appraisal shall constitute the Class A Share Value.

Examples of conversion calculation

The following table illustrates the number and percentage of Class A shares that would be issued to Masterworks upon conversion of all of its Class B shares based on hypothetical changes in the trading price or value of the Class A shares:

Hypothetical Class A Share Value	$20.00	$30.00	$40.00	$50.00	$60.00
No. of Class A shares Masterworks would receive upon conversion of 100% of its Class B shares	0	8,319	12,478	14,974	16,638
Percentage of total outstanding Class A shares Masterworks would receive upon conversion of 100% of its Class B shares	0%	7.69%	11.11%	13.04%	14.29%

Ownership limitation

In addition, our operating agreement restricts ownership by any individual Class A shareholder, together with such Class A shareholder’s affiliates, to a maximum of 19.99% of the total Class A shares issued and outstanding; however, this 19.99% limitation does not apply to any of the Masterworks entities.

Voting

The Manager will have sole voting power over all matters, including: mergers, consolidations, acquisitions, winding up and dissolution and sale of the Painting; except, the Manager shall not have the authority to do any the following without first obtaining the prior approval or consent of the holders of a majority of the Class A shares, excluding any Class A shares beneficially owned by Masterworks:

●	amend, waive or fail to comply with any material provision of our operating agreement or the administrative services agreement;
●

issue any additional Class A shares following the completion of the offering, except Class A shares issued to Masterworks for administrative services and those issued upon conversion of the Class B shares, acquire additional material assets, incur debt for borrowed money or engage in business activities that are unrelated to the ownership, maintenance, promotion and sale of the Painting;

●	effect any sale of Painting in a private transaction (e.g. a non-auction sale); or
●	effect any sale of the Painting at a public auction, unless:

○	we become subject to the reporting requirements of the Exchange Act,
○	we settle or receive an adverse judgement in any material litigation, judicial proceeding or arbitration,
○	an active trading market fails to develop within twelve (12) months of the closing of the offering, or thereafter such trading market ceases to exist or, the Manager determines that such market ceases to have volume sufficient to permit reasonable trading in the Class A shares, or
○	the Manager notifies us of its intent to withdraw.

An approval of a majority of the holders of the Class A shares other than those beneficially owned by Masterworks is required for the above listed events. Class A shares beneficially owned by Masterworks shall have no voting rights.

The Class B shares shall have no voting rights other than as may be required pursuant to applicable law.

Removal

The Manager may only be removed for “cause” as defined in our operating agreement by a vote of the holders of two-thirds (2/3) of the Class A shares and in addition, the consent of our founding member, Masterworks Gallery is required to be obtained in order remove the Manager.

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Agreement to be Bound by the Operating Agreement

By purchasing a Class A share, you will be admitted as a member of our C ompany and will be bound by the provisions of, and deemed to be a party to the Masterworks 001, LLC operating agreement. Pursuant to the Masterworks 001, LLC operating agreement, each holder of Class A shares and each person who acquires a Class A share from a holder must execute a form of counterpart signature page thereto agreeing to be bound by the terms and conditions of the Masterworks 001, LLC operating agreement.

Class A shareholder Voting

Whenever our Class A shareholders are required or entitled to vote on any matter, that vote may be taken at a meeting or may be taken via a written consent in lieu of a meeting and without prior notice if there is a written consent which is signed by not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting. Any meeting or on any matter that is to be voted on by our Class A shareholders, the then holders of our Class A shares, may vote in person or by proxy, and such vote may be made, and a proxy may be granted in writing, by means of electronic transmission or as otherwise permitted by applicable law. Class A shares beneficially owned by Masterworks shall have no voting rights. We have elected to be governed by paragraphs (b), (c), (d) and (e) of Section 212 of the Delaware General Corporation Law (the “DGCL”) and other applicable provisions of the DGCL, as though we were a Delaware corporation and as though holders of our Class A shares were Class A shareholders of a Delaware corporation. Such sections generally regulate proxies for any voting purposes. In the event that we become subject to Regulation 14A under the Exchange Act, pursuant to and subject to the provisions of Rule 14a-16 under the Exchange Act, we may, but are not required to, utilize a Notice of Internet Availability of Proxy Materials, as described in that rule, in conjunction with proxy material posted to an Internet site, in order to furnish any proxy or related material to our Class A shareholders pursuant to Regulation 14A under the Exchange Act. We currently intend to utilize the Masterworks platform to the extent possible for meetings of, and votes of our Class A shareholders.

Limited Liability

The liability of each member of our C ompany shall be limited as provided in the Delaware Limited Liability Company Act and as set forth in the Masterworks 001, LLC operating agreement. No member of our C ompany shall be obligated to restore by way of capital contribution or otherwise any deficits in its capital account (if such deficits occur).

The Delaware Limited Liability Company Act provides that a member of a Delaware limited liability company who receives a distribution from such company and knew at the time of the distribution that the distribution was in violation of the Delaware Limited Liability Company Act shall be liable to the C ompany for the distribution for three years. Under the Delaware Limited Liability Company Act, a limited liability company may not make a distribution to a member if, after the distribution, all liabilities of the C ompany, other than liabilities to members on account of their Class A shares and liabilities for which the recourse of creditors is limited to specific property of the company, would exceed the fair value of the assets of the C ompany. The fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the C ompany only to the extent that the fair value of that property exceeds the nonrecourse liability. Under the Delaware Limited Liability Company Act, an assignee who becomes a substituted member of a company is liable for the obligations of his assignor to make contributions to the C ompany, except the assignee is not obligated for liabilities unknown to him at the time the assignee became a member and that could not be ascertained from the Masterworks 001, LLC operating agreement.

Exculpation and Indemnification of the Manager and Others

Subject to certain limitations, our operating agreement limits the liability of the Manager and its affiliates, any of our members, any person who is our officer and any person who serves at the request of the Manager on behalf of us as an officer, board member, managers of the Manager, independent representative, partner, member, stockholder or employee of such person (referred to together as the “Protected Persons” or in the singular as the “Protected Person”).

Exculpation

No Protected Person shall be liable to us or the Manager or any other member of our C ompany for any action taken or omitted to be taken by it or by other person with respect to us, including any negligent act or failure to act, except in the case of a liability resulting from such Protected Person’s own actual fraud, gross negligence, willful misconduct, bad faith, breach of fiduciary duty, reckless disregard of duty or any intentional and material breach of our operating agreement or conduct that is subject of a criminal proceeding (where such Protected Person has reasonable cause to believe that such conduct was unlawful). With the prior consent of the Manager, any Protected Person may consult with legal counsel and accountants with respect to our affairs (including interpretations of our operating agreement) and shall be fully protected and justified in any action or inaction which is taken or omitted in good faith, in reliance upon and in accordance with the opinion or advice of such counsel or accountants. In determining whether a Protected Person acted with the requisite degree of care, such Protected Person shall be entitled to rely on written or oral reports, opinions, certificates and other statements of the board members, officers, employees, consultants, attorneys, accountants and professional advisors of our C ompany selected with reasonable care; provided, that no such Protected Person may rely upon such statements if it believed that such statements were materially false.

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Indemnification

To the fullest extent permitted by law, we will indemnify, hold harmless, protect and defend each Protected Person against any losses, claims, damages or liabilities, including reasonable legal fees, costs and expenses incurred in investigating or defending against any such losses, claims, damages or liabilities or in enforcing a Protected Person’s right to indemnification under the Masterworks 001, LLC operating agreement, and any amounts expended in respect of settlements of any claims approved by the Manager (collectively referred to herein as the “Liabilities”), to which any Protected Person may become subject:

(i) by reason of any act or omission or alleged act or omission (even if negligent) arising out of or in connection with the activities of our C ompany;

(ii) by reason of the fact that it is or was acting in connection with the activities of our C ompany in any capacity or that it is or was serving at the request of our C ompany as a partner, shareholder, member, board members, managers of the Manager, the independent representative, officer, employee, or agent of any Person;

unless, such Liability results from such Protected Person’s own actual fraud, gross negligence, willful misconduct, bad faith, breach of fiduciary duty, reckless disregard of duty or intentional and material breach of our operating agreement or conduct that is subject of a criminal proceeding (where such Protected Person has reasonable cause to believe that such conduct was unlawful).

Any indemnification provided under our operating agreement is limited thereunder to the extent of our assets only. Further, insofar as the foregoing provisions permit indemnification of board members, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Reimbursement of Expenses

We will reimburse (and/or advance to the extent reasonably required) each Protected Person for reasonable legal or other costs and expenses (as incurred) of such Protected Person in connection with investigating, preparing to defend or defending any claim, lawsuit or other proceeding relating to any Liabilities for which the Protected Person may be indemnified pursuant to our operating agreement and for all costs and expenses, including fees, expenses and disbursements of attorneys, reasonably incurred by such Protected Person in enforcing the indemnification provisions of our operating agreement; provided, that such Protected Person executes a written undertaking to repay us for such reimbursed or advanced costs and expenses if it is finally judicially determined that such Protected Person is not entitled to the indemnification provided by our operating agreement.

Bona Fide Offer

“Bona Fide Offer” refers to an irrevocable offer by a prospective purchaser that has demonstrated to the reasonable satisfaction of the Manager that it has sufficient legally available funds to purchase the Painting (subject only to approval of the holders of a majority of the Class A shares excluding those beneficially owned by Masterworks ) at a price that is at least 30% above the volume weighted average trading price over the sixty (60) trading days immediately preceding the date of such offer and where the transaction will not violate any local or international laws, including anti-money laundering laws. If the Class A shares are not actively trading at the time an irrevocable offer is made, such irrevocable offer shall reflect a purchase price that is at least 30% above the price paid by us to purchase the Painting

Amendment of Our Operating Agreement

Amendments to our operating agreement may be proposed only by or with the consent of the Manager and must be approved by a majority vote of the holders of the Class A shares, excluding Class A shares beneficially owned by Masterworks. Further, the Manager does not need consent of the Class A shares to amend the Masterworks 001, LLC, operating agreement in the following instances: (i) to evidence the joinder of a new Member of the Company; (ii) in connection with the transfer of shares by members; (iii) as otherwise required to reflect capital contributions, distributions and similar actions (iv) to reflect the naming of new officers or replacement of officers of the Company; (v) in connection with the issuance of Class A shares to the Managers pursuant to the administrative services agreement or (vi) in connection with the conversion of the Class B shares into Class A shares.

Termination and Dissolution

We will continue as a limited liability company until terminated under the Masterworks 001, LLC operating agreement. We will commence winding up upon the first to occur of the following (the “Dissolution Event”):

(1) upon the determination of the members with the approval of the Manager;

(2) our insolvency or bankruptcy;

(2) the sale of all or substantially all of our assets; or

(3) the entry of a decree of judicial dissolution under Section 18 802 of the Delaware Limited Liability Company Act

The Dissolution Event shall be effective on the day on which such event occurs and immediately thereafter we will commence its winding up during which our affairs shall be wound up in accordance with the terms of the Masterworks 001, LLC operating agreement.

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Books and Reports

We are required to keep appropriate books of our business at our principal offices. The books will be maintained for both tax and financial reporting purposes on a basis that permits the preparation of financial statements in accordance with Generally Accepted Accounting Principles in the U.S. (“GAAP”). For financial reporting purposes and federal income tax purposes, our fiscal year and its tax year are the calendar year.

Term and Removal of the Manager

Our operating agreement provides that the Manager will serve as our Manager, for an indefinite term, but that the Manager may be removed by the members, or may choose to withdraw as manager, under certain circumstances.

Our members may only remove the Manager for “cause,” following the affirmative vote of two-thirds (2/3) of the issued and outstanding Class A shares excluding those beneficially owned by Masterworks, provided that the consent of our founding member, Masterworks Gallery is required to be obtained in order to remove the Manager. “Cause” is defined as:

●	the commission by the Manager or any of its executive officers of fraud, gross negligence or willful misconduct;
●	the conviction of the Manager or any of its executive officers of a felony;
●	a material breach by the Manager of the terms of the administrative services agreement which breach is not cured within 30 days after receipt by the Manager of a notice of such breach from any member (provided that if such breach is not capable of cure within 30 days, and Manager is diligently taking steps to cure the breach, then no “Cause” event shall be deemed to have occurred unless and until the Manager fails to cure such breach within 60 days after receiving notice thereof);
●	a material violation by the Manager or any of its executive officers of any applicable law that has a material adverse effect on our business;
●	the bankruptcy or insolvency of the Manager.

Unsatisfactory financial performance does not constitute “cause” under the Masterworks 001, LLC operating agreement. In the event of the removal of the Manager, the Manager will cooperate with us and take all reasonable steps to assist in making an orderly transition of the management function.

Anti-Takeover Effects under Delaware Law

We are a limited liability company organized under Delaware law. Some provisions of Delaware law may delay or prevent a transaction that would cause a change in our control. Section 203 of the Delaware General Corporation Law, which restricts certain business combinations with interested Class A shareholders in certain situations, does not apply to limited liability companies unless they elect to utilize it. Our operating agreement does not currently elect to have Section 203 of the Delaware General Corporation Law apply to us. In general, this statute prohibits a publicly held Delaware corporation from engaging in a business combination with an interested Class A shareholder for a period of three years after the date of the transaction by which that person became an interested Class A shareholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a business combination includes a merger, asset sale or other transaction resulting in a financial benefit to the interested Class A shareholder, and an interested Class A shareholder is a person who, together with affiliates and associates, owns, or within three years prior did own, 15% or more of voting Class A shares. The Manager may elect to amend the Masterworks 001, LLC operating agreement, subject to majority approval by the members holding the Class A shares, at any time to have Section 203 apply to the Company.

Transfer Agent

We intend to engage Computershare Trust Company, N.A. to be our transfer agent and registrar for the Class A shares. Computershare Trust Company, N.A.’s address is at 250 Royall Street, Canton, Massachusetts 02021 and its telephone number is (877) 373-6374.

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SHARES ELIGIBLE FOR FUTURE SALE

Shares Eligible for Future Sale

Prior to this offering, there has been no public or private market for the Class A shares, and we cannot predict the effect, if any, that market sales of the Class A shares or the availability of Class A shares for sale will have on the market price of the Class A shares prevailing from time to time.

Upon the closing of this offering, 99,825 Class A shares will be outstanding and 24,956 Class B shares will be owned by Masterworks and such Class B shares may be converted to Class A shares. If not all Class A shares offered are sold in this offering, the remaining Class A shares shall also be issued to Masterworks, as part of the payment of the purchase price for the Painting.

Masterworks will agree to lock-up provisions in our operating agreement that will prohibit it from selling Class B shares or Class A shares prior to the one-year anniversary of the offering, though it is permitted to pledge all of its Class B shares or Class A shares to unaffiliated third-party lenders and such lenders shall not be subject to the lock-up if they obtain ownership of the shares in connection with a default by Masterworks on its indebtedness. After the one-year anniversary, Masterworks will have no restrictions on the disposition of any of its retained Class B shares or Class A shares, other than restrictions imposed by applicable securities laws

All of the Class A shares sold in this offering will be freely tradable under federal securities laws unless issued to our affiliates as set forth above. Any Class A shares or Class B shares owned or acquired by our affiliates may be sold in private transactions that are exempt from the registration requirements of the Securities Act or pursuant to Rule 144. Shares sold by Masterworks in private transactions that are exempt from the registration requirements of the Securities Act will bear a restrictive legend and will be subject to further transfer restrictions for one year from the time such shares are acquired from Masterworks by a non-affiliate.

Rule 144

In general, under Rule 144 as currently in effect, Masterworks will be entitled to sell, within any three-month period commencing in May 2019, a number of Class A shares that does not exceed the greater of:

●	1% of the then-outstanding Class A Shares ; and

●	the average weekly trading volume during the four calendar weeks preceding the sale, subject to the filing of a Form 144 with respect to the sale.

Sales under Rule 144 by our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us. If Masterworks sells its shares in private transactions that are exempt from the registration requirements of the Securities Act to a non-affiliate other than pursuant to Rule 144, such non-affiliate will be able to sell such shares pursuant to Rule 144 after one year has elapsed from the time such shares were acquired from Masterworks and such sales shall not be subject to the volume restrictions set forth above.

We are unable to estimate the number of Class A shares that will be sold under Rule 144 or the timing of such sales, since this will depend on the market price for the Class A shares, the personal circumstances of the sellers and other factors. Prior to the offering, there has been no public market for the Class A shares, and there can be no assurance that a significant, or any, public market for the Class A shares will develop or be sustained after the offering. Any future sale of substantial amounts of the Class A shares in the open market may adversely affect the market price of the Class A shares offered by this offering circular.

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MATERIAL U.S. FEDERAL TAX CONSIDERATIONS

The following is a discussion of material U.S. federal income tax considerations relating to the purchase, ownership and disposition of our Class A shares by Holders (as defined below) as of the date hereof. For purposes of this section, under the heading “Material U.S. Federal Tax Considerations,” references to “the Company,” “we,” “our,” and “us” refer only to Masterworks 001, LLC and not its subsidiaries, including Masterworks 001 Cayman, LLC, except as otherwise indicated. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury Regulations promulgated or proposed thereunder, and all administrative and judicial interpretations thereof, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect, or to different interpretation.

The U.S. federal income taxation of partnerships and partners is extremely complex, involving, among other things, significant issues as to the character, timing of realization and sourcing of gains and losses. This discussion does not address all of the U.S. federal income tax considerations that may be relevant to specific Holders in light of their particular circumstances or to Holders subject to special treatment under U.S. federal income tax law (such as banks, insurance companies, dealers in securities or other Holders that generally mark their securities to market for U.S. federal income tax purposes, tax-exempt entities, retirement plans, regulated investment companies, real estate investment trusts, certain former citizens or residents of the United States or Holders that hold our Class A shares as part of a straddle, hedge, conversion or other integrated transaction ) or U.S. Holders that have a “functional currency” other than the U.S. dollar. This discussion does not address any U.S. state or local or non-U.S. tax considerations or any U.S. federal estate (except as discussed below for Non-U.S. Holders), gift or alternative minimum tax considerations. Prospective investors are urged to consult their own tax advisors regarding the purchase, ownership and disposition of our Class A shares with respect to their particular tax situations, including, in the case of prospective Holders subject to special treatment under U.S. federal income tax laws, with reference to any special issues that the purchase, ownership and disposition of our Class A shares may raise for such persons. The activities of a Holder unrelated to such Holder’s status as a member of the Company may affect the tax consequences to such Holder of an investment in the Company.

As used in this discussion, the term “U.S. Holder” means a beneficial owner of a Class A share that, for U.S. federal income tax purposes, is (i) an individual who is a citizen or resident of the United States, (ii) a corporation created or organized under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate, the income of which is subject to U.S. federal income tax regardless of its source, or (iv) a trust (x) with respect to which a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions or (y) that has in effect a valid election under applicable U.S. Treasury Regulations to be treated as a U.S. person. As used in this discussion, the term “Non-U.S. Holder” means a beneficial owner of a Class A share that is neither a U.S. Holder nor a partnership for U.S. federal income tax purposes, and the term “Holder” means a U.S. Holder or a Non-U.S. Holder.

If an entity treated as a partnership for U.S. federal income tax purposes invests in our Class A shares, the U.S. federal income tax considerations relating to such investment will depend in part upon the status and activities of such entity and the particular partner. Any such entity should consult its own tax advisor regarding the U.S. federal income tax considerations applicable to it and its partners relating to the purchase, ownership and disposition of our Class A shares.

PERSONS CONSIDERING AN INVESTMENT IN OUR CLASS A SHARES SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. INCOME, ESTATE AND OTHER TAX CONSIDERATIONS RELATING TO THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR CLASS A SHARES IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.

Taxation of Our Company

Taxation of Masterworks 001, LLC. We expect that we will be treated as a partnership for U.S. federal income tax purposes and not as an association or publicly traded partnership subject to tax as a corporation. As a partnership, we generally will not be subject to U.S. federal income tax. Instead, each Holder that is subject to U.S. tax will be required to take into account its distributive share, whether or not distributed, of each item of our income, gain, loss, deduction or credit. See “—Taxation of U.S. Holders of Class A shares”.

An entity that would otherwise be classified as a partnership for U.S. federal income tax purposes may nonetheless be taxable as a corporation if it is a “publicly traded partnership”, unless an exception applies. An entity that would otherwise be classified as a partnership is a publicly traded partnership if (i) interests in the partnership are traded on an established securities market or (ii) interests in the partnership are readily tradable on a secondary market or the substantial equivalent thereof. We intend that we will be publicly traded for purposes of these rules.

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A publicly traded partnership will, however, be treated as a partnership, and not as a corporation, for U.S. federal income tax purposes, if (x) 90% or more of such partnership’s gross income during each taxable year consists of “qualifying income” and (y) such partnership is not required to register as an investment company under the Investment Company Act of 1940, as amended (the “1940 Act”). We refer to this exception as the “qualifying income exception.” Qualifying income generally includes certain interest income, dividends, real property rents, gains from the sale or other disposition of real property, gains from the sale or other disposition of capital assets or other property held for the production of income that otherwise constitutes qualifying income and certain other forms of investment income.

We intend to operate such that we will meet the qualifying income exception in each taxable year. We do not expect that the Company will earn any income in any taxable year other than qualifying income including (x) interest income with respect to certain short-term debt investments held by the Company and (y) an income inclusion followed by a liquidating distribution from Masterworks Cayman 001, LLC in the year in which the Painting is sold. At present, we do not expect to seek a ruling from the U.S. Internal Revenue Service (the “IRS”) with respect to our treatment as a partnership for U.S. federal income tax purposes and no assurance can be given that the IRS will not take a contrary position. In the event that such a ruling is sought, and such ruling treats a sale of the Painting as qualifying income, we may structure Masterworks Cayman 001, LLC as an entity disregarded from us for U.S. federal income tax purposes, in which case the tax consequences described herein could be materially different, as described below.

If we fail to meet the qualifying income exception (other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery) or if we are required to register under the 1940 Act, we will be treated as if, on the first day in which we fail to meet the qualifying income exception or are required to register under the 1940 Act, we had transferred all of our assets, subject to our liabilities, to a newly formed corporation in exchange for stock of such corporation, and then distributed the stock to the Holders in liquidation of their interests in us. This deemed contribution and liquidation should generally be tax-free to the Holders so long as we do not have liabilities in excess of the tax basis of our assets at such time. Thereafter, we would be treated as a corporation for U.S. federal income tax purposes.

If we were treated as a corporation in any taxable year, our items of income, gain, loss, deduction and credit would be reflected our tax return, rather than the returns of our Holders subject to U.S. tax, and we would be subject to U.S. corporate income tax on our taxable income. Distributions of cash or other property to a Holder with respect to our Class A shares generally would be treated as a dividend to the extent such distribution was paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), or in the absence of earnings and profits, as a tax-free return of capital to the extent of such Holder’s adjusted tax basis in such Class A share, and then as capital gain. Accordingly, treatment as a corporation could materially reduce a Holder’s after-tax return and thus could result in a substantial reduction of the value of our Class A shares.

The remainder of this discussion assumes that we will be treated as a partnership for U.S. federal income tax purposes.

Taxation of Masterworks 001 Cayman, LLC. Masterworks 001 Cayman, LLC, our wholly owned subsidiary, intends to file an election with the IRS to be classified as an association taxable as a corporation and not as a partnership or disregarded entity for U.S. federal income tax purposes. We, as the holder of Masterworks 001 Cayman, LLC’s shares, will not be taxed directly on the earnings of Masterworks 001 Cayman, LLC.

However, Holders may be required to report directly income earned by Masterworks 001 Cayman, LLC in certain circumstances. See “— Controlled Foreign Corporations”.

Subject to the discussion below under “Controlled Foreign Corporations,” distributions of cash or other property to us from Masterworks 001 Cayman, LLC (other than certain distributions of Masterworks 001 Cayman, LLC’s shares or rights to acquire its shares) generally will be treated as a dividend for U.S. federal income tax purposes (without reduction for any non-U.S. tax withheld from such distribution) to the extent of Masterworks 001 Cayman, LLC’s current or accumulated earnings and profits (as determined for U.S. federal income tax purposes). To the extent the amount of such distribution exceeds such current and accumulated earnings and profits, it generally will be treated first as a non-taxable return of capital to the extent of our adjusted tax basis in Masterworks 001 Cayman, LLC’s shares and then as capital gain.

If, following receipt of a ruling from the IRS, we elected to treat Masterworks 001 Cayman, LLC as an entity disregarded as separate from us, we would directly report any income, gain, loss or deduction of Masterworks 001 Cayman, LLC, and any distributions from Masterworks 001 Cayman, LLC would be disregarded for U.S. federal income tax purposes.

Taxation of U.S. Holders of Shares

Below is a discussion of material U.S. federal income tax considerations applicable to U.S. Holders of our Class A shares.

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Taxation of Holders of Shares on Our Profits and Losses. As a partnership for U.S. federal income tax purposes, we generally will not be subject to U.S. federal income tax. Instead, each Holder that is subject to U.S. tax will be required to take into account its distributive share, whether or not distributed, of each item of our income, gain, loss, deduction or credit. It is possible that in any year, a Holder’s tax liability arising from the Company could exceed the distributions made by the Company to such Holder. The Company will file a U.S. federal partnership information return reporting its operations for each year and provide a U.S. Internal Revenue Service Schedule K-1 to each Holder. However, Holders may not receive such Schedule prior to when their tax return reporting obligations become due and may need to file for extensions or file based on estimates.

In addition to regular U.S. federal income tax, certain U.S. Holders that are individuals, estates or trusts are subject to a 3.8% tax on all or a portion of their “net investment income,” which may include all or a portion of any interest income we earn that is allocable to such U.S. Holder.

Allocation of Profits and Losses. For each of our fiscal years, each Holder’s allocable share of our items of income, gain, loss, deduction or credit will be determined by our operating agreement (the “operating agreement”), provided such allocations either have “substantial economic effect” or are determined to be in accordance with such Holder’s interest in the Company. We believe that for U.S. federal income tax purposes, such allocations will be given effect as being in accordance with such Holder’s interest in the Company and we intend to prepare tax returns based on such allocations. If the allocations provided by our operating agreement were successfully challenged by the IRS, the resulting allocations to a particular Holder for U.S. federal income tax purposes may be less favorable than the allocations set forth in our operating agreement.

Section 706 of the Code provides that items of partnership income and deductions must be allocated between transferors and transferees of shares. We will apply certain assumptions and conventions in an attempt to comply with applicable rules and to report income, gain, loss, deduction and credit to Holders in a manner that reflects such Holders’ beneficial shares of our items. These conventions are designed to more closely align the receipt of cash and the allocation of income between Holders of Class A shares, but these assumptions and conventions may not conform with all aspects of existing Treasury Regulations. If the IRS successfully challenges our conventions, our items of income, gain, loss, deduction or credit may be reallocated among the Holders of Class A shares to the possible detriment of certain Holders. The Manager is authorized to revise our method of allocation between transferors and transferees (as well as among Holders whose interests otherwise could vary during a taxable period).

Because we cannot match transferors and transferees of Class A shares, we may adopt depreciation, amortization and other tax accounting positions that may not comply with all aspects of existing Treasury regulations. A successful IRS challenge to those positions could adversely affect the allocations of tax items to Holders and could have a negative impact on the value of Class A shares or result in audits of and adjustments to Holders’ tax returns.

Adjusted Tax Basis of Class A Shares. A Holder’s initial tax basis in its Class A shares will generally equal the amount such Holder paid for the Class A shares plus such Holder’s allocable share of our liabilities, if any. A Holder’s adjusted tax basis will be increased by such Holder’s share of items of our income and gain and any increase in such Holder’s share of our liabilities. A Holder’s adjusted tax basis will be decreased, but not below zero, by distributions from us, such Holder’s allocable share of items of our deductions and losses and by any decrease in such Holder’s allocable share of our liabilities.

Holders who purchase our Class A shares in separate transactions must combine the basis of those Class A shares and maintain a single adjusted tax basis for all of those Class A shares. Upon a sale or other disposition of less than all of the Class A shares held by such Holder, a portion of that tax basis must be allocated to the Class A shares sold.

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Restrictions on Deductibility of Expenses and Other Losses. A Holder may deduct its allocable share of our losses (if any) for U.S. federal income tax purposes only to the extent of such Holder’s adjusted tax basis in the Class A shares it is treated as holding at the end of the taxable year in which the losses occur. If the recognition of a Holder’s allocable share of our losses would reduce its adjusted tax basis for its Class A shares below zero, the recognition of such losses by such Holder would be deferred to subsequent taxable years and will be allowed if and when such Holder has sufficient tax basis so that such losses would not reduce such Holder’s adjusted tax basis below zero. In addition, the “at-risk” rules and the limitation on “excess business losses” could limit the deductibility of losses allocable to a Holder. We do not expect to generate income or losses from “passive activities” for purposes of Section 469 of the Code. Therefore, income allocated by us to a Holder may not be offset by the Section 469 passive losses of such Holder and losses allocated to a Holder generally may not be used to offset Section 469 passive income of such Holder.

It is anticipated that our expenses generally will be investment expenses treated as miscellaneous itemized deductions, rather than trade or business expenses, with the result that any individual who is Holder (either directly or through a Holder that is a partnership or other pass-through entity) will not be permitted to claim a U.S. federal income tax deduction for such expenses for taxable years beginning before January 1, 2026 and thereafter may be limited in his or her ability to claim a U.S. federal income tax deduction for such expenses.

In general, neither we nor any Holder may deduct organizational expenses. We may elect to amortize any organizational expenses ratably over fifteen years, or we may elect to capitalize such expenses. No deduction is allowed for offering expenses, including placement fees.

Treatment of Distributions. For U.S. federal income tax purposes, distributions of cash by us generally will not be taxable to a U.S. Holder to the extent of such U.S. Holder’s adjusted tax basis in its Class A shares. Any cash distributions in excess of a U.S. Holder’s adjusted tax basis generally will be considered to be gain from the sale or exchange of our Class A shares. Under current law, such gain generally will be capital gain and will be long-term capital gain if such U.S. Holder has held such Class A share for more than one year at the time of such distribution, subject to certain exceptions.

Disposition of Class Shares. A U.S. Holder generally will recognize gain or loss for U.S. federal income tax purposes upon the sale, exchange or other disposition of our Class A shares in an amount equal to the difference, if any, between the amount realized on the sale, exchange or other disposition and such U.S. Holder’s adjusted tax basis in such Class A share. A U.S. Holder’s adjusted tax basis will be adjusted for this purpose by its allocable share of our income or loss for the year of such sale or other disposition. Any gain or loss so recognized generally will be capital gain or loss and will be long-term capital gain or loss if such Holder has held such Class A share for more than one year at the time of such sale, exchange or other disposition. Certain gain attributable to our investment in Masterworks 001 Cayman, LLC will generally be characterized as ordinary income rather than capital gain. See “—Controlled Foreign Corporations”. Net long-term capital gain of certain non-corporate U.S. Holders generally is subject to preferential rates of tax. The deductibility of capital losses is subject to limitations.

Holders who purchase our Class A shares at different times and intend to sell all or a portion of the Class A shares within a year of their most recent purchase are urged to consult their tax advisors regarding the application of certain “split holding period” rules to them and the treatment of any gain or loss as long-term or short-term capital gain or loss. For example, a selling Holder may use the actual holding period of the portion of its transferred Class A shares, provided such Class A shares are divided into identifiable Class A shares with ascertainable holding periods, the selling Holder can identify the portion of the Class A shares transferred, and the selling Holder elects to use the identification method for all sales or exchanges of our Class A shares.

Controlled Foreign Corporations. In general, a corporation organized outside the United States is treated as a controlled foreign corporation (“CFC”) for U.S. federal income tax purposes in any taxable year in which more than 50% of (i) the total combined voting power of all classes of stock of such non-U.S. corporation entitled to vote or (ii) the total value of the stock of such non-U.S. corporation is owned (or is considered as owned) by “U.S. Shareholders” on any day during the taxable year of such non-U.S. corporation. A “U.S. Shareholder” with respect to a non-U.S. corporation is any U.S. person that owns (or is treated as owning) 10% or more of the total combined voting power of all classes of stock of the non-U.S. corporation entitled to vote or 10% or more of the total value of such non-U.S. corporation’s stock. We expect that Masterworks 001 Cayman, LLC will be considered a CFC and that we will be considered a U.S. Shareholder of Masterworks 001 Cayman, LLC.

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Because we expect to be treated as a U.S. Shareholder in a CFC, each Holder will generally be required to include in income for U.S. federal income tax purposes its allocable share of Masterworks 001 Cayman, LLC’s “Subpart F” income reported by us. Subpart F income generally includes passive income such as dividends, interest, net gain from the sale or disposition of securities and non-actively managed rents. The Subpart F income of a CFC is limited to the CFC’s earnings and profits for the taxable year. These inclusions are treated as ordinary income (whether or not such inclusions are attributable to net capital gains). Thus, a Holder may be required to report as ordinary income its allocable share of Masterworks 001 Cayman, LLC’s Subpart F income reported by us without corresponding receipts of cash and may not benefit from capital gain treatment with respect to the portion of our earnings (if any) attributable to net capital gains of Masterworks 001 Cayman, LLC. The tax basis of our shares in Masterworks 001 Cayman, LLC and a Holder’s tax basis in our Class A shares will be increased to reflect any required Subpart F income inclusions. Such income generally will constitute income from sources within the United States for U.S. foreign tax credit purposes. Amounts included as such income would generally not be taxable again when actually distributed. We do not expect that Masterworks 001 Cayman, LLC will earn any income in any taxable year other than gain from the sale of the Painting in the year in which the Painting is sold. Therefore, we do not expect that there will be any Subpart F income of Masterworks 001 Cayman, LLC to be reported by us on an annual basis prior to a sale of the Painting. However, we expect that gain from the sale of the Painting would be treated as Subpart F income.

Regardless of whether Masterworks 001 Cayman, LLC has Subpart F income, however, any gain allocated to a Holder from our disposition of Masterworks 001 Cayman, LLC (including any gain from a liquidating distribution by Masterworks 001 Cayman, LLC) will be treated as ordinary income to the extent of such Holder’s allocable share of the current and/or accumulated earnings and profits of Masterworks 001 Cayman, LLC. In this regard, earnings would not include any amounts previously taxed pursuant to the CFC rules, if any. Net losses of Masterworks 001 Cayman, LLC will not pass through to our Holders.

If, following receipt of a ruling from the IRS, we elected to treat Masterworks 001 Cayman, LLC as an entity disregarded as separate from us, the CFC rules discussed above would not apply. Instead, we would directly report any income, gain, loss or deduction of Masterworks 001 Cayman, LLC, and any distributions from Masterworks 001 Cayman, LLC would be disregarded for U.S. federal income tax purposes.

Passive Foreign Investment Companies.   In general, a corporation organized outside the United States is treated as a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes in any taxable year in which either (i) at least 75% of its gross income is “passive income” or (ii) on average at least 50% of the value of its assets is attributable to assets that produce passive income or are held for the production of passive income. Passive income for this purpose generally includes, among other things, dividends, interest, royalties, rents and gains from commodities transactions and from the sale or exchange of property that gives rise to passive income. In determining whether a non-U.S. corporation is a PFIC, a pro rata portion of the income and assets of each corporation in which it owns, directly or indirectly, at least a 25% interest (by value) generally is taken into account.

If Masterworks 001 Cayman, LLC is a PFIC in any taxable year, gain on a disposition by us of shares in Masterworks 001 Cayman, LLC or gain on the disposition of our Class A shares by a Holder at a time when we own shares of Masterworks 001 Cayman, LLC, as well as certain other defined “excess distributions,” will be treated as if the gain or excess distribution were ordinary income earned ratably over the shorter of the period during which the Holder held its Class A shares or the period during which we held our shares in Masterworks 001 Cayman, LLC. However, for so long as Masterworks 001 Cayman, LLC is classified as both a CFC and a PFIC during the time we are a U.S. Shareholder of Masterworks 001 Cayman, LLC, a Holder would be required to include amounts in income with respect to Masterworks 001 Cayman, LLC, if any, pursuant to the subheading “Controlled Foreign Corporations”, and the consequences described under this subheading would not apply. If our ownership percentage in Masterworks 001 Cayman, LLC changes such that we are not a U.S. Shareholder with respect to Masterworks 001 Cayman, LLC, then Holders may be subject to the PFIC rules in the event Masterworks 001 Cayman, LLC is classified as a PFIC. The interaction of these rules is complex, and prospective Holders are urged to consult their tax advisors in this regard.

If, following receipt of a ruling from the IRS, we elected to treat Masterworks 001 Cayman, LLC as an entity disregarded as separate from us, neither the CFC nor the PFIC rules would apply to Masterworks 001 Cayman, LLC.

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Taxation of Non-U.S. Holders of Class A Shares

Below is a discussion of material U.S. federal income tax considerations applicable to Non-U.S. Holders of our Class A shares and does not purport to address all of the U.S. federal income tax consequences that may be applicable to any particular Non-U.S. Holder. This discussion does not address the tax consequences of purchasing, holding or disposing of our Class A shares to Non-U.S. Holders subject to special rules under U.S. federal income tax laws, such as non-U.S. governments and their controlled entities, non-U.S. pension plans, trusts, former U.S. citizens or residents and individual Non-U.S. Holders that have a “tax home” in the United States. The discussion assumes that a Non-U.S. Holder is not and will not be engaged in a trade or business within the United States, has and will have no U.S. source income apart from its investment in our Class A shares, and, in the case of a Non-U.S. Holder that is an individual, has not been (and will not be) present in the United States for 183 days or more in any taxable year.

Interest, Dividends, Etc. A Non-U.S. Holder is subject to U.S. federal withholding tax at the rate of 30% (or at a lower rate if provided by an applicable tax treaty and the Non-U.S. Holder provides the documentation (generally, IRS Form W-8BEN or W-8BEN-E) required to claim benefits under such tax treaty to the applicable withholding agent) on its distributive share of any U.S. source interest (subject to certain exemptions), U.S. source dividends (including, in certain cases, dividend equivalent amounts) and certain other income received by us. We expect that distributions from Masterworks 001 Cayman, LLC will not be treated as U.S. source dividends for withholding purposes.

Effectively Connected Income. In general, a non-U.S. person that invests in an entity taxable as a partnership for U.S. federal income tax purposes that is (directly or through entities treated as disregarded from their owners or as partnerships for U.S. federal income tax purposes) “engaged in trade or business within the United States” is itself considered to be engaged in trade or business within the United States and is subject to U.S. federal income tax (including, possibly, in the case of a non-U.S. corporation, the “branch profits” tax), withholding and income tax return filing requirements with respect to its income effectively connected (or treated as effectively connected) with the U.S. trade or business (“ECI”). A non-U.S. person that fails to file a timely U.S. federal income tax return in respect of its ECI may subsequently be precluded from claiming deductions related to the ECI and may be subject to interest and penalties. We believe that our activities as currently contemplated generally will not involve being engaged in a trade or business within the United States, and as a result we expect that neither Masterworks 001 Cayman, LLC nor any Non-U.S. Holder will be treated as deriving ECI as a result of our activities.

U.S. Federal Estate Taxes for Non-U.S. Persons.   Individual Non-U.S. Holders will be subject to U.S. federal estate tax on the value of U.S.-situs property owned at the time of their death. Our Class A shares that are owned or treated as owned by an individual Non-U.S. Holder at the time of such Non-U.S. Holder’s death may be considered U.S.-situs property for U.S. federal estate tax purposes and may be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise. Prospective individual holders who are non-U.S. persons are urged to consult their tax advisors concerning the potential U.S. federal estate tax consequences with regard to our Class A shares.

Administrative Matters

Tax Elections.    The Manager will have the authority to act on our behalf with respect to tax audits and certain other tax matters and to make such elections under the Code and other relevant tax laws as the Manager deems necessary or appropriate. Accordingly, our Manager can change our tax election to have our company taxed as a corporation in its sole and absolute discretion.

Nominee Reporting.    Persons who hold our Class A shares as nominees for another person are required to furnish to us (i) the name, address and taxpayer identification number of the beneficial owner and the nominee; (ii) whether the beneficial owner is (1) a person that is not a U.S. person, (2) a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing, or (3) a tax exempt entity; (iii) the amount and description of Class A shares held, acquired or transferred for the beneficial owner; and (iv) specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition costs for purchases, as well as the amount of net proceeds from sales. Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and specific information on Class A shares they acquire, hold or transfer for their own account. A penalty is imposed by the Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the Class A shares with the information furnished to us.

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Taxable Year.    We currently intend to use the calendar year as our taxable year for U.S. federal income tax purposes. Under certain circumstances which we currently believe are unlikely to apply, a taxable year other than the calendar year may be required for such purposes.

Partnership Audit Rules. We or the Holders may have potential tax liability in the event of an adjustment imposed as a result of a tax audit by the IRS. An audit resulting in an adjustment to any item of our income, gain, loss, deduction or credit (or adjustment of the allocation of any such items among the Holders), and any tax (including interest and penalties) attributable to such adjustment, may be determined and collected at the Company level in the year of such adjustment. In that event, under the operating agreement, the Manager will allocate such tax among the Holders as equitably determined by the Manager, and each Holder may be required to contribute to the Company the amount of such tax allocated to it. As a result, a Holder may bear liability for the adjustment in an amount that exceeds the taxes that the Holder (or its predecessor in interest) would have paid if the adjustment had been applied at the Holder level. Alternatively, the Manager may elect to send an adjusted Schedule K-1 to each person who was a Holder in the taxable year reviewed on audit (the “Push-Out Election”). In that event, each such person (whether a current or former Holder) may elect to pay any resulting tax (including interest and penalties) or, in the case of a person that is itself treated as a partnership or other flow-through vehicle for U.S. federal income tax purposes, such person may further push out the adjustment to the next tier of partners. Non-U.S. Holders may be required to file U.S. tax returns as a result of a Push-Out Election. There is some uncertainty regarding the interpretation and implementation of these partnership audit procedures.

Treatment of Withholding Taxes. We will withhold and pay over any U.S. withholding taxes required to be withheld with respect to any Holder and will treat such withholding as a payment to such Holder. Such payment will be treated as a distribution to the extent that the Holder is then entitled to receive a cash distribution. To the extent that such payment exceeds the amount of any cash distribution to which such Holder is then entitled, such Holder shall be required to make prompt payment to us. Similar provisions would apply in the case of taxes withheld from a distribution to us.

Information Reporting and Backup Withholding.    If we are required to withhold any U.S. tax on distributions made to any Holder of Class A shares, we will pay such withheld amount to the IRS. Amounts withheld generally will be reported annually to the IRS and to the Holders by the applicable withholding agent.  Distributions made to a U.S. Holder may be subject to backup withholding, unless such U.S. Holder provides the appropriate documentation certifying that, among other things, its taxpayer identification number (“TIN”) is correct, or otherwise establishes an exemption. Such U.S. Holder should use an IRS Form W-9 for this purpose. If such U.S. Holder does not provide its correct TIN and other required information or an adequate basis for exemption, payments made to such U.S. Holder will be subject to backup withholding (currently, at a rate of 24%) and such U.S. Holder may be subject to a penalty imposed by the IRS. Exempt U.S. Holders (including, among others, all corporations) are not subject to these information reporting and backup withholding requirements, provided that, if required, they properly demonstrate their eligibility for exemption. In order for a Non-U.S. Holder to avoid backup withholding, such Non-U.S. Holder should submit the appropriate version of IRS Form W-8, attesting to such Non-U.S. Holder’s foreign status. The failure of such a Non-U.S. Holder to provide the appropriate IRS Form W-8 may result in backup withholding on some or all of the payments made to such Non-U.S. Holder. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a Holder’s U.S. federal income tax liability if the required information is furnished by such Holder on a timely basis to the IRS.

If you do not timely provide us with IRS Form W-8 or IRS Form W-9, as applicable, or such form is not properly completed, we may become subject to U.S. backup withholding taxes in excess of what would have been imposed had we received certifications from all Holders. Such excess U.S. backup withholding taxes may be treated by us as an expense that will be borne by all Holders on a pro rata basis (where we are or may be unable to cost efficiently allocate any such excess withholding tax cost specifically to the Holders that failed to timely provide the proper U.S. tax certifications).

The proper application to us of rules for withholding under Section 1441 of the Code (applicable to certain dividends, interest and similar items) is unclear. Because the documentation we receive may not properly reflect the identities of Holders at any particular time (in light of possible sales of Class A shares), we may over-withhold or under-withhold with respect to a particular Holder. For example, we may impose withholding, remit that amount to the IRS and thus reduce the amount of a distribution paid to a Non-U.S. Holder. It may be determined, however, that the corresponding amount of our income was not properly allocable to such Non-U.S. Holder, and the withholding should have been less than the actual withholding. Such Non-U.S. Holder would be entitled to a credit against such Non-U.S. Holder’s U.S. tax liability for all withholding, including any such excess withholding, but if the withholding exceeded the Non-U.S. Holder’s U.S. tax liability, the Non-U.S. Holder would be required to apply for a refund to obtain the benefit of the excess withholding. Similarly, we may fail to withhold on a distribution, and it may be determined that the corresponding income was properly allocable to a Non-U.S. Holder and withholding should have been imposed. In that event, we may determine to pay the under-withheld amount to the IRS, and we may treat such under-withholding as an expense that will be borne by all partners on a pro rata basis (since we may be unable to allocate any such excess withholding tax cost to the relevant Non-U.S. Holder).

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Reportable Transactions

If the U.S. federal tax rules relating to “reportable transactions” are applicable to us (or any of the transactions undertaken by us), Holders that are required to file U.S. federal income tax returns (and, in some cases, certain direct and indirect interest holders of certain Holders) would be required to disclose to the IRS information relating to the Company and our transactions, and to retain certain documents and other records related thereto. Although we do not believe that the purchase of our Class A shares is a reportable transaction, there can be no assurance that the IRS will not take a contrary position. In addition, an interest in the Company could become a reportable transaction for Holders in the future, for example if we generate certain types of losses that exceed prescribed thresholds or if certain other events occur. It is also possible that a transaction undertaken by us will be a reportable transaction for Holders. Substantial penalties may be imposed on taxpayers who fail to comply with these laws.

In addition, other tax laws impose substantial excise taxes and additional reporting requirements and penalties on certain tax-exempt investors (and, in some cases, the managers of tax-exempt investors) that are, directly or in some cases indirectly, parties to certain types of reportable transactions.

FATCA

Under the Foreign Account Tax Compliance Act provisions of the Code and related U.S. Treasury guidance (“FATCA”), a withholding tax of 30% will be imposed in certain circumstances on (i) payments of certain U.S. source income (including interest and dividends) and gross proceeds from the sale or other disposition after December 31, 2018, of property that can produce U.S. source interest or dividends (“withholdable payments”) and (ii) payments made after December 31, 2018 (or, if later, the date on which the final U.S. Treasury regulations that define “foreign passthru payments” are published) by certain foreign financial institutions (such as banks, brokers, investment funds or certain holding companies) (“FFIs”) that are “attributable” to withholdable payments (“foreign passthru payments”). It is uncertain at present when payments will be treated as “attributable” to withholdable payments.

FATCA may also apply to certain non-U.S. entities held by or affiliated with us, including Masterworks 001 Cayman, LLC.

Although the application of FATCA to a sale or other disposition of an interest in an entity treated as a partnership for U.S. federal income tax purposes is unclear, it is possible that the gross proceeds from the sale or other disposition of an interest in the Company may be subject to tax under FATCA.

Each Holder should consult its own tax advisor regarding the application of FATCA to an investment in the Company.

Certain State, Local and Non -U.S. Tax Considerations

The foregoing discussion does not address the U.S. state and local or non-U.S. tax consequences of the purchase, ownership and disposition of our Class A shares. Holders may be subject to certain U.S. state and local and non-U.S. taxation, and tax return filing requirements, in the jurisdictions of our activities or investments. Holders may not receive the relevant tax information prior to when their tax return reporting obligations become due and may need to file for extensions. Prospective Holders are urged to consult their own tax advisors regarding U.S. state and local and non-U.S. tax matters.

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ADDITIONAL REQUIREMENTS AND RESTRICTIONS

State Securities – Blue Sky Laws

There is no established public market for our Class A shares, and there can be no assurance that any market will develop in the foreseeable future. Transfer of our Class A shares may also be restricted under the securities or securities regulations laws promulgated by various states and foreign jurisdictions, commonly referred to as “Blue Sky” laws. Absent compliance with such individual state laws, our Class A shares may not be traded in such jurisdictions. Because the securities qualified hereunder have not been registered for resale under the blue sky laws of any state, the holders of such Class A shares and persons who desire to purchase them in any trading market that might develop in the future, should be aware that there may be significant state blue-sky law restrictions upon the ability of investors to sell the securities and of purchasers to purchase the securities. Accordingly, investors may not be able to liquidate their investments and should be prepared to hold the Class A shares for an indefinite period of time.

We will consider applying for listing in Mergent, Inc., a leading provider of business and financial information on publicly listed companies, which, once published, will provide us with “manual” exemptions in approximately 39 states as indicated in CCH Blue Sky Law Desk Reference at Section 6301 entitled “Standard Manuals Exemptions.”

Thirty-nine states have what is commonly referred to as a “manual exemption” for secondary trading of securities such as those to be resold by selling Class A shareholders. In these states, so long as we obtain and maintain a listing in a securities manual recognized by the state such as Mergent, Inc., Moody’s Investor Service or Standard and Poor’s Corporate Manual, secondary trading of our Class A shares can occur without any filing, review or approval by state regulatory authorities. These states are: Alaska, Arizona, Arkansas, Colorado, Connecticut, Delaware, Florida, Georgia, Hawaii, Idaho, Indiana, Iowa, Kansas, Maine, Maryland, Massachusetts, Michigan, Minnesota, Mississippi, Missouri, Nebraska, Nevada, New Jersey, New Mexico, North Carolina, North Dakota, Ohio, Oklahoma, Oregon, Rhode Island, South Carolina, South Dakota, Texas, Utah, Vermont, Washington, West Virginia, Wisconsin and Wyoming. If we can secure this listing in such securities manuals, only then secondary trading can occur in these states without further action.

We currently do not intend to and may not be able to qualify securities for resale in other states which require Class A shares to be qualified before they can be resold by our Class A shareholders.

Restrictions Imposed by the USA PATRIOT Act and Related Acts

In accordance with the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, or the USA PATRIOT Act, the securities offered hereby may not be offered, sold, transferred or delivered, directly or indirectly, to any “unacceptable investor,” which means anyone who is:

●	a “designated national,” “specially designated national,” “specially designated terrorist,” “specially designated global terrorist,” “foreign terrorist organization,” or “blocked person” within the definitions set forth in the Foreign Assets Control Regulations of the United States, or U.S., Treasury Department;

●	acting on behalf of, or an entity owned or controlled by, any government against whom the U.S. maintains economic sanctions or embargoes under the Regulations of the U.S. Treasury Department;

●	within the scope of Executive Order 13224 — Blocking Property and Prohibiting Transactions with Persons who Commit, Threaten to Commit, or Support Terrorism, effective September 24, 2001;

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●	a person or entity subject to additional restrictions imposed by any of the following statutes or regulations and executive orders issued thereunder: the Trading with the Enemy Act, the National Emergencies Act, the Antiterrorism and Effective Death Penalty Act of 1996, the International Emergency Economic Powers Act, the United Nations Participation Act, the International Security and Development Cooperation Act, the Nuclear Proliferation Prevention Act of 1994, the Foreign Narcotics Kingpin Designation Act, the Iran and Libya Sanctions Act of 1996, the Cuban Democracy Act, the Cuban Liberty and Democratic Solidarity Act and the Foreign Operations, Export Financing and Related Programs Appropriations Act or any other law of similar import as to any non-U.S. country, as each such act or law has been or may be amended, adjusted, modified or reviewed from time to time; or

●	designated or blocked, associated or involved in terrorism, or subject to restrictions under laws, regulations, or executive orders as may apply in the future similar to those set forth above.

ERISA CONSIDERATIONS

An investment in us by an employee benefit plan is subject to additional considerations because the investments of these plans are subject to the fiduciary responsibility and prohibited transaction provisions of ERISA and restrictions imposed by Section 4975 of the Code. For these purposes the term “employee benefit plan” includes, but is not limited to, qualified pension, profit-sharing and stock bonus plans, Keogh plans, simplified employee pension plans and tax deferred annuities or IRAs established or maintained by an employer or employee organization. Among other things, consideration should be given to:

●	whether the investment is prudent under Section 404(a)(1)(B) of ERISA;

●	whether in making the investment, that plan will satisfy the diversification requirements of Section 404(a)(1)(C) of ERISA; and

●	whether the investment will result in recognition of unrelated business taxable income by the plan and, if so, the potential after-tax investment returns.

The person with investment discretion with respect to the assets of an employee benefit plan, often called a fiduciary, should determine whether an investment in us is authorized by the appropriate governing instrument and is a proper investment for the plan.

Section 406 of ERISA and Section 4975 of the Code prohibit employee benefit plans from engaging in specified transactions involving “plan assets” with parties that are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to the plan.

In addition to considering whether the purchase of Class A shares is a prohibited transaction, a fiduciary of an employee benefit plan should consider whether the plan will, by investing in us, be deemed to own an undivided interest in our assets, with the result that our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Code.

The Department of Labor regulations provide guidance with respect to whether the assets of an entity in which employee benefit plans acquire equity interests would be deemed “plan assets” under some circumstances. Under these regulations, an entity’s assets would not be considered to be “plan assets” if, among other things:

(1) the equity interests acquired by employee benefit plans are publicly offered securities - i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, freely transferable and registered under some provisions of the federal securities laws;

(2) the entity is an “operating company”—i.e., it is primarily engaged in the production or sale of a product or service other than the investment of capital either directly or through a majority-owned subsidiary or subsidiaries; or

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(3) there is no significant investment by benefit plan investors, which is defined to mean that less than 25% of the value of each class of equity interest is held by the employee benefit plans referred to above.

We do not intend to limit investment by benefit plan investors in us because we anticipate that we will qualify as an “operating company”. If the Department of Labor were to take the position that we are not an operating company and we had significant investment by benefit plans, then we may become subject to the regulatory restrictions of ERISA which would likely have a material adverse effect on our business and the value of the Class A shares.

Plan fiduciaries contemplating a purchase of the Class A shares should consult with their own counsel regarding the consequences under ERISA and the Code in light of the serious penalties imposed on persons who engage in prohibited transactions or other violations.

ACCEPTANCE OF SUBSCRIPTIONS ON BEHALF OF PLANS IS IN NO RESPECT A REPRESENTATION BY OUR COMPANY OR ANY OTHER PARTY RELATED TO THE COMPANY THAT THIS INVESTMENT MEETS THE RELEVANT LEGAL REQUIREMENTS WITH RESPECT TO INVESTMENTS BY ANY PARTICULAR PLAN OR THAT THIS INVESTMENT IS APPROPRIATE FOR ANY PARTICULAR PLAN. THE PERSON WITH INVESTMENT DISCRETION SHOULD CONSULT WITH HIS OR HER ATTORNEY AND FINANCIAL ADVISERS AS TO THE PROPRIETY OF AN INVESTMENT IN US IN LIGHT OF THE CIRCUMSTANCES OF THE PARTICULAR PLAN.

LEGAL MATTERS

The validity of the securities offered by this offering circular will be passed upon for us by Legal & Compliance, LLC, 330 Clematis Street, Suite 217, West Palm Beach, Florida 33401.

EXPERTS

Our balance sheet as of April 16, 2018 included in this offering circular has been audited by Mayer Hoffman McCann, P.C., an independent registered public accounting firm, as indicated in their report with respect thereto, and have been so included in reliance upon the report of such firm given on their authority as experts in accounting and auditing.

APPOINTMENT OF AUDITOR

On April 19, 2018, our Manager appointed Mayer Hoffman McCann, P.C. as our independent registered public accounting firm. Mayer Hoffman McCann, P.C. audited our balance sheet as of April 16, 2018 which has been included in this offering circular and Mayer Hoffman McCann, P.C. has been engaged as our independent registered public accounting firm for our fiscal year ended December 31, 2018. Prior to engaging Mayer Hoffman McCann, P.C. as our independent registered public accounting firm, we did not have an independent registered public accounting firm to audit our financial statements.

WHERE YOU CAN FIND MORE INFORMATION

We have filed an offering statement on Form 1-A with the SEC under Regulation A of the Securities Act with respect to the Class A shares offered by this offering circular. This offering circular, which constitutes a part of the offering statement, does not contain all of the information set forth in the offering statement or the exhibits and schedules filed therewith. Statements contained in this offering circular regarding the contents of any contract or any other document that is filed as an exhibit to the offering statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the offering statement. The offering statement, including its exhibits and schedules, may be inspected without charge at the public reference room maintained by the SEC, located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, and copies of all or any part of the offering statement may be obtained from such offices upon the payment of the fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains an Internet website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is www.sec.gov.

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We also maintain a website at the website address of Masterworks.io located at www.masterworks.io. After the completion of this offering, you may access these materials at our website free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on our website is not a part of this offering circular and the inclusion of our website address in this offering circular is an inactive textual reference only.

After the completion of this Tier II, Regulation A offering, we intend to become subject to the information and periodic reporting requirements of the Exchange Act. If we become subject to the reporting requirements of the Exchange Act, we will file periodic reports, proxy statements and other information with the SEC. Such periodic reports, proxy statements and other information will be available for inspection and copying at the public reference room and on the SEC’s website referred to above. Until we become or never become subject to the reporting requirements of the Exchange Act, we will furnish the following reports, statements, and tax information to each holder of Class A shares:

1.	Reporting Requirements under Tier II of Regulation A. Following this Tier II, Regulation A offering, we will be required to comply with certain ongoing disclosure requirements under Rule 257 of Regulation A. We will be required to file: an annual report with the SEC on Form 1-K; a semi-annual report with the SEC on Form 1-SA; current reports with the SEC on Form 1-U; and a notice under cover of Form 1-Z. The necessity to file current reports will be triggered by certain corporate events, similar to the ongoing reporting obligation faced by issuers under the Exchange Act, however the requirement to file a Form 1-U is expected to be triggered by significantly fewer corporate events than that of the Form 8-K. Such reports and other information will be available for inspection and copying at the public reference room and on the SEC’s website referred to above. Parts I & II of Form 1-Z will be filed by us if and when we decide to and are no longer obligated to file and provide annual reports pursuant to the requirements of Regulation A.

2.	Annual Reports. As soon as practicable, but in no event later than one hundred twenty (120) days after the close of our fiscal year, ending on the last Sunday of a calendar year, the Manager will cause to be mailed or made available, by any reasonable means, to each holder of Class A shares as of a date selected by the Manager, an annual report containing our financial statements for such fiscal year, presented in accordance with GAAP, including a balance sheet and statements of operations, company equity and cash flows, with such statements having been audited by an accountant selected by the Manager. The Manager shall be deemed to have made a report available to each holder of Class A shares as required if it has either (i) filed such report with the SEC via its Electronic Data Gathering, Analysis and Retrieval, or EDGAR, system and such report is publicly available on such system or (ii) made such report available on any website maintained by us and our affiliate and available for viewing by holder of Class A shares.

3.	Tax Information. As soon as practicable following the end of our fiscal year, which is currently January 1st through December 31st, we will send to each holder of Class A shares such tax information as shall be reasonably required for federal and state income tax reporting purposes.

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INDEPENDENT AUDITORS’ REPORT

To the Manager and Member

Masterworks 001, LLC

We have audited the accompanying balance sheet of Masterworks 001, LLC as of April 16, 2018, and the related notes to the balance sheet.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of this financial statement in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of this financial statement that is free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on this financial statement based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statement. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the financial statement, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statement in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statement.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statement referred to above presents fairly, in all material respects, the financial position of Masterworks 001, LLC as of April 16, 2018 in accordance with accounting principles generally accepted in the United States of America.

Kansas City, Missouri
April 23, 2018
(except Notes 1 and 3, as to
which the date is June 15, 2018)

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MASTERWORKS 001, LLC

Balance Sheet

April 16, 2018

ASSETS

Cash and Cash Equivalents	$100

Total Assets	$100

LIABILITIES AND MEMBER’S EQUITY

Member’s Equity	$100

Total Liabilities and Member’s Equity	$100

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MASTERWORKS 001, LLC

NOTES TO BALANCE SHEET

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Organization – Masterworks 001, LLC (the “Company”) was formed as a manager-managed Delaware limited liability company to purchase, a painting by Andy Warhol, known as 1 Colored Marilyn (Reversal Series), 1979, Oil and silkscreen inks on canvas (the “Painting”). The Company intends to offer membership interests to enable investors to diversify their portfolios with a long-term investment in fine artwork. The Company’s manager is Masterworks Administrative Services, LLC (the “Manager”). We expect that we will be treated as a partnership for U.S. federal income tax purposes and not as an association or publicly traded partnership subject to tax as a corporation. As a partnership, we generally will not be subject to U.S. federal income tax.

Basis of Accounting – The preparation of the balance sheet and related notes of the Company are prepared on the accrual basis of accounting in conformity with accounting principles generally accepted in the United States which requires management to make estimates and assumptions that affect the amounts reported in the balance sheet and accompanying notes. Actual results could materially differ from those estimates.

Cash and Cash Equivalents - As of April 16, 2018, our cash and cash equivalents consisted of cash held in an FDIC insured bank account. Cash equivalents are recorded at fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

Concentration of Credit Risk – The Company maintains its cash in bank accounts in amounts that may exceed federally insured limits at times. The Company has not experienced any losses in these accounts in the past, and management believes the Company is not exposed to significant credit risks as they periodically evaluate the strength of the financial institutions in which it deposits funds.

Income Taxes – The Company is a limited partnership and generally is not subject to federal or state income taxes. Accordingly, our taxable income or loss, which may vary substantially from income or loss reported for financial reporting purposes, will be included in the federal and state income tax returns of the Company’s members based upon their respective share of the Company’s income and expenses as reported for income tax purposes. Accordingly, no provision for income taxes is reflected in the accompanying financial statements. For the current tax year and for all major taxing jurisdictions, the Manager has concluded that the Company is a pass-through entity and there are no uncertain tax positions that would require recognition in the financial statements. If the Company were to incur an income tax liability in the future, interest on any income tax liability would be reported as interest expense and penalties on any income tax liability would be reported as income taxes. The Manager does not expect that its assessment regarding unrecognized tax positions will materially change over the next 12 months. However, the Manager’s conclusions regarding uncertain tax positions may be subject to review and adjustment at a later date based upon ongoing analyses of tax laws, regulations and interpretations thereof as well as other factors including but not limited to, questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions, compliance with U.S., State and foreign income tax laws, and changes in administrative practices and precedents of the relevant taxing authorities. Generally, Federal, State and Local authorities may examine the Company’s tax returns for three years from the date of filing.

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MASTERWORKS 001, LLC

NOTES TO BALANCE SHEET

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Investment in Artwork – Investment in artwork will consist of the Painting. Once purchased, the Painting will be recorded at cost, which is the purchase price the Company pays for the Painting from its affiliate, Masterworks Gallery, LLC. Artwork is determined to have an indefinite life. The Company will review the artwork for impairment in accordance with the requirements of ASC 360-10, Impairment and Disposal of Long-Lived Assets (“ASC 360”). Those requirements will require the Company to perform an impairment analysis whenever events or changes in circumstances indicate that the carrying amount of the artwork might not be recoverable, i.e., information indicates that an impairment might exist. In accordance with ASC 360, the Company will:

●	Consider whether indicators of impairment are present. Indicators or triggers of impairment management considers are: deteriorating physical condition of the artworks, trends in the art market, reputation of the artist, recent sales of other paintings by the artist and other events, circumstances or conditions that indicate impairment might exist;

●	If indicators are present, perform a recoverability test by comparing the estimated amount realizable upon sale of the artwork, to its carrying value; and

●	If the amount realizable upon sale of the artwork is deemed to be less than its carrying value, the Company would measure an impairment charge.

If it is determined that measurement of an impairment loss is necessary, the impairment loss would be calculated based on the difference between the carrying amount of the artwork and its estimated fair value. An impairment loss would be reported as a component of income from continuing operations before income taxes in the Company’s financial statements.

Revenue Recognition – The Company does not plan to generate revenue until the artwork is sold at some undetermined future date. At the time of sale, revenue will be recognized upon the sale’s effective date.

Expenses – The Company’s expenses are covered under the annual administrative services fee, which covers all normal operating costs of the Company. The annual administrative services fee is paid to Masterworks Administrative Services, LLC in additional membership interest and will be accounted for as a management fee expense and, after the five-year anniversary of the offering, anequity issuance in the Company’s financial statements. Organization and offering costs of the Company are being paid by the Manager and its affiliates on behalf of the Company. These organization and offering costs include all expenses relating to the formation of the Company and the qualification of the Offering, and the marketing and distribution of Class A shares, including, without limitation, expenses for printing, and amending offering statements or supplementing offering circulars, mailing and distributing costs, telephones, Internet and other telecommunications costs, all advertising and marketing expenses, charges of experts and fees, expenses and taxes related to the filing, registration and qualification of the sale of Class A shares under federal and state laws, including taxes and fees and accountants’ and attorneys’ fees. The Company is not required to reimburse the Manager for any of these costs.

2.	RISKS & UNCERTAINTIES

The Company is a new company and has no operating history to assess the future viability of its business model. The Company’s single asset is an investment in artwork which can decline in value or become worthless due to economic factors, trend in the art market, changes in the condition of the artwork among other factors.

Under various agreements, the Company has engaged or will engage the Manager to provide certain services that are essential to the Company such as storage, insurance, display, transport, SEC filings and compliance, transfer agent fees and other normal operating expenses. As a result of these relationships, the Company is dependent upon the Manager. In the event that the Manager is unable to provide the Company with the respective services, the Company would be required to find alternative providers of these services.

3.	SUBSEQUENT EVENTS

On June 8, 2018, the Company adopted an operating agreement which, among other things, memorializes the issuance to Masterworks Gallery, LLC, of 16,015 membership interests represented by common shares which represent 100% of the issued and outstanding membership interests in the Company, effective upon formation of the Company on March 28, 2018. During 2018, the Company anticipates filing Form 1-A with the SEC in order to qualify the offering and sale of 99,825 of its Class A shares, representing 80% of its membership interests, in a Tier 2 offering under Regulation A. The Company anticipates that the initial offering price per Class A share will be $20.00, thereby raising $1,996,500 of capital. With such capital, the Company intends to purchase the Painting from a related party at a purchase price of $1,815,000 and retain the balance of the proceeds to pay the Manager for administrative fees and expense reimbursements for the first five years following the closing of the offering. If the offering is not fully subscribed, the Company intends to issue Masterworks Gallery the unsold Class A shares as partial consideration for the Painting. Upon closing of the offering the Company intends to adopt an amended and restated operating agreement and shall issue 24,956 Class B shares to Masterworks upon conversion in full of its then existing 100% ownership interest in the Company.

Upon issuance, the Class A shares will represent membership interests having economic rights to the Company, with certain voting and approval rights. . The Class B shares shall have no voting rights, except as may be required by law, and shall represent a 20% “profits interest” in the Company’s fully diluted equity. The Class B shares will entitle the holder to 20% of the profit on sale of the Painting or the ability to convert such shares into Class A shares with a value at the time of conversion equal to 20% of the increase in value of our issued and outstanding Class A and Class B shares. Except for certain voting and approval rights of the Class A shares, the Manager will control all other matters in accordance with the amended and restated operating agreement.

Masterworks Gallery, LLC is the owner of the Painting and the owner holding the 100% membership interest of the Company as of the date of this balance sheet. Masterworks Administrative Services, LLC, is the company that will contractually provide administrative services to the Company. Masterworks Gallery, LLC and Masterworks Administrative Services, LLC are each wholly-owned and controlled by Masterworks.io, LLC and are thus considered to be related parties to the Company.

Upon issuance of the Class A shares, an administrative services agreement with the Manager will become effective. The expected annual administrative services fee will be will be funded from the proceeds of the offering for the first five years and via issuance of Class A shares to the Manager at a rate of 2% of the total Class A shares outstanding (excluding shares issuable upon conversion of Class B shares) per annum after the first five years and will be recorded as an administrative fee expense in the Company’s financial statements. The annual administrative services fee is anticipated to cover all normal operating costs of the Company, including storage, insurance, display, transport, SEC filings and compliance, transfer agent fees; other fees associated with the offering, and accounting. However, the Manager will charge the Company for any extraordinary costs and payments, which are expected to be defined as costs and payments associated with litigation, arbitration or judicial proceedings; material or extraordinary transactions related to a merger, third-party tender offer, or other similar transaction; selling the Painting. For any extraordinary costs incurred or payments made on behalf of the Company, the Company will show the expense on its statement of operations in the year of occurrence, as well as carry forward a due to related party liability on its balance sheet in perpetuity, until the Painting is sold and the resulting proceeds can be used to settle the liability to the Manager.

As part of the potential administrative services agreement, the Manager will be required to provide the Company with evidence and detail of the extraordinary costs for which it will be entitled to reimbursement. In addition, the Manager is required to obtain and maintain the necessary capital to fulfill its obligations under the administrative services agreement and to remain solvent. The Manager will report to the Company on a semi-annual basis its current and total assets, current and total liabilities, and total equity and the Company intends to include such amounts in its SEC reports.

F-4

MASTERWORKS 001, LLC

Best Efforts Offering of

$1,996,500 Maximum Offering Amount ( 99,825 Class A shares )

OFFERING CIRCULAR

F-5

PART III – EXHIBITS

Index to Exhibits

Exhibit
No.	Exhibit Description

2.1	Certificate of Formation of Masterworks 001, LLC filed with Delaware Secretary of State on March 28, 2018. *

2.2	Operating Agreement of Masterworks 001, LLC. * *

2.3	Amended and Restated Operating Agreement. **

4.1	Form of Subscription Agreement for Regulation A Offering.

6.1	Form of Purchase Agreement, between Masterworks Gallery, LLC and Masterworks 001, LLC.*

6.2	Transfer Agency and Service Agreement, dated XXXX XX, 2018, among Computershare, Inc., Computershare Trust Company, N.A. and Masterworks 001, LLC. **

6.3	Form of Administrative Services Agreement, dated XXXX XX, 2018, among Masterworks Administrative Services, LLC and Masterworks 001, LLC.*

10.1	Power of attorney (included on signature page of offering circular of Draft Offering Statement on Form 1-A (DOS), submitted on April 23, 2018).

11.1	Consent of Mayer Hoffman McCann, P.C.* *

11.2	Consent of Legal & Compliance, LLC (included in Exhibit 12.1)*.

12.1	Opinion of Legal & Compliance, LLC. *

13.1	Testing the Waters materials. *

* Filed herewith .

** To be filed by amendment.

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SIGNATURES

Pursuant to the requirements of Regulation A, the registrant has duly caused this Form 1-A to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on June 15 , 2018.

MASTERWORKS 001, LLC By: Masterworks Administrative Services, LLC, its manager

By:	/s/ Joshua B. Goldstein
Joshua B. Goldstein
Interim Chief Financial Officer, General Counsel and Secretary

Pursuant to the requirements of Regulation A, this Form 1-A has been signed by the following persons in the capacities indicated on June 15 , 2018.

Name	Title

*	Chief Executive Officer and Member of Board of Managers of Masterworks Administrative Services, LLC
Scott W. Lynn	(Principal Executive Officer)

/s/ Joshua B. Goldstein	Interim Chief Financial Officer , General Counsel, Secretary and Member of the Board of Managers of Masterworks Administrative
Joshua B. Goldstein	Services, LLC (Principal Financial Officer and Principal Accounting Officer)

*	Member of Board of Managers and Independent
Frank J. Cotroneo	Representative of Masterworks Administrative Services, LLC

*By:	/s/ Joshua B. Goldstein
Joshua B. Goldstein Attorney-in-fact

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